Exhibit 2.1

EXECUTION COPY

AGREEMENT OF SALE AND PURCHASE

between

THE TORONTO-DOMINION BANK

and

AMERITRADE HOLDING CORPORATION

dated as of June 22, 2005

i

INDEX OF DEFINED TERMS

Page
Acquisition	77
Acquisition Proposal	55
Additional Proposals	53
Additional Votes	54
Advisers Act	84
Affected Employees	59
Affiliate	84
Aggregate Debits	84
Agreement	1
Ameritrade	1
Ameritrade 401k Plan	62
Ameritrade Benefit Plans	40
Ameritrade Canada	2
Ameritrade Canada Purchase Agreement	2
Ameritrade Canadian Damages	79
Ameritrade Closing Date Balance Sheet	3
Ameritrade Disclosure Schedule	3
Ameritrade Facilities	35
Ameritrade Filings	37
Ameritrade International Benefit Plan	41
Ameritrade Leases	35
Ameritrade Permits	36
Ameritrade Pre-Closing Taxes	84
Ameritrade Preferred Stock	27
Ameritrade Recommendation	53
Ameritrade Required Votes	44
Ameritrade Restated Bylaws	84
Ameritrade Restated Charter	84
Ameritrade SEC Documents	31
Ameritrade Stock Issuance	84
Ameritrade Stock Option Plans	27
Ameritrade Stockholders’ Meeting	12
Antitrust Laws	58

Page
Banking Services	69
Benefit Plans	21
Business Day	84
Business Subsidiaries	84
Calculations	4
Canadian GAAP	84
Capital Markets Financial Statements	11
Cash Consideration	2
CCC	70
CCC Employees	70
Change in Ameritrade Recommendation	53
Claim Notice	81
Closing	6
Closing Date	6
Closing Date Balance Sheets	3
Closing Date Net Tangible Book Value	84
Code	20
Common Stock	1
Competition Filings	57
Confidentiality Agreement	55
control	84
CPA Firm	4
Damages	78
De Minimis Claim	79
DGCL	29
Divesture	58
Encumbrance	85
Environmental Laws	24
ERISA	21
ERISA Affiliate	21
Exchange Act	85
Exchange Consideration	2
Excluded Subsidiaries	85
Executive Officers	55
Existing Stockholders Agreement	30
FDIC	85
Fed Funds Rate	5
Final Statement	5
Focus Report	85
GAAP	85
Governmental Authority	10
Group	85
Hazardous Materials	24
HSR Act	10
Indemnified Ameritrade Entities	78
Indemnified Entity	81

v

Page
Indemnified TD Entities	80
Indemnifying Party	81
Injunction	72
Intellectual Property	16
Investment Company Act	85
knowledge	85
Litigation	19
Master Services Agreement	63
Material Adverse Effect	85
Money Market Deposit Account Agreement	2
MZ Agreement	28
NASD	86
NASDAQ	86
Net Capital Rule	86
NISC Financial Statements	11
NYSE	86
Original Services Agreement	69
Other Assets	66
Ownership Percentage	86
Person	86
Post Tender Ownership Percentage	86
Pre-Closing Tax Period	67
R Parties	1
Registration Rights Agreement	1
Reorganization	1
Reorganization Gain Amount	66
Reorganization Report	66
Reorganization Tax Liability	67
Representatives	54
Requisite Regulatory Approvals	72
Returns	20
Sarbanes-Oxley Act	86
SEC	86
SEC Proxy Statement	10
Securities Act	86
Services Agreement	2
Share Purchase	1
Significant Subsidiaries	55
SLP Parties	1
Special Committee	86
Special Dividend	50
Special Dividend Indebtedness	86
Stockholders Agreement	1
Straddle Period	67
Subsidiary	87
Superior Proposal	55

Page
TA Parties	1
Targeted Closing Date Net Tangible Book Value	87
Targeted Net Capital	87
Tax	87
Tax Arbitrator	68
Tax Notice	68
Taxing Authority	87
TD	1
TD Acquisition Proposal	69
TD Canadian Damages	80
TD Disclosure Schedule	3
TD Objection	4
Tender Offer	2
Termination Payment	76
Third Party	81
Third Party Approval	10
Threshold	79
Trademark License Agreement	2
Transaction Agreements	88
Transaction Expenses	76
Transfer Taxes	69
Transition Period	59
Triggering Event	75
Valuation Report	66
Violation	10
Voting Agreement	1
Voting Debt	8
WARN	62
Waterhouse	1
Waterhouse 2003 Financial Statements	11
Waterhouse 2004 Financial Statements	11
Waterhouse 2005 and 2006 Bonus Program	61
Waterhouse 401k Plan	62
Waterhouse Benefit Plans	21
Waterhouse Business Financial Statements	12
Waterhouse Canada	1
Waterhouse Closing Date Balance Sheet	3
Waterhouse Common Stock	88
Waterhouse Facilities	15
Waterhouse Filings	17
Waterhouse Financial Statements	12
Waterhouse International Benefit Plan	22
Waterhouse Investor Services Financial Statements	11
Waterhouse Leases	15
Waterhouse Permits	17
Waterhouse Pre-Closing Taxes	88

Page
Waterhouse Quarterly Financial Statements	11
Waterhouse Severance Plan	88
Waterhouse Tangible Net Worth	88

Exhibits
Exhibit A — Stockholders Agreement
Exhibit B — Amended and Restated Registration Rights Agreement
Exhibit C — Voting Agreement
Exhibit D — Ameritrade Canada Purchase Agreement
Exhibit E — Form of Trademark License Agreement
Exhibit F — Form of Amended and Restated Bylaws of TD Ameritrade Holding Corporation
Exhibit G — Form of Amended and Restated Certificate of Incorporation of Ameritrade Holding Corporation
Exhibit H –– Form of Money Market Deposit Account Agreement
Exhibit I –– Form of Services Agreement

AGREEMENT OF SALE AND PURCHASE

          THIS AGREEMENT OF SALE AND PURCHASE (as amended, supplemented, restated or otherwise modified from time to time, this “Agreement”) is entered into as of June 22, 2005 between The Toronto-Dominion Bank, a Canadian chartered bank (“TD”), and Ameritrade Holding Corporation, a Delaware corporation (“Ameritrade”).

RECITALS

          WHEREAS, as of the date hereof, TD is the beneficial and record owner of all of the issued and outstanding shares of Class A common stock, par value $0.01 per share of TD Waterhouse Group, Inc., a Delaware corporation (“Waterhouse”), which shares may be exchanged for a new class of common stock of Waterhouse and/or transferred to a wholly-owned Subsidiary of TD in connection with the Reorganization described below;

          WHEREAS, the Board of Directors of each of Ameritrade and TD has approved and declared advisable this Agreement and has determined that it is in the best interests of the stockholders of such corporation to consummate the transactions provided for herein in which, among other things, Ameritrade shall purchase from TD all of the capital stock of Waterhouse (the “Share Purchase”) and TD will receive, in consideration for all of the capital stock of Waterhouse, a number of shares of common stock, par value $0.01 per share, of Ameritrade (the “Common Stock”) as specified in this Agreement;

          WHEREAS, prior to or concurrent with the completion of the Share Purchase, Waterhouse will complete the steps set forth in Section 5.14 of the TD Disclosure Schedule (the “Reorganization”);

          WHEREAS, in connection with the transactions contemplated hereby, (i) Ameritrade, TD, J. Joe Ricketts and the related parties whose names are set forth on the signature pages of the Stockholders Agreement referred to below (collectively, together with J. Joe Ricketts, the “R Parties”) are entering into a stockholders agreement in the form attached as Exhibit A hereto (as amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), which, in part, is effective as of the date hereof and, in part, will become effective as of the Closing; (ii) Ameritrade, TD, the R Parties and the stockholders identified therein as the “SLP Parties” and the “TA Parties” are entering into an amended and restated registration rights agreement in the form attached as Exhibit B hereto (as amended, supplemented, restated or otherwise modified from time to time, the “Registration Rights Agreement”), which will become effective as of the Closing; (iii) TD, the R Parties, the SLP Parties and the TA Parties are entering into a voting agreement in the form attached as Exhibit C hereto (as amended, supplemented, restated or otherwise modified from time to time, the “Voting Agreement”) relating to, among other things, the agreement by the R Parties, the SLP Parties and the TA Parties to vote the shares of Common Stock held by them in favor of the approval of the Ameritrade Stock Issuance, the Ameritrade Restated Charter and any Additional Proposals; (iv) Ameritrade, TD, Datek Online Holdings Corp. and TD Waterhouse Canada Inc. (“Waterhouse Canada”) are entering into a stock purchase agreement in the form attached as Exhibit D hereto relating to the purchase by TD of the capital stock of Ameritrade Canada, Inc., an Ontario corporation (“Ameritrade Canada”) (as amended, supplemented, restated or otherwise modified from time to time, the “Ameritrade Canada Purchase Agreement”); (v) Ameritrade and TD are entering into a trademark license agreement in the form attached as Exhibit E hereto (as amended, supplemented, restated or otherwise modified from time to time, the “Trademark License Agreement”) which will become effective as of the Closing, relating to the use by Ameritrade of certain trademarks owned by TD; (vi) TD Waterhouse Bank, N.A., TD Waterhouse Investor Services, Inc., National Investor Services Corp., TD and Ameritrade shall enter into a Money Market Deposit Account Agreement substantially in the form attached as Exhibit H hereto (as amended, supplemented, restated or otherwise modified from time to time, the “Money Market Deposit Account Agreement”) on the Closing Date; and (vii) Ameritrade, TD Asset Management USA Inc., TD Waterhouse Investor Services, Inc. and National Investor Services Corp. shall enter into a mutual fund services agreement substantially in the form attached as Exhibit I hereto (as amended, supplemented, restated or otherwise modified from time to time, the “Services Agreement”) on the Closing Date;

          WHEREAS, it is contemplated that prior to the Closing, Ameritrade will declare and pay, subject to the terms and conditions of this Agreement, a one-time special cash dividend in respect of the Common Stock; and

          WHEREAS, following the Closing, TD (and J. Joe Ricketts, if he elects to participate) will commence a tender offer pursuant to which TD (and J. Joe Ricketts, if he elects to participate) will offer to acquire additional shares of Common Stock, as provided in the Stockholders Agreement (the “Tender Offer”).

          NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE PURCHASE AND SALE

          SECTION 1.1. General. On the terms and subject to the conditions set forth in this Agreement, at the Closing, TD shall sell, assign, transfer, convey and deliver to Ameritrade, and Ameritrade shall purchase from TD, all of the then-outstanding shares of Waterhouse Common Stock, representing all of the capital stock of Waterhouse.

          SECTION 1.2. Share Exchange. In exchange for the shares of Waterhouse Common Stock transferred to Ameritrade at the Closing, Ameritrade shall, at the Closing, (i) issue and deliver to TD 193,600,000 validly issued, fully paid and non-assessable shares of Common Stock (the “Exchange Consideration”) and (ii) pay to TD, by bank check or wire transfer to an account designated by TD at least two Business Days prior to the Closing, cash in the amount of $20,000 (the “Cash Consideration”); provided, however, that if at any time between the date of this Agreement and the Closing Ameritrade shall pay a dividend in shares of Common Stock, subdivide, split or combine the then-outstanding shares of Common Stock or issue additional shares of Common Stock by reclassification of its shares of Common Stock, then the number of shares of Common Stock constituting the Exchange Consideration shall be the product of (x) the number of shares of Common Stock constituting the Exchange Consideration immediately prior to the occurrence of such event multiplied by (y) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after, and the denominator of which shall be the number of such shares of Common Stock outstanding immediately before, the occurrence of such event, and the resulting product shall from and after the date of such event be the Exchange Consideration, subject to further adjustment in accordance with this sentence in the event of any subsequent such dividend, subdivision, split, combination or reclassification.

          SECTION 1.3. Closing Date Capital Adjustment.

          (a) Within 60 days after the Closing Date, Ameritrade will prepare and deliver to TD the information set forth in clauses (i) and (ii) below:

     (i) for Waterhouse and the Business Subsidiaries, a consolidated balance sheet as of the Closing Date (the “Waterhouse Closing Date Balance Sheet”). The Waterhouse Closing Date Balance Sheet shall (A) be prepared in accordance with GAAP (subject to the exceptions described below and in Section 1.3(a)(i)(A) of the disclosure schedule delivered by TD to Ameritrade concurrently with the execution and delivery of this Agreement (the “TD Disclosure Schedule”)), applied on a basis consistent with the preparation of the Waterhouse 2004 Financial Statements, (B) reflect the Reorganization, (C) reflect the accruals set forth in Section 1.3(a)(i)(C) of the TD Disclosure Schedule and (D) be accompanied by a statement showing Waterhouse’s Closing Date Net Tangible Book Value and Targeted Closing Date Net Tangible Book Value, in each case based on the Waterhouse Closing Date Balance Sheet. TD will assist and cooperate with Ameritrade in the preparation of the Waterhouse Closing Date Balance Sheet, including by providing Ameritrade with reasonable access to any relevant personnel, books and records related to Waterhouse and the Business Subsidiaries that are in TD’s possession.

     (ii) for Ameritrade and its Subsidiaries, a consolidated balance sheet as of the Closing Date (the “Ameritrade Closing Date Balance Sheet” and, together with the Waterhouse Closing Date Balance Sheet, the “Closing Date Balance Sheets”). The Ameritrade Closing Date Balance Sheet shall (A) be prepared in accordance with GAAP (subject to the exceptions described below and in Section 1.3(a)(ii)(A) of the disclosure schedule delivered by Ameritrade to TD concurrently with the execution and delivery of this Agreement (the “Ameritrade Disclosure Schedule”)), applied on a basis consistent with the preparation of the most recent audited financial statements of Ameritrade included in the Ameritrade SEC Documents filed with the SEC prior to the date of this Agreement, (B) reflect the payment or accrual of any Special Dividend (including any Special Dividend with a record date prior to the Closing that will be paid following the Closing) up to an amount equal to the product of $1.00 and the aggregate number of shares of Common Stock actually outstanding as of the record date of any such Special Dividend (and not reflect the payment of any portion of the Special Dividend in excess of such amount), (C)

not reflect any Special Dividend Indebtedness (or any proceeds received therefrom), except to the extent such Special Dividend Indebtedness exceeds an amount equal to the product of $4.00 and the aggregate number of shares of Common Stock actually outstanding as of the record date of the Special Dividend, in which case the amount of such excess shall be reflected (but such amount shall in no event duplicate any accrual already reflected in (B) above), (D) reflect the adjustments set forth on Section 1.3(a)(ii)(D) of the Ameritrade Disclosure Schedule and (E) be accompanied by a statement showing Ameritrade’s Closing Date Net Tangible Book Value and Targeted Closing Date Net Tangible Book Value, in each case based on the Ameritrade Closing Date Balance Sheet. The calculations of Ameritrade’s and Waterhouse’s respective Closing Date Net Tangible Book Values and Targeted Closing Date Net Tangible Book Values which accompany the Closing Date Balance Sheets are referred to collectively herein as the “Calculations.”

          (b) Following the delivery by Ameritrade to TD of the Closing Date Balance Sheets and the Calculations, TD shall have a period of 30 days in which to review the Closing Date Balance Sheets and the Calculations. TD and its accountants shall be provided with reasonable access to the work papers of Ameritrade and its accountants and to the books and records of Ameritrade and its Subsidiaries and Waterhouse and the Business Subsidiaries in connection with such review. In the event that TD determines that either of the Closing Date Balance Sheets and/or any of the Calculations have not been prepared in compliance with the applicable requirements of Section 1.3(a) (taking into account (i) the various enumerated items in Section 1.3(a)(i)(A) through (C), in the case of the Waterhouse Closing Date Balance Sheet, (ii) the various enumerated items in Section 1.3(a)(ii)(A) through (D), in the case of the Ameritrade’s Closing Date Balance Sheet, and (iii) the defined terms contained therein), TD shall, on or before the last day of such 30-day period, inform Ameritrade in writing of such determination (the “TD Objection”), setting forth in reasonable detail a specific description of the basis of the TD Objection, the adjustments to the applicable Closing Date Balance Sheets which TD believes should be made, and, if different from Ameritrade’s calculation thereof, TD’s calculation of the Calculations, and TD shall be deemed to have accepted any items not specifically disputed in the TD Objection. Failure to so notify Ameritrade shall constitute acceptance and approval of Ameritrade’s preparation of the Closing Date Balance Sheets and the Calculations.

          (c) Ameritrade shall then have 30 days following the date it receives the TD Objection to review and respond to the TD Objection, during which period Ameritrade and TD shall negotiate in good faith to resolve the TD Objection. If Ameritrade and TD are unable to resolve all of their disagreements with respect to the determination of the foregoing items by the 30th day following the date on which Ameritrade receives the TD Objection, after having used their good faith efforts to reach a resolution, then TD and Ameritrade shall each submit the name of an accounting firm that is nationally recognized in the United States (other than the current independent auditors of either TD or Ameritrade), and Ameritrade and TD shall mutually select one firm from these two firms (such selected firm, the “CPA Firm”), who shall, acting as experts in accounting, determine on a basis consistent with the applicable requirements of Section 1.3(a) (taking into account (i) the various enumerated items in Section 1.3(a)(i)(A)

through (C), in the case of the Waterhouse Closing Date Balance Sheet, (ii) the various enumerated items in Section 1.3(a)(ii)(A) through (D), in the case of the Ameritrade Closing Date Balance Sheet, and (iii) in each case the applicable defined terms contained in Section 1.3(a)), and only with respect to the specific remaining accounting-related differences so submitted, whether and to what extent either of the Closing Date Balance Sheets and/or any of the Calculations require adjustment. Each of TD and Ameritrade shall, and shall cause their respective Affiliates and representatives to, provide full cooperation to the CPA Firm. Ameritrade and TD shall request the CPA Firm to use all reasonable efforts to render its determination within 45 days following submission of such matters to the CPA Firm. The CPA Firm’s determination shall be conclusive and binding upon Ameritrade and TD and shall be deemed a final arbitration award that is enforceable pursuant to the Federal Arbitration Act, 9 U.S.C. Sec. 1 et seq. Ameritrade and TD shall make reasonably available to the CPA Firm all relevant books and records, any work papers (including those of the parties’ respective accountants, to the extent applicable) and supporting documentation relating to the Closing Date Balance Sheets and the Calculations, and all other items reasonably requested by the CPA Firm. The “Final Statement” of each of Waterhouse and Ameritrade shall mean, with respect to Waterhouse, the Waterhouse Closing Date Balance Sheet and the calculations of Waterhouse’s Closing Date Net Tangible Book Value and Targeted Closing Date Net Tangible Book Value, and with respect to Ameritrade, the Ameritrade Closing Date Balance Sheet and the calculations of Ameritrade’s Closing Date Net Tangible Book Value and Targeted Closing Date Net Tangible Book Value, in each case (i) as submitted by Ameritrade pursuant to Section 1.3(a) in the event that (A) no TD Objection is delivered to Ameritrade during the initial 30-day period specified above or (B) Ameritrade and TD so agree, (ii) as adjusted in accordance with the TD Objection, in the event that (A) Ameritrade does not respond to the TD Objection during the 30-day period specified above following receipt by Ameritrade of the TD Objection or (B) Ameritrade and TD so agree, (iii) as adjusted in accordance with the agreement of Ameritrade and TD, if Ameritrade and TD so agree during the 30-day period following receipt by Ameritrade of the TD Objection, or (iv) as adjusted by the CPA Firm, if it has been submitted to the CPA Firm for review, together with any other modifications to the applicable Closing Date Balance Sheet or Calculations agreed upon by Ameritrade and TD. All fees and expenses of the CPA Firm shall be shared equally by Ameritrade and TD.

          (d) If Waterhouse’s Closing Date Net Tangible Book Value, as set forth in Waterhouse’s Final Statement, is less than its Targeted Closing Date Net Tangible Book Value, TD shall pay to Ameritrade as a contribution to capital an amount in cash equal to the sum of (i) the excess of Waterhouse’s Targeted Closing Date Net Tangible Book Value over its Closing Date Net Tangible Book Value, each as set forth in Waterhouse’s Final Statement, plus (ii) an amount calculated as if interest were payable on the amount paid under clause (i), computed at the daily effective Fed funds rate as published by the Federal Reserve (based on a 365-day year) (the “Fed Funds Rate”) for the period from the Closing Date to but excluding the date of such payment, in immediately available funds no later than the sixtieth (60th) day following the date on which Waterhouse’s Final Statement is determined pursuant to Section 1.3(c) above. If Waterhouse’s Closing Date Net Tangible Book Value, as set forth in Waterhouse’s Final Statement, is greater than its Targeted Closing Date Net Tangible Book Value, Ameritrade shall pay TD an amount in cash as additional consideration equal to the sum of (x) the excess of Waterhouse’s Closing Date Net Tangible Book Value over its Targeted Closing Date Net Tangible Book Value, as set forth in Waterhouse’s Final Statement, plus (y) an amount calculated as if interest were payable on the amount paid under clause (x), computed at the Fed Funds Rate for the period from the Closing Date to but excluding the date of such payment, in immediately available funds no later than the sixtieth (60th) day following the date on which Waterhouse’s Final Statement is determined pursuant to Section 1.3(c) above.

          (e) If Ameritrade’s Closing Date Net Tangible Book Value, as set forth in Ameritrade’s Final Statement, is less than its Targeted Closing Date Net Tangible Book Value, Ameritrade shall pay to TD an amount in cash as additional consideration equal to the sum of (i) (x) the quotient of (A) the excess of Ameritrade’s Targeted Closing Date Net Tangible Book Value over its Closing Date Net Tangible Book Value, each as set forth in Ameritrade’s Final Statement, divided by (B) 1 minus TD’s Ownership Percentage (expressed as a decimal) minus (y) the excess amount described in clause (A) above plus (ii) an amount calculated as if interest were payable on the amount paid under clause (i), computed at the Fed Funds Rate for the period from the Closing Date to but excluding the date of such payment, in immediately available funds no later than the sixtieth (60th) day following the date on which Ameritrade’s Final Statement is determined pursuant to Section 1.3(c) above. If Ameritrade’s Closing Date Net Tangible Book Value, as set forth in Ameritrade’s Final Statement, is greater than its Targeted Closing Date Net Tangible Book Value, TD shall pay to Ameritrade as a capital contribution an amount in cash equal to the sum of (I)(x) the quotient of (aa) the excess of Ameritrade’s Closing Date Net Tangible Book Value over its Targeted Closing Date Net Tangible Book Value, as set forth in Ameritrade’s Final Statement, divided by (bb) 1 minus the Ownership Percentage (expressed as a decimal) minus (y) the excess amount described in clause (aa) above plus (II) an amount calculated as if interest were payable on the amount paid under clause (I), computed at the Fed Funds Rate for the period from the Closing Date to but excluding the date of such payment, in immediately available funds no later than the sixtieth (60th) day following the date on which Ameritrade’s Final Statement is determined pursuant to Section 1.3(c) above.

          (f) TD shall use commercially reasonable efforts to maintain (i) net capital (which amount is set forth in Box 3750 of the applicable Focus Report) of each of the Business Subsidiaries in excess of each such Business Subsidiary’s respective Targeted Net Capital and (ii) Waterhouse Tangible Net Worth in excess of zero. Ameritrade shall use commercially reasonable efforts to maintain the net capital (which amount is set forth in Box 3750 of the applicable Focus Report) of each Subsidiary that is a registered broker-dealer in excess of its respective Targeted Net Capital.

ARTICLE II

CLOSING PROCEDURES

          SECTION 2.1. Closing. The closing of the Share Purchase (the “Closing”) shall take place on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions which by their terms are to be satisfied at Closing), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 12 East 49th Street, New York, New York 10017-8203, or at such other time or place as TD and Ameritrade may mutually agree (the “Closing Date”).

          SECTION 2.2. Deliverables.

          (a) At the Closing, Ameritrade shall deliver or cause to be delivered to TD the following:

     (i) certificates, registered in such name or names as TD may reasonably request, evidencing the shares of Common Stock to be issued to TD at the Closing, free and clear of any Encumbrances;

     (ii) the Cash Consideration;

     (iii) the certificates contemplated by Section 6.3; and

     (iv) all other documents required to be delivered by Ameritrade on or prior to the Closing Date pursuant to this Agreement, including the Money Market Deposit Account Agreement and the Services Agreement.

          (b) At the Closing, TD shall deliver or cause to be delivered to Ameritrade the following:

     (i) the stock certificates representing all the issued and outstanding shares of Waterhouse Common Stock, with appropriate stock powers duly endorsed in blank or accompanied by other duly executed instruments of transfer, and with all required stock transfer tax stamps affixed thereto and cancelled, free and clear of all Encumbrances;

     (ii) the certificates contemplated by Section 6.2; and

     (iii) all other documents required to be delivered by TD on or prior to the Closing Date pursuant to this Agreement, including the Money Market Deposit Account Agreement and the Services Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TD

          TD hereby represents and warrants to Ameritrade as follows:

          SECTION 3.1. Organization, Good Standing and Qualification. Waterhouse is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of the Business Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of Waterhouse and each of the Business Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Waterhouse. The certificate of incorporation and bylaws of Waterhouse and the Business

Subsidiaries, copies of which were previously made available to Ameritrade, are true, complete and correct as in effect on the date of this Agreement.

          SECTION 3.2. Capitalization; Voting Rights. (a) As of the date of this Agreement, the authorized capital stock of Waterhouse consists, and as of the Closing Date (except as contemplated by the Reorganization), the authorized capital stock of Waterhouse will consist, of 355,000,000 shares of Waterhouse Common Stock, of which there are 352,944,959.4 shares outstanding, and 18,000,000 shares of Class B Common stock, par value $0.01 per share, of which there are no shares outstanding. All of the outstanding shares of Waterhouse Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. All of the shares of Waterhouse Common Stock issued and outstanding as of the date of this Agreement are owned by TD, free and clear of any Encumbrance.

          (b) Except as set forth in Section 3.2(b) of the TD Disclosure Schedule and except for the exchangeable preference shares of Waterhouse Canada, which, prior to or concurrent with the Closing, TD shall cause to be cancelled or reorganized so as to no longer be exchangeable into shares of capital stock of Waterhouse or any of the Business Subsidiaries, or rights to acquire shares of capital stock of Waterhouse or any of the Business Subsidiaries, (i) there are no options, phantom stock, stock appreciation rights, warrants, calls, rights, commitments or agreements of any character to which Waterhouse or any of the Business Subsidiaries is a party or by which any of the foregoing are bound obligating Waterhouse or any of the Business Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Waterhouse or any of the Business Subsidiaries or obligating Waterhouse or any of the Business Subsidiaries to grant, extend or enter into any such option, phantom stock, stock appreciation rights, warrant, call, right, commitment or agreement, (ii) there are no outstanding contractual obligations of Waterhouse or any of the Business Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Waterhouse or any of the Business Subsidiaries and (iii) there are no outstanding securities of any kind convertible into or exchangeable or exercisable for the capital stock of Waterhouse or any of its Subsidiaries.

          (c) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote (“Voting Debt”) of Waterhouse or any of the Business Subsidiaries are outstanding.

          SECTION 3.3. Subsidiaries. Waterhouse owns, directly or indirectly, beneficially and of record 100% of the issued and outstanding shares of capital stock of each Business Subsidiary. All of the shares of capital stock of each of the Business Subsidiaries of Waterhouse have been duly authorized and validly issued and are fully paid and nonassessable and are owned by Waterhouse free and clear of any Encumbrance except as otherwise disclosed in Section 3.3 of the TD Disclosure Schedule. Except for the Business Subsidiaries and, as of the date of this Agreement, the Excluded Subsidiaries, Waterhouse does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person for its own account. After giving effect to the Reorganization, Waterhouse will not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person for its own account other than the Business Subsidiaries.

          SECTION 3.4. Authorization; Binding Obligations. (a) TD has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Transaction Agreements to which it is or will be a party, and each Subsidiary of TD that is or will be a party to any Transaction Agreement has all requisite corporate power and authority to execute, deliver and perform its obligations under each such Transaction Agreement. The execution, delivery and performance by TD of this Agreement and each of the Transaction Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of TD and no other corporate actions by TD are necessary for the execution, delivery and performance by TD of this Agreement and each of the Transaction Agreements to which it is or will be a party and the consummation by TD of the transactions contemplated hereby and thereby. The execution, delivery and performance by each Subsidiary of TD of each of the Transaction Agreements to which it is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of each such Subsidiary and no other corporate actions by such Subsidiary is necessary for the execution, delivery and performance by such Subsidiary of each such Transaction Agreement and the consummation by such Subsidiary of the transactions contemplated thereby.

          (b) The Board of Directors of TD, at a meeting duly called and held, duly adopted resolutions approving this Agreement, each of the Transaction Agreements, the Share Purchase and the other transactions contemplated hereby and thereby.

          (c) This Agreement has been duly executed and delivered by TD and (assuming due authorization, execution and delivery by Ameritrade) constitutes a valid and binding obligation of TD enforceable against TD in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.

          (d) Each of the Transaction Agreements to be entered into on the date hereof has been, and each of the Transaction Agreements to be entered into after the date hereof, upon such entry will be, duly executed and delivered by TD (and/or the applicable Subsidiary or Subsidiaries of TD party thereto) and (assuming due authorization, execution and delivery thereof by the other parties thereto) constitutes a valid and binding obligation of TD (and/or the applicable Subsidiary or Subsidiaries of TD party thereto), enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditors’ rights generally and by general equitable principles.

          SECTION 3.5. No Conflict. (a) Except as set forth in Section 3.5(a) of the TD Disclosure Schedule, the execution and delivery by TD of this Agreement, the execution and delivery by TD (and/or the applicable Subsidiary of TD party thereto) of each of the Transaction Agreements to which it is or will be a party does not, and the consummation by TD and/or each such Subsidiary of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both)

under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of any Encumbrance on any assets of Waterhouse or the Business Subsidiaries (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, (i) any provision of the charter, certificate of incorporation or bylaws or comparable organizational documents of TD, Waterhouse or any of the Business Subsidiaries, (ii) except as to which requisite waivers or consents have been obtained, and except for the consents and approvals required under the agreements and instruments listed in Section 3.5(a) of the TD Disclosure Schedule, any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation or instrument to which Waterhouse or any Business Subsidiary is a party or by which any of their respective properties or assets may be bound, or (iii) any law, permit, concession, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation applicable to Waterhouse or any Business Subsidiary or their respective properties or assets, assuming the consents, approvals, authorizations or permits and filings or notifications set forth in Section 3.5(a) of the TD Disclosure Schedule and paragraph (b) below are duly and timely obtained or made; other than a Violation, in the case of clauses (ii) and (iii), which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse. Section 3.5(a) of the TD Disclosure Schedule lists all loan or credit agreements, notes, mortgages, indentures, leases or other agreements, obligations or instruments (other than the contracts and other agreements set forth in Section 3.8(a) of the TD Disclosure Schedule) to which Waterhouse or any Business Subsidiary is a party, or by which any of their respective properties or assets may be bound, which require the consent, waiver or approval of a party thereto (other than Waterhouse or a Business Subsidiary) in connection with the execution and delivery by TD of this Agreement or the Transaction Agreements and the consummation by it of the transactions contemplated hereby and thereby (including the Tender Offer), if the failure to obtain such consent, waiver or approval would be material to Waterhouse.

          (b) Except as set forth in Section 3.5(b) of the TD Disclosure Schedule, no consent, approval, order or authorization of, notice to, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, including any industry self-regulatory organization (a “Governmental Authority”) or with any Person other than a Governmental Authority (a “Third Party Approval”), is required by or with respect to TD, Waterhouse or any Business Subsidiary in connection with the execution and delivery by TD of this Agreement or any of the Transaction Agreements, or the consummation by TD of the transactions contemplated hereby and thereby (including the Tender Offer), except for (i) the filing by Ameritrade with the SEC of a proxy statement in definitive form relating to the meeting of Ameritrade’s stockholders to be held to approve the Ameritrade Stock Issuance, the Ameritrade Restated Charter and any Additional Proposal (the “SEC Proxy Statement”) and the filing with the SEC by TD of a Schedule TO and related documents with respect to the Tender Offer, (ii) notification by Ameritrade to NASDAQ of the proposed issuance of the Common Stock to TD constituting the Exchange Consideration, (iii) notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the expiration of applicable waiting periods thereunder, (iv) an application for an Advance Ruling Certificate or no-action letter to the Commissioner of Competition (Canada) and a pre-merger notification pursuant to the Competition Act (Canada) and the expiration of applicable waiting periods thereunder, (v) approval by the Minister of

Finance (Canada) and the Superintendent of Financial Institutions (Canada) under the Bank Act (Canada) of the transactions contemplated by this Agreement and the use by Ameritrade of the “TD” name as contemplated by the Trademark License Agreement, (vi) notices with and approvals from the NASD, NYSE and the Canadian securities regulatory authorities and the other industry self-regulatory agencies listed in Section 3.5(b) of the TD Disclosure Schedule, (vii) the filing of the Ameritrade Restated Charter with the Secretary of State of the State of Delaware by Ameritrade and (viii) such other approvals, consents and orders of, and filings, notices and registrations with, Governmental Authorities and Third Party Approvals the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse.

          SECTION 3.6. Financial Statements. (a) TD has delivered to Ameritrade a true, correct and complete copy of each of:

     (i) the audited consolidated balance sheet, statement of income, statement of retained earnings and statement of cash flow for Waterhouse as of October 31, 2003 and for the fiscal year then ended (the “Waterhouse 2003 Financial Statements”);

     (ii) the unaudited consolidated balance sheet and statement of income for Waterhouse (excluding Waterhouse Canada) as of October 31, 2004 and for the fiscal year then ended (the “Waterhouse 2004 Financial Statements”);

     (iii) the audited balance sheets, statements of income, statements of retained earnings and statements of cash flow for National Investor Services Corp. as of October 31, 2003 and October 31, 2004 and for the fiscal years then ended (the “NISC Financial Statements”);

     (iv) the audited balance sheets, statements of income, statements of retained earnings and statements of cash flow for TD Waterhouse Investor Services, Inc. as of October 31, 2003 and October 31, 2004 and for the fiscal years then ended (the “Waterhouse Investor Services Financial Statements”);

     (v) the audited balance sheets, statements of income, statements of retained earnings and statements of cash flow for TD Waterhouse Capital Markets, Inc. as of October 31, 2003 and October 31, 2004 and for the fiscal years then ended (the “Capital Markets Financial Statements”);

     (vi) the unaudited consolidated statements of income for Waterhouse and the Business Subsidiaries (excluding all Excluded Subsidiaries) for each of the six calendar quarters beginning with the calendar quarter ended December 31, 2003 through the calendar quarter ended March 31, 2005 (the “Waterhouse Quarterly Financial Statements”); and

     (vii) the unaudited consolidated statement of income for Waterhouse and the Business Subsidiaries (excluding all Excluded Subsidiaries) as of April 30, 2005 and for the 12 months then ended and the unaudited consolidated balance sheet for Waterhouse and the Business Subsidiaries (excluding all Excluded Subsidiaries) as of April 30, 2005

(the “Waterhouse Business Financial Statements” and together with the financial statements described in clauses (i) through (vi) above, the “Waterhouse Financial Statements”).

          (b) (i) The Waterhouse Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or in Section 3.6(b) of the TD Disclosure Schedule).

     (ii) The Waterhouse 2003 Financial Statements fairly present in all material respects the consolidated financial condition and the results of operations of Waterhouse and its consolidated Subsidiaries as the dates and for the period presented.

     (iii) The Waterhouse 2004 Financial Statements fairly present in all material respects the consolidated financial condition and the results of operations of Waterhouse and its consolidated Subsidiaries (excluding Waterhouse Canada) as of the dates and for the period presented, except that the Waterhouse 2004 Financial Statements do not include a statement of retained earnings or a statement of cash flow.

     (iv) The NISC Financial Statements, the Waterhouse Investor Services Financial Statements and the Capital Markets Financial Statements fairly present in all material respects the financial condition and the results of operations of the applicable Business Subsidiary as the dates and for the period presented.

     (v) The unaudited statements of income for Waterhouse included in the Waterhouse Quarterly Financial Statements fairly present in all material respects the results of operations of Waterhouse and the Business Subsidiaries (excluding all Excluded Subsidiaries) for the applicable periods presented, except that the Waterhouse Quarterly Financial Statements do not include a statement of retained earnings or a statement of cash flow.

     (vi) The Waterhouse Business Financial Statements fairly present in all material respects the consolidated financial condition and the results of operations of Waterhouse and the Business Subsidiaries (excluding all Excluded Subsidiaries) for the applicable periods presented, except that the Waterhouse Business Financial Statements do not include a statement of retained earnings or a statement of cash flow.

          (c) TD has made available to Ameritrade copies of all material documentation relating to the internal controls or other accounting practices of Waterhouse and each of the Business Subsidiaries with respect to their respective businesses.

          SECTION 3.7. Information Supplied. None of the information supplied or to be supplied by TD expressly for inclusion in the SEC Proxy Statement will, at the date of mailing to stockholders of Ameritrade and at the time of the meeting of stockholders of Ameritrade (the “Ameritrade Stockholders’ Meeting”) to be held in connection with obtaining the Ameritrade Required Votes (as defined in Section 4.22) and any Additional Votes (as defined in Section 5.3(b)), (i) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) at the time and in the light of the circumstances under which it is made, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the Ameritrade Stockholders’ Meeting which has become false or misleading.

          SECTION 3.8. Certain Agreements. (a) of the TD Disclosure Schedule sets forth a listing, as of the date hereof, of all of the following contracts and other agreements, oral or written, to which Waterhouse or any of the Business Subsidiaries is a party or by which Waterhouse or any of the Business Subsidiaries or any of their respective assets or properties is bound:

     (i) consulting agreements not terminable on notice of three months or less and involving the payment of more than $50,000 per annum;

     (ii) agreements with any employee at the level of senior vice president or above of Waterhouse or any of the Business Subsidiaries (A) providing any term of employment, (B) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Waterhouse of the nature contemplated by this Agreement (either alone or in connection with a termination of employment), or (C) providing severance benefits;

     (iii) contracts and other agreements for the sale or lease (other than where Waterhouse or any of the Business Subsidiaries is a lessor) of any assets or properties (other than in the ordinary course of business) or for the grant to any Person (other than to Waterhouse or any of the Business Subsidiaries) of any preferential rights to purchase any assets or properties;

     (iv) contracts and other agreements relating to the acquisition by Waterhouse or any of the Business Subsidiaries of any operating business or entity or any interest therein (other than acquisitions of securities for the account of or for sale to customers in the ordinary course of business);

     (v) material contracts and other agreements evidencing outstanding loans to, or guaranteeing any loans on behalf of, any employee or consultant of Waterhouse or any of the Business Subsidiaries (other than routine expense advances consistent with past practice and other than margin loans extended in the ordinary course of business consistent with past practice);

     (vi) contracts or other agreements under which Waterhouse or any of the Business Subsidiaries agrees to indemnify any party, other than in the ordinary course of business consistent with past practice, or to share a Tax liability of any party;

     (vii) (A) contracts and other agreements containing covenants restricting Waterhouse or any of the Business Subsidiaries from competing in any line of business or with any Person in any geographic area or requiring Waterhouse or any of the Business

Subsidiaries to engage in any line of business or binding Waterhouse or any of the Business Subsidiaries to any exclusive business arrangements or licenses, or which require the referral of any business or business opportunity or require Waterhouse or any of the Business Subsidiaries to make available business opportunities or products or services on a priority, equal or exclusive basis (including any “preferred provider” type contracts or other agreements for products and services offered by Waterhouse and the Business Subsidiaries to their customers) and (B) any agreements of such types that could apply to Ameritrade or any of its Affiliates after the Closing by reason of the Share Purchase and the consummation of the other transactions contemplated hereby and by the Transaction Agreements;

     (viii) any material contracts or other agreements under which Waterhouse or any of the Business Subsidiaries have outsourced, or have agreed to outsource, any of their products, services or employees;

     (ix) any material Intellectual Property licenses (as defined in Section 3.11(a)) to or from any Third Parties, and any joint development agreements;

     (x) any contracts or agreements governing joint ventures between Waterhouse or any Business Subsidiary and a third party;

     (xi) contracts or other agreements (other than contracts or other agreements in the ordinary course of business) relating to the borrowing of money by Waterhouse or any of the Business Subsidiaries, or the direct or indirect guaranty by Waterhouse or any of the Business Subsidiaries of any obligation for, or an agreement by Waterhouse or any of the Business Subsidiaries to service, the repayment of borrowed money, or any other contingent obligations of Waterhouse or any of the Business Subsidiaries in respect of indebtedness of any other Person; and

     (xii) any other material contract or other agreement whether or not made in the ordinary course of business, including any contract that would be required to be filed by Waterhouse pursuant to Item 601(b)(10) of Regulation S-K of the SEC were it subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

               (b) There have been delivered or made available to Ameritrade true and complete copies of all of the contracts and other agreements set forth in Section 3.8(a) of the TD Disclosure Schedule. Except as set forth in Section 3.8(b) of the TD Disclosure Schedule, each such contract and other agreement is in full force and effect and constitutes a legal, valid, and binding obligation of Waterhouse or the Business Subsidiaries, as the case may be, and to the knowledge of TD, each other party thereto, enforceable in accordance with its terms. Neither Waterhouse nor any Business Subsidiary has received any notice, whether written or oral, of termination or intention to terminate from any other party to such contract or agreement. None of Waterhouse or any of the Business Subsidiaries or (to the knowledge of TD) any other party to any such contract or agreement is in violation or breach of or default under any such contract or agreement (or with notice or lapse of time or both, would be in violation or breach of or default under any such contract or agreement), which violation, breach, or default has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse.

          SECTION 3.9. Changes. Except as set forth in Section 3.9 of the TD Disclosure Schedule, since October 31, 2004, there has not been any change, or any event involving a prospective change, in the business, financial condition or results of operations of Waterhouse or any of the Business Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse. Except as set forth in Section 3.9 of the TD Disclosure Schedule and except for the transactions relating to the Reorganization, since April 30, 2005, Waterhouse and each of the Business Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and neither Waterhouse nor any of the Business Subsidiaries has taken any action or entered into any transaction, and no event has occurred, that would have required Ameritrade’s consent pursuant to Section 5.1 of this Agreement if such action had been taken, transaction entered into or event had occurred, in each case, after the date of this Agreement, nor has Waterhouse or any of the Business Subsidiaries entered into any agreement, plan or arrangement to do any of the foregoing.

          SECTION 3.10. Title to Properties and Assets; Liens, Condition, Etc. (a) Except as set forth in Section 3.10(a) of the TD Disclosure Schedule, Waterhouse or one of the Business Subsidiaries has good and marketable title to all the properties and assets reflected in the Waterhouse Financial Statements as being owned by Waterhouse or one of the Business Subsidiaries or acquired after the date thereof which are material to the business of Waterhouse and the Business Subsidiaries on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Encumbrances except (i) statutory Encumbrances for Taxes and other payments not yet due or which are being contested in good faith and for which adequate reserves have been provided, (ii) liens of tradesmen arising or incurred in the ordinary course of business, (iii) zoning, building, occupancy and similar governmental restrictions and (iv) covenants, easements, rights-of-way and other matters shown on public records, and such imperfections or irregularities of title, claims or Encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

          (b) Neither Waterhouse nor any of the Business Subsidiaries owns any real property. Section 3.10(b) of the TD Disclosure Schedule sets forth a list of all material real property currently leased, subleased or licensed by or from Waterhouse or any of the Business Subsidiaries or otherwise used or occupied by Waterhouse or any of the Business Subsidiaries (the “Waterhouse Facilities”). TD has made available to Ameritrade true, correct and complete copies of all leases, lease guaranties and subleases relating to the Waterhouse Facilities, including all amendments, terminations and modifications thereof (the “Waterhouse Leases”). Each such Waterhouse Lease is in full force and effect and constitutes a legal, valid and binding obligation of Waterhouse or the Business Subsidiaries, as the case may be, and to the knowledge of TD, each other party thereto, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditor’s rights’ generally and by general equitable principles. None of Waterhouse or any of the Business Subsidiaries or (to the knowledge of TD) any other party to such Waterhouse Lease, is in material violation or breach of or default under (or with notice or lapse of time or both, would be in violation or breach of or default under) any such Waterhouse Lease.

          SECTION 3.11 Intellectual Property. (a) Waterhouse and the Business Subsidiaries (i) own or have the valid right to use all the material intellectual property rights, including patents, inventions, technology, copyrights, software, know-how, trademarks, service marks, trade dress, trade names, logos, domain names, trade secrets, data and confidential information (the “Intellectual Property”) necessary or used in their businesses as currently conducted, and as currently planned to be conducted, in the case of owned Intellectual Property, free and clear of all Encumbrances (other than pursuant to licenses relating thereto), (ii) have taken reasonable actions to protect and maintain the validity and ownership of such Intellectual Property, and (iii) have not granted to any third party, by license or otherwise, any material right or interest in such Intellectual Property.

          (b) Section 3.11(b) of the TD Disclosure Schedule sets forth a list of all (i) patents, patent applications, registered trademarks or service marks and registered copyrights and domain names, and applications or licenses for registration thereof, that are owned by Waterhouse or the Business Subsidiaries (excluding, in the case of Waterhouse, any such applications, registrations and/or licenses used solely in connection with the business conducted by the Excluded Subsidiaries) and all such registrations are, to the knowledge of TD, valid and subsisting, and (ii) material software and technology owned by Waterhouse or the Business Subsidiaries (excluding, in the case of Waterhouse, any such software and technology used solely in connection with the business conducted by the Excluded Subsidiaries).

          (c) TD has made all reasonable efforts to secure the valid right to use the TD trademark, service mark, trade dress, trade name and logo in all jurisdictions in which TD currently conducts its business or plans to conduct its business. Except as set forth in Section 3.11(c) of the TD Disclosure Schedule, to the knowledge of TD, TD’s use of the TD trademark, service mark, trade dress, trade name and logo has not infringed upon, or otherwise come into conflict with, any Intellectual Property of any other Person. Except as set forth in Section 3.11(c) of the TD Disclosure Schedule, TD has not licensed or granted any third party any rights to the TD or WATERHOUSE trademarks, service marks, trade names or logos other than time-limited rights in the ordinary course of business, the use of which rights is always pursuant to a written license agreement and is strictly monitored and controlled.

          (d) To the knowledge of TD, neither Waterhouse nor any of the Business Subsidiaries, nor the operation of their business, has materially infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property or other proprietary information of any other Person or constituted unfair competition or trade practices of the laws of any jurisdiction except as set forth in Section 3.11(d) of the TD Disclosure Schedule. During the two years preceding the date of this Agreement except as set forth on Section 3.11(d) of the TD Disclosure Schedule, (i) neither Waterhouse nor any of the Business Subsidiaries has received any written material charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict (including any claim that Waterhouse or any Business Subsidiary must license or refrain from using any Intellectual Property or other proprietary information of any other Person), and (ii) neither Waterhouse nor any of the Business Subsidiaries is party to or the subject of any pending or, to the knowledge of TD, threatened, action before or by any Governmental Authority with respect to any such material infringement, misappropriation or conflict. To the knowledge of TD, no other Person has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property owned by, licensed to or otherwise used by Waterhouse or any of the Business Subsidiaries, except for any such infringement, misappropriation or other conflict that, individually or in the aggregate has not had and is not reasonably expected to have, individually or in the aggregate a Material Adverse Effect on Waterhouse.

          (e) Each of Waterhouse and the Business Subsidiaries has taken all reasonable and necessary steps to protect their material Intellectual Property and rights thereunder, and, to the knowledge of TD, no such rights to material Intellectual Property have been lost or are in jeopardy of being lost as a result of any act or omission by Waterhouse or any of the Business Subsidiaries.

          (f) To the knowledge of TD, no material software used in the business of Waterhouse or any of the Business Subsidiaries as currently conducted is, includes or is otherwise derivative of any software (i) for which the source code is in the public domain, or (ii) that includes “open source” code or is licensed pursuant to an “open source” license or under a similar licensing or distribution model.

          SECTION 3.12. Compliance with Laws and Other Instruments; Consents and Approvals. (a) Waterhouse and the Business Subsidiaries hold all permits, licenses, variances, exemptions, authorizations, registrations, consents, certificates, orders and approvals of all Governmental Authorities which are material to the operation of the businesses of Waterhouse and the Business Subsidiaries, taken as a whole (the “Waterhouse Permits”). Waterhouse and the Business Subsidiaries are in compliance in all material respects with the terms of the Waterhouse Permits. The businesses of Waterhouse and the Business Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Authority, except for possible violations which do not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse. Except as set forth in Section 3.12(a) of the TD Disclosure Schedule and except for routine examinations by federal or state Governmental Authorities charged with the supervision or regulation of securities brokers or investment advisors, to the knowledge of TD, (i) no investigation by any Governmental Authority with respect to Waterhouse or any of the Business Subsidiaries is pending or threatened, other than, in each case, those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse, and (ii) no proceedings by any such Governmental Authority are pending or threatened which seek to revoke or materially limit any of the Waterhouse Permits. Except as set forth in Section 3.12(a) of the TD Disclosure Schedule, there is no material unresolved criticism, violation or exception by any Governmental Authority with respect to any report, registration or other statement filed by, or relating to any examinations by any such Governmental Authority of, Waterhouse or any of the Business Subsidiaries.

          (b) Waterhouse and the Business Subsidiaries have timely filed all registrations, declarations, reports, notices, forms and other filings required to be filed with the SEC, NASD, NASDAQ, NYSE, any clearing agency or any other Governmental Authority, and all amendments or supplements to any of the foregoing (the “Waterhouse Filings”), except where any failure to file would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse. The Waterhouse Filings are in full force and effect and were prepared in all material respects in accordance with applicable law, and all material fees and assessments due and payable in connection therewith have been paid.

          (c) Waterhouse and the Business Subsidiaries and each of their respective officers and employees who are required to be registered, licensed or qualified as (x) a broker-dealer or (y) a registered principal, registered representative, investment adviser representative, futures commission merchant, insurance agent or salesperson with the SEC (or in equivalent capacities with the securities or insurance commission of any other Governmental Authority) are duly registered as such and such registrations are in full force and effect, or are in the process of being registered as such within the time periods required by applicable law, except, in the case of clause (y), for such failures to be so registered as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse. Waterhouse and the Business Subsidiaries and each of their respective officers and employees are in compliance with all applicable federal, state and foreign laws requiring any such registration, licensing or qualification, have filed all periodic reports required to be filed with respect thereto (and all such reports are accurate and complete in all material respects), and are not subject to any material liability or disability by reason of the failure to be so registered, licensed or qualified, except, in the case of such registrations, licensing or qualification, reports, liabilities or disabilities relating to the registrations described in clause (y) of the preceding sentence, for such failures to be so registered, licensed or qualified, failures with respect to such reports and such liabilities or disabilities as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse.

          (d) TD has delivered or made available to Ameritrade a true and complete copy of the currently effective Forms ADV and BD as filed with the SEC by each Business Subsidiary, all state and other federal registration forms, all reports and all material correspondence filed by Waterhouse and each Business Subsidiary with any Governmental Authority under the Exchange Act, the Investment Company Act, the Advisers Act and under similar state statutes within the last three years. TD shall deliver to Ameritrade true and complete copies of any such forms and reports as are filed by Waterhouse and each Business Subsidiary from and after the date hereof until the Closing. The information contained in such forms and reports was (or will be, in the case of any forms and reports filed after the date hereof) complete and accurate in all material respects as of the time of filing thereof.

          (e) Except as disclosed on Forms ADV or BD filed prior to the date of this Agreement, none of Waterhouse, any of the Business Subsidiaries or any of their directors, officers, employees, “associated persons” (as defined in the Exchange Act) or “affiliated persons” (as defined in the Investment Company Act) has been the subject of any disciplinary proceedings or orders of any Governmental Authority arising under applicable laws which would be required to be disclosed on Forms ADV or BD. No such disciplinary proceeding or order is pending or, to the knowledge of TD, threatened. Except as disclosed on such Forms ADV or BD filed prior to the date of this Agreement, none of Waterhouse, any of the Business Subsidiaries or any of their respective directors, officers, employees, associated persons or affiliated persons, has been permanently enjoined by the order of any Governmental Authority from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. Except as disclosed on such Forms ADV or BD filed prior to the date of this Agreement, none of Waterhouse, any of the Business Subsidiaries or any of their respective directors, officers, employees, associated persons or affiliated persons is or has been ineligible to serve as an investment adviser under the Advisers Act (including pursuant to Section 203(e) or (f) thereof) or as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act), or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act or any substantially equivalent foreign expulsion, suspension or disqualification.

          (f) Waterhouse and the Business Subsidiaries have at all times since December 31, 2001 or their respective dates of formation, whichever is later, rendered investment advisory services to investment advisory clients with whom such entity is or was a party to an investment advisory agreement or similar arrangement in material compliance with all applicable requirements as to portfolio composition and portfolio management including, but not limited to, the terms of such investment advisory agreements, written instructions from such investment advisory clients, prospectuses or other offering materials, board of directors or trustee directives and applicable law. Neither Waterhouse nor any of the Business Subsidiaries is, or is required to register as, an “investment company” within the meaning of the Investment Company Act.

          (g) Section 3.12(g) of the TD Disclosure Schedule sets forth a complete list of all securities exchanges, commodities exchanges, boards of trade, clearing organizations, trade associations and similar organizations in which Waterhouse or any of the Business Subsidiaries holds membership or has been granted trading privileges.

          (h) Section 3.12(h) of the TD Disclosure Schedule sets forth with respect to Waterhouse and the Business Subsidiaries a complete list of all (i) broker-dealer licenses or registrations and (ii) all licenses and registrations as an investment adviser under the Advisers Act or any similar state laws. Except as set forth on Section 3.12(h) of the TD Disclosure Schedule, neither Waterhouse nor any of the Business Subsidiaries is, or is required to be, registered as a futures commission merchant, commodities trading adviser, commodity pool operator or introducing broker under the Commodities Futures Trading Act or any similar state laws.

          (i) Neither TD nor Waterhouse has received any objections from the NYSE with respect to the operation of Waterhouse’s FDIC-insured sweep product in its present form.

          SECTION 3.13. Litigation. Except as set forth in Section 3.13 of the TD Disclosure Schedule, there is no action, suit, proceeding, or investigation in any court or before any Governmental Authority (“Litigation”) pending, or to TD’s knowledge, currently threatened against Waterhouse or any of the Business Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse. Neither Waterhouse nor any of the Business Subsidiaries is subject to any injunction, decree, settlement or other similar equitable relief or judicial judgment or decision which materially affects the conduct of their business or operations or that of any of their Affiliates (including any Person who becomes an Affiliate as a result of the transactions contemplated by this Agreement).

          SECTION 3.14. Tax Matters. Except as set forth in Section 3.14 of the TD Disclosure Schedule, (a) (i) all material Tax returns, estimates, statements, reports and forms (collectively, the “Returns”) that are required to be filed with any Taxing Authority on or before the Closing Date with respect to any Pre-Closing Tax Period by, or with respect to, Waterhouse or any of the Business Subsidiaries (which, for purposes of this Section 3.14, shall include the Excluded Subsidiaries, but only to the extent such Excluded Subsidiaries are included in a consolidated, unified or combined Return of Waterhouse or any of the Business Subsidiaries) have been, or will be, timely filed on or before the Closing Date; (ii) the Returns that have been or will be filed are true, correct and complete in all material respects; (iii) Waterhouse and the Business Subsidiaries have timely paid or will timely pay all Taxes shown as due and payable on such Returns; (iv) the charges, accruals or reserves reflected on the balance sheet included in the Waterhouse Business Financial Statements are adequate to cover all unpaid material Tax liabilities of Waterhouse and the Business Subsidiaries accruing through April 30, 2005 and except in connection with the Reorganization, Waterhouse and the Business Subsidiaries have not incurred any material Tax since April 30, 2005, except in the ordinary course of business; and (v) there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to Waterhouse or the Business Subsidiaries in respect of any material Tax.

               (b) All material Taxes which Waterhouse and the Business Subsidiaries are (or were) required by law to withhold or collect (i) in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, or (ii) in connection with any dividends paid in accordance with Section 5.1(a), or the distribution of the Excluded Subsidiaries or other assets of Waterhouse pursuant to the Reorganization, have been duly withheld or collected, and any such Taxes have been timely paid to the appropriate Taxing Authority to the extent due and payable.

               (c) The transactions contemplated by this Agreement will not result in the recognition of a material amount of deferred intercompany gain by Waterhouse or the Business Subsidiaries under the deferred intercompany transaction rules of the Internal Revenue Code of 1986, as amended (the “Code”) and the United States Treasury Regulations.

               (d) None of Waterhouse or any of the Business Subsidiaries (i) has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the assessment, payment or collection of material Taxes or is contesting a material Tax liability before a court, tribunal or agency, (ii) has been or will be as of the Closing Date a “United States real property holding corporation” within the meaning of Section 897 of the Code, (iii) is a party to any Tax sharing, allocation, indemnification or similar agreement, nor owes any amount under any such agreement, (iv) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code, or (v) has engaged in a transaction that is a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) or that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulations Section 1.6011-4(b)(2), which is not fully disclosed on a Return.

          SECTION 3.15. Benefit Plans. (a) Section 3.15(a) of the TD Disclosure Schedule contains a true and complete list of each material Benefit Plan that is sponsored or is being maintained or contributed to, or required to be contributed to, by Waterhouse or any of its current or former ERISA Affiliates (as defined below) for the benefit of any current, former or retired employee, consultant or director of Waterhouse or the Business Subsidiaries and under which Waterhouse or any of the Business Subsidiaries has any present or future liability (the “Waterhouse Benefit Plans”). For purposes of this Agreement, “Benefit Plans” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), including “multiemployer plans” (within the meaning of ERISA Section 3(37)), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, and whether formal or informal, oral or written. For purposes of this Agreement, “ERISA Affiliate” shall mean, with reference to any party to this Agreement, each Subsidiary of such party and any other person or entity under common control with such party or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder. No Waterhouse Benefit Plan is a multiemployer plan or is maintained pursuant to a collective bargaining agreement, and neither Waterhouse nor any of its Business Subsidiaries has any liability under any multiemployer plan that remains unsatisfied. No Waterhouse Benefit Plan is a “multiple employer plan” as defined in ERISA or the Code. No Waterhouse Benefit Plan is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code.

               (b) With respect to each material Waterhouse Benefit Plan, TD has delivered or made available to Ameritrade a current, accurate and complete copy of each material document embodying such Waterhouse Benefit Plan (or, to the extent no written document exists, an accurate description) and, to the extent applicable, (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other written communications from Waterhouse or any of the Business Subsidiaries to any of their respective employees concerning the extent of the benefits provided under any Waterhouse Benefit Plan; and (iv) for the two most recent years (A) the Form 5500 and attached schedules or other annual report, return, securities registration statement or other filing, if any, required to be filed with any Governmental Authority; (B) audited financial statements; (C) actuarial valuation reports, and (D) all material correspondence to or from any Governmental Authority relating to any Waterhouse Benefit Plan and with respect to which Waterhouse has or may have any material liability.

               (c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse, (i) each Waterhouse Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) with respect to any Waterhouse Benefit Plan, no audits, actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, and no facts or circumstances exist which could give rise to any such audits, actions, suits or claims; (iii) neither Waterhouse nor any other party has engaged in a prohibited transaction which could subject Waterhouse or any of the Business Subsidiaries to any taxes, penalties or other liabilities under Code section 4975 or ERISA sections 409 or 502(i); (iv) all contributions and other payments required by and due under the terms of each Waterhouse Benefit Plan have been made; (v) each Waterhouse Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter as to its qualification and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification; (vi) no audits, proceedings or administrative actions have been taken by a Governmental Authority within the past two years with respect to any Waterhouse Benefit Plan; and (vii) neither Waterhouse nor any of the Business Subsidiaries are subject to any material penalty, tax, excise tax, fine or sanction with respect to any Waterhouse Benefit Plan.

               (d) Except as set forth on Section 3.15(d) of the TD Disclosure Schedule, as of the date hereof, neither Waterhouse nor any of the Business Subsidiaries has any plan or commitment to establish any new material Waterhouse Benefit Plan, to modify any material Waterhouse Benefit Plan (except to the extent required by applicable law or to conform any such Waterhouse Benefit Plan to the requirements of any applicable law), or to adopt or enter into any material Waterhouse Benefit Plan. No Waterhouse Benefit Plan is a “funded welfare plan” within the meaning of Section 419 of the Code. Except as set forth on Section 3.15(d) of the TD Disclosure Schedule, no Waterhouse Benefit Plan provides health benefits that are not fully insured through an insurance contract.

               (e) Except as set forth on Section 3.15(e) of the TD Disclosure Schedule, no Waterhouse Benefit Plan provides, or reflects or represents any liability to provide, post-termination or retiree welfare benefit coverage to any Waterhouse employee, contractor or director for any reason, except as may be required by applicable law.

               (f) Waterhouse has made available to Ameritrade, a true, correct and complete list, as of the date hereof, of the position, salary and date of hire (without name) of each employee, consultant and director of Waterhouse and its Business Subsidiaries, as well as the aggregate bonus goals by employee grouping for the current fiscal year.

               (g) With respect to each Waterhouse International Benefit Plan, and the books and records thereof, (i) such plan is in material compliance with all applicable laws of each applicable jurisdiction; and (ii) no such plan is or within the last two calendar years has been the subject of, or has received notice that it is the subject of, an examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program that has had, or would reasonably be expected to have, a Material Adverse Effect on Waterhouse. For purposes of this Agreement, “Waterhouse International Benefit Plan” means each material Waterhouse Benefit Plan that, within six years prior to the date hereof, has been adopted or maintained by Waterhouse or any of its ERISA Affiliates, whether formally or informally, and with respect to which Waterhouse or any of the Business Subsidiaries has any liability, for the benefit of current or former employees, consultants or directors who perform services outside the United States. The present value of the accrued benefit liabilities (whether or not vested) attributable to employees and former employees of Waterhouse or any of the Business Subsidiaries or for which Waterhouse or any of the Business Subsidiaries is liable under each

Waterhouse International Benefit Plan required to be funded under applicable law that provides pension, retirement, early retirement, profit sharing, deferred compensation or other similar benefits but excluding welfare benefits, determined as of December 31, 2004 did not exceed, in any material respect, the current value of the assets of such Waterhouse International Benefit Plan allocable to such benefit liabilities. Section 3.15(g) of the TD Disclosure Schedule identifies each Waterhouse International Benefit Plan that is not required to be funded under applicable law and the present value of accrued benefits liabilities as of December 31, 2004 that are not accrued, reflected or reserved for in the Waterhouse Financial Statements or offset by insurance.

          (h) Section 3.15(h) of the TD Disclosure Schedule sets forth a true, correct and complete list of all severance plans, agreements and arrangements to which Waterhouse or any of its Business Subsidiaries is a party or by which any of their assets or properties are bound.

          (i) Except as set forth in Section 3.15(i) of the TD Disclosure Schedule, (i) no Waterhouse Benefit Plan exists which provides for an increase in benefits on or after the Closing Date or could result in the payment to any current or former employee, consultant or director of Waterhouse or any of its Business Subsidiaries of any money or other property or rights or accelerate or Waterhouse provide any other rights or benefits (including forgiveness of indebtedness) to any such current or former employee, consultant or director as a result of the transactions contemplated by this Agreement and (ii) there is no contract, plan or arrangement (written or otherwise) covering any current or former employee, director or consultant of Waterhouse or any of its Business Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code or would be subject to excise tax under Section 4999 of the Code.

          SECTION 3.16. Agreements with Regulators. Except as set forth in Section 3.16 of the TD Disclosure Schedule, neither Waterhouse nor any of the Business Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Governmental Authority which restricts materially the conduct by Waterhouse and the Business Subsidiaries of their businesses, or in any manner relates to their capital adequacy, credit policies or management, nor has Waterhouse or any such Business Subsidiary been advised by any Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, or any such board resolutions.

          SECTION 3.17. Undisclosed Liabilities. Except (i) as set forth in Section 3.17 of the TD Disclosure Schedule, (ii) for those liabilities or obligations that are fully reflected, accrued or reserved against on the unaudited consolidated balance sheet of Waterhouse at April 30, 2005 included in the Waterhouse Business Financial Statements, (iii) for liabilities arising out of or in connection with this Agreement, the Transaction Agreements or any of the transactions contemplated hereby or thereby, (iv) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since April 30, 2005 or (v) for liabilities for which Ameritrade and its Subsidiaries would be indemnified pursuant to clause (i) of Section

8.2(a), neither Waterhouse nor any of the Business Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities or obligations, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse. Without limiting the foregoing, from and after the Closing neither Waterhouse nor any of the Business Subsidiaries shall have any liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) for or in respect of the Excluded Subsidiaries.

          SECTION 3.18. Environmental Liability. Except as set forth in Section 3.18 of the TD Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Waterhouse or any of the Business Subsidiaries of any liability or obligation arising under common law standards relating to environmental protections, human health or safety, or under any local, state or federal environmental statute, regulation, code, treaty or ordinance relating to environmental protection, pollution or exposure of any individual to Hazardous Materials (as defined below), including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the “Environmental Laws”), pending or, to the knowledge of TD, threatened, against Waterhouse or any of the Business Subsidiaries, which liability or obligation would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse. To the knowledge of TD, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse. Except as set forth in Section 3.18 of the TD Disclosure Schedule, to the knowledge of TD, during or prior to the period of (i) the ownership by Waterhouse or any of the Business Subsidiaries of any of their respective current properties, (ii) the participation by Waterhouse or any of the Business Subsidiaries in the management of any property, or (iii) the holding by Waterhouse or any of the Business Subsidiaries of a security interest or other interest in any property, there were no releases or threatened release of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws (collectively “Hazardous Materials”) in, on, under or affecting any such property which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse. Neither Waterhouse nor any of the Business Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse. Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 3.18 shall be deemed the only representations and warranties of TD in this Agreement with respect to matters relating to Environmental Laws or to Hazardous Materials.

          SECTION 3.19. Transactions with Affiliates. Immediately following the Closing, neither TD nor any of its Subsidiaries (including the Excluded Subsidiaries but excluding Waterhouse and the Business Subsidiaries) nor, to the knowledge of TD, any officer or director of TD or any of its Subsidiaries, will have any direct or indirect interest in any assets (whether tangible or intangible, including real property and Intellectual Property) used in or necessary for the conduct of the business of Waterhouse and the Business Subsidiaries as conducted by Waterhouse and the Business Subsidiaries immediately prior to the date hereof and immediately prior to the Closing, as reflected in the Waterhouse Business Financial Statements, except (i) as set forth in Section 3.19 of the TD Disclosure Schedule, (ii) as provided in this Agreement and the Transaction Agreements, (iii) by virtue of TD’s ownership interest in Ameritrade and (iv) for any such interest to the extent relating to assets used by Waterhouse in the conduct of the business of the Excluded Subsidiaries. Except (i) as set forth in Section 3.19 of the TD Disclosure Schedule, (ii) for this Agreement and the Transaction Agreements and (iii) for brokerage accounts and margin loans extended in the ordinary course of business consistent with past practice, there are no contracts or other agreements or arrangements (including with respect to the provision of services or facilities), whether or not in writing (including any license, implied license or right to use, easement or like permission with respect to any assets (whether tangible or intangible, including real property and Intellectual Property)) between Waterhouse or any of the Business Subsidiaries, on the one hand, and TD or any of its Subsidiaries (other than Waterhouse and the Business Subsidiaries) or, to the knowledge of TD, any officer or director of TD or any such Subsidiary, on the other hand.

          SECTION 3.20. No Broker or Finders. Except for Goldman, Sachs & Co., whose fees and expenses will be paid by TD, neither TD nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.

          SECTION 3.21. Insurance. (a) Waterhouse and the Business Subsidiaries maintain insurance policies (or are covered by insurance policies or self-insurance programs maintained by or on their behalf by TD) that are customary in scope and amount of coverage. All of such insurance policies or self-insurance programs are in full force and effect, and neither Waterhouse nor any of the Business Subsidiaries is in default in any material respect with respect to their obligations under any of such insurance policies or self-insurance programs. All premiums or payments payable under all such insurance policies for periods prior to and ending on the date hereof have been duly paid or accrued on the Waterhouse Financial Statements.

          (b) Section 3.21(b) of the TD Disclosure Schedule contains a true and correct list of all insurance policies for Waterhouse and the Business Subsidiaries (excluding, in the case of Waterhouse, any such policies relating solely to the business of the Excluded Subsidiaries) currently in force and sets forth with respect to each such policy: (1) lines of coverage, (2) broker/agent and insurer, (3) policy number, (4) policy period, (5) limits, (6) SIR/deductible, (7) premium (solely with respect to insurance policies not arranged by TD) and (8) material claims reported thereunder.

          (c) TD has provided or made available to Ameritrade copies of the latest application for insurance, including all attachments and exposure data, for the Excess SIPC (aka) Account Protection Coverage line of coverage, to the extent applicable to Waterhouse and the Business Subsidiaries.

          SECTION 3.22. Accounting Controls. (a) Waterhouse and the Business Subsidiaries have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all transactions, receipts and expenditures are executed only in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences, except with respect to (i) through (iv) for such failures as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse. Neither Waterhouse nor any of the Business Subsidiaries nor, to the knowledge of TD, any director, officer, employee, auditor, accountant or representative of Waterhouse or any of the Business Subsidiaries have identified or been made aware of (x) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Waterhouse’s ability to record, process, summarize and report financial information or (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Waterhouse’s internal controls over financial reporting. Each Business Subsidiary has adopted record keeping systems that comply in all material respects with the requirements of applicable law (including, in the case of U.S. broker-dealer entities, Section 17 of the Exchange Act and the rules and regulations thereunder) and the rules of all self-regulatory organizations having jurisdiction over such Business Subsidiary, and maintains its records in substantial compliance therewith.

          (b) Except as set forth in Section 3.22(b) of the TD Disclosure Schedule, since October 31, 2002, (x) none of TD Waterhouse, nor, to the knowledge of TD, any director, officer, employee, auditor, accountant or representative of TD Waterhouse, or any of the Business Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Waterhouse or any of the Business Subsidiaries, which if true would have a material impact on the Waterhouse Financial Statements, and (y) no attorney representing Waterhouse or any of the Business Subsidiaries, whether or not employed by Waterhouse or any of the Business Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Waterhouse or any of its officers, directors, employees or agents to the Board of Directors of TD or Waterhouse or any committee thereof or to any director or officer of TD, Waterhouse or the Business Subsidiaries pursuant to Section 307 of the Sarbanes-Oxley Act.

          SECTION 3.23. Interest Rate Risk Management Instruments. Immediately prior to the Closing, neither Waterhouse nor any of the Business Subsidiaries will be a party to any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Waterhouse or any of the Business Subsidiaries or for the account of a customer of Waterhouse or any of the Business Subsidiaries.

          SECTION 3.24. Labor and Employment Matters. There are no collective bargaining or other labor union agreements to which Waterhouse or any of the Business Subsidiaries is a party or by which any of them is bound. To the knowledge of TD, since June 1,

2002, neither Waterhouse nor any of the Business Subsidiaries has encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, other than any such events that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse. Except with respect to instances that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse, Waterhouse and each of the Business Subsidiaries (a) is, and since June 1, 2002, has been in, compliance with all applicable laws relating to employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, and (b) is not, and since June 1, 2002, has not, engaged in any unfair labor practice. During the two years preceding the date of this Agreement, Waterhouse has not received written notice of any unfair labor practice charge against Waterhouse or any of the Business Subsidiaries which charge remains pending.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF AMERITRADE

          Ameritrade hereby represents and warrants to TD as follows:

          SECTION 4.1. Organization, Good Standing and Qualification. Ameritrade is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and (to the extent the concept of good standing is applicable to such Subsidiary) in good standing under the laws of its jurisdiction of incorporation or organization. Each of Ameritrade and each of its Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Ameritrade. The certificate of incorporation and bylaws (or analogous governing documents, as applicable) of Ameritrade and its Subsidiaries, copies of which were previously made available to TD, are true, complete and correct as in effect on the date of this Agreement.

          SECTION 4.2. Capitalization; Voting Rights. (a) The authorized capital stock of Ameritrade consists of 650,000,000 shares of Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share (“Ameritrade Preferred Stock”). As of the date of this Agreement, there are 404,258,334 shares of Common Stock outstanding, no shares of Ameritrade Preferred Stock outstanding and 30,823,526 shares of Common Stock held in Ameritrade’s treasury. No other shares of Common Stock or Ameritrade Preferred Stock were issued or outstanding. As of the date of this Agreement, no shares of Common Stock or Ameritrade Preferred Stock were reserved for issuance, except for (i) an aggregate of 52,705,283 shares of Common Stock reserved for issuance upon the exercise of stock options pursuant to the Ameritrade 1996 Long-Term Incentive Plan, the 1996 Directors Incentive Plan, the Ameritrade 1998 Stock Option Plan, the Ameritrade 2001 Stock Incentive Plan and the Ameritrade Executive Deferred Compensation Program (the “Ameritrade Stock Option Plans”) and (ii) 450,000 shares of Common Stock reserved for issuance upon the exercise of stock options by

Moishe Zelcer pursuant to the stock option agreement, dated December 30, 1999, entered into between Ameritrade and Moishe Zelcer (the “MZ Agreement”). All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.

          (b) Except as set forth in (a) above and on Section 4.2(b) of the Ameritrade Disclosure Schedule, (i) there are no options, phantom stock, stock appreciation rights, warrants, calls, rights, commitments or agreements of any character to which Ameritrade or any of its Subsidiaries or Affiliates is a party or by which any of the foregoing are bound obligating Ameritrade or any of its Subsidiaries or Affiliates to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Ameritrade or any of its Subsidiaries or obligating Ameritrade or any of its Subsidiaries or Affiliates to grant, extend or enter into any such option, phantom stock, stock appreciation rights, warrant, call, right, commitment or agreement, (ii) there are no outstanding contractual obligations of Ameritrade or any of its Subsidiaries or Affiliates to repurchase, redeem or otherwise acquire any shares of capital stock of Ameritrade or any of its Subsidiaries and (iii) there are no outstanding securities of any kind convertible into or exchangeable or exercisable for the capital stock of Ameritrade or any of its Subsidiaries. Section 4.2(b) of the Ameritrade Disclosure Schedule contains a list setting forth as of the date of this Agreement the aggregate number of shares of Common Stock subject to outstanding stock options pursuant to the Ameritrade Stock Option Plans and the MZ Agreement and the aggregate number of such options that are vested and unvested.

          (c) The shares of Common Stock to be issued to TD at the Closing pursuant to the terms of this Agreement have been duly and validly authorized and when such shares of Common Stock are issued to TD in accordance with the terms of this Agreement, all of such shares will be duly authorized, validly issued, fully paid and nonassessable and will be delivered to TD free and clear of all Encumbrances (other than pursuant to the Stockholders Agreement and those placed thereon by or on behalf of TD) and will have the rights, preferences, privileges and restrictions set forth in the Ameritrade Restated Charter.

          (d) No Voting Debt of Ameritrade or any of its Subsidiaries is outstanding.

          SECTION 4.3. Subsidiaries. Section 4.3 of the Ameritrade Disclosure Schedule lists all of the Subsidiaries of Ameritrade. Ameritrade owns, directly or indirectly, beneficially and of record 100% of the issued and outstanding equity interests of each such Subsidiary. All of the shares of capital stock of each of the Subsidiaries of Ameritrade have been duly authorized and validly issued and are fully paid and nonassessable and are owned by Ameritrade or one of its Subsidiaries free and clear of any Encumbrance except as otherwise disclosed in Section 4.3 of the Ameritrade Disclosure Schedule. Except for the Subsidiaries of Ameritrade and except as set forth in Section 4.3 of the Ameritrade Disclosure Schedule, Ameritrade does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person for its own account.

          SECTION 4.4. Authorization; Binding Obligations. (a) Ameritrade has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Transaction Agreements to which it is or will be a party, and each Subsidiary of Ameritrade that is or will be a party to any Transaction Agreement has all requisite corporate power and authority to execute, deliver and perform its obligations under each such Transaction Agreement. The execution, delivery and performance by Ameritrade of this Agreement and each of the Transaction Agreements to which it is or will be a party and, subject to obtaining the Ameritrade Required Votes (as defined in Section 4.22), the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Ameritrade, and, subject to obtaining the Ameritrade Required Votes, no other corporate actions by Ameritrade are necessary for the execution, delivery and performance by Ameritrade of this Agreement and each of the Transaction Agreements to which it is a party and the consummation by Ameritrade of the transactions contemplated hereby and thereby. The execution, delivery and performance by each Subsidiary of Ameritrade of each of the Transaction Agreements to which it is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of each such Subsidiary and no other corporate actions by such Subsidiary is necessary for the execution, delivery and performance by such Subsidiary of each such Transaction Agreement and the consummation by such Subsidiary of the transactions contemplated thereby.

          (b) The Board of Directors of Ameritrade, at a meeting duly called and held at which all directors were present, duly and unanimously adopted resolutions (i) approving this Agreement, each of the Transaction Agreements, the Share Purchase and the other transactions contemplated hereby and thereby, the Ameritrade Restated Charter and the Ameritrade Restated Bylaws, (ii) determining that this Agreement, the Share Purchase, the Transaction Agreements and the other transactions contemplated hereby and thereby are fair to and in the best interests of Ameritrade and its stockholders, and (iii) recommending that Ameritrade’s stockholders approve the Ameritrade Stock Issuance and the Ameritrade Restated Charter and directing that such matters be submitted for consideration by Ameritrade’s stockholders at the Ameritrade Stockholders’ Meeting.

          (c) This Agreement has been duly executed and delivered by Ameritrade and (assuming due authorization, execution and delivery by TD) constitutes a valid and binding obligation of Ameritrade enforceable against Ameritrade in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.

          (d) Ameritrade has taken all necessary corporate action so that the restrictions on “business combinations” contained in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) do not and will not apply to the execution, delivery and performance of this Agreement or any of the Transaction Agreements, or the consummation of the Share Purchase or any of the other transactions contemplated hereby and thereby. Without limiting the foregoing, the actions by the Board of Directors of Ameritrade referred to in Section 4.4(b) above constitute approval, for purposes of Section 203(a)(1) of the DGCL, of (i) this Agreement and the Transaction Agreements and (ii) the Share Purchase and the other transactions contemplated by this Agreement and the Transaction Agreements (including the voting agreements set forth in the Voting Agreement and the issuance of the Common Stock to TD constituting the Exchange Consideration). The consummation of the Share Purchase (including the Ameritrade Stock Issuance) constitutes a “Qualified M&A Transaction” as such term is defined in that stockholders agreement, dated as of April 6, 2002, by and among

Ameritrade and the stockholders listed on the schedules thereto (the “Existing Stockholders Agreement”).

          (e) Each of the Transaction Agreements to be entered into on the date hereof has been, and each of the Transaction Agreements to be entered into after the date hereof, upon such entry will be, duly executed and delivered by Ameritrade (and/or the applicable Subsidiary or Subsidiaries of Ameritrade party thereto) and (assuming due authorization, execution and delivery thereof by the other parties thereto) constitutes a valid and binding obligation of Ameritrade (and/or the applicable Subsidiary or Subsidiaries of Ameritrade party thereto) enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditors’ rights generally and by general equitable principles.

          SECTION 4.5. No Conflict. (a) Except as set forth in Section 4.5(a) of the Ameritrade Disclosure Schedule, the execution and delivery by Ameritrade of this Agreement, the execution and delivery by Ameritrade (and/or the applicable Subsidiary of Ameritrade party thereto) of each of the Transaction Agreements to which it is or will be a party do not, and the consummation by Ameritrade and/or each such Subsidiary of the transactions contemplated hereby and thereby will not result in any Violation pursuant to (i) any provision of the certificate of incorporation or bylaws or comparable organizational documents of Ameritrade or any of its Subsidiaries, or (ii) except as to which requisite waivers or consents have been obtained, and except for the consents and approvals required under the agreements and instruments listed in Section 4.5(a) of the Ameritrade Disclosure Schedule, any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation or instrument to which Ameritrade or any of its Subsidiaries is a party or by which any of their respective properties or assets may be bound, or (iii) any law, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Ameritrade or any of its Subsidiaries or their respective properties or assets, assuming the consents, approvals, authorizations or permits and filings or notifications set forth in Section 4.5(a) of the Ameritrade Disclosure Schedule and paragraph (b) below are duly and timely obtained or made; other than a Violation, in the case of clauses (ii) and (iii), which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade. Section 4.5(a) of the Ameritrade Disclosure Schedule lists all loans or credit agreements, notes, mortgages, indentures, leases or other agreements, obligations or instruments (other than the contracts and other agreements set forth in Section 4.9 of the Ameritrade Disclosure Schedule) to which Ameritrade or any of its Subsidiaries is a party, or by which any of their respective properties or assets may be bound, which require the consent, waiver, or approval of a party thereto (other than Ameritrade or any of its Subsidiaries) in connection with the execution and delivery by Ameritrade of this Agreement or the Transaction Agreements and the consummation by it of the transactions contemplated hereby and thereby (including the Tender Offer), if the failure to obtain such consent, waiver or approval would be material to Ameritrade.

          (b) Except as set forth in Section 4.5(b) of the Ameritrade Disclosure Schedule, no consent, approval, order or authorization of, notice to, or registration, declaration or filing with any Governmental Authority or any Third Party Approval is required by or with respect to Ameritrade or any of its Subsidiaries in connection with the execution and delivery by Ameritrade of this Agreement or any of the Transaction Agreements or the consummation by

Ameritrade of the transactions contemplated hereby and thereby (including the Tender Offer), except for (i) the filing by Ameritrade with the SEC of the SEC Proxy Statement and the filing by Ameritrade with the SEC of a Schedule 14D-9 with respect to the Tender Offer, (ii) notification by Ameritrade to NASDAQ of the proposed issuance of the Common Stock to TD constituting the Exchange Consideration, (iii) notices under the HSR Act and the expiration of applicable waiting periods thereunder, (iv) an application for an Advance Ruling Certificate or no-action letter to the Commissioner of Competition (Canada) and a pre-merger notification pursuant to the Competition Act (Canada) and the expiration of applicable waiting periods thereunder, (v) approval by the Minister of Finance (Canada) and the Superintendent of Financial Institutions (Canada) under the Bank Act (Canada) of the transactions contemplated by this Agreement and the use by Ameritrade of the “TD” name as contemplated by the Trademark License Agreement, (vi) notices with and approvals from the NASD, NYSE and the Canadian securities regulatory authorities and the other industry self-regulatory agencies listed in Section 4.5(b) of the Ameritrade Disclosure Schedule, (vii) the filing of the Ameritrade Restated Charter with the Secretary of State of the State of Delaware by Ameritrade and (viii) such other approvals, consents and orders of, and filings, notices and registrations with, Governmental Authorities and Third Party Approvals the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade. Neither Ameritrade nor any of its Affiliates holds control of (as such term is defined in 12 U.S.C. § 1841(a)(2) or any successor provision) any insured depository institution (as such term is defined in 12 U.S.C. § 1813(c)(2) or any successor provision).

          SECTION 4.6 Financial Statements. The financial statements of Ameritrade (including any related notes and schedules thereto) included in the Ameritrade SEC Documents complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto, (ii) as may be indicated in Section 4.6 of the Ameritrade Disclosure Schedule, or (iii) in the case of unaudited statements, as permitted by Form 10-Q, 8-K or any successor form under the Exchange Act) and fairly present in all material respects the consolidated financial condition of Ameritrade and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies for the periods presented.

          SECTION 4.7. SEC Documents. Ameritrade has made available to TD a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Ameritrade with the SEC (other than reports filed pursuant to Section 13(g) of the Exchange Act), since June 1, 2002 (as such documents have since the time of their filing been amended, the “Ameritrade SEC Documents”), which are all the documents (other than preliminary material and reports required pursuant to Section 13(g) of the Exchange Act) that Ameritrade was required to file with the SEC since such date. As of their respective dates of filing with the SEC (except to the extent amended by an amendment to such Ameritrade SEC Document filed with the SEC prior to the date of this Agreement and except as set forth in Section 4.7 of the Ameritrade Disclosure Schedule), the Ameritrade SEC Documents (a)

complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Ameritrade has made available to TD true and complete copies of any comment letters received from the SEC with respect to any of the Ameritrade SEC Documents. Except as set forth in Section 4.7 of the Ameritrade Disclosure Schedule, to the knowledge of Ameritrade, there are no material unresolved comments from the SEC, whether oral or written, with respect to any of the Ameritrade SEC Documents. No enforcement action has been initiated, and no formal or, or to the knowledge of Ameritrade, informal investigation commenced, against Ameritrade by the SEC relating to disclosures contained in any of the Ameritrade SEC Documents. None of Ameritrade’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

          SECTION 4.8.   Information Supplied. None of the information supplied or to be supplied by Ameritrade expressly for inclusion in the SEC Proxy Statement will, at the date of mailing to stockholders of Ameritrade and at the time of the Ameritrade Stockholders’ Meeting to be held in connection with obtaining the Ameritrade Required Votes (as defined in Section 4.22) and any Additional Votes (as defined in Section 5.3(b)), (i) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) at the time and in the light of the circumstances under which it is made, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the Ameritrade Stockholders’ Meeting which has become false or misleading. The SEC Proxy Statement (except for such portions thereof furnished in writing to Ameritrade by TD or Waterhouse expressly for inclusion therein, as to which no warranty is made) will comply as to form in all material respects with the requirements of the Exchange Act.

          SECTION 4.9.   Certain Agreements. (a) Section 4.9(a) of the Ameritrade Disclosure Schedule sets forth a listing, as of the date hereof, of all of the following contracts and other agreements, oral or written, to which Ameritrade or any of its Subsidiaries is a party or by which Ameritrade or any of its Subsidiaries or any of their respective assets or properties is bound:

     (i) consulting agreements not terminable on notice of three months or less and involving the payment of more than $50,000 per annum;

     (ii) agreements with any employee at the level of senior vice president or above of Ameritrade or any of its Subsidiaries (A) providing any term of employment, (B) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Ameritrade of the nature contemplated by this Agreement (either alone or in connection with a termination of employment), or (C) providing severance benefits;

     (iii) contracts and other agreements for the sale or lease (other than where Ameritrade or any of its Subsidiaries is a lessor) of any assets or properties (other than in the ordinary course of business) or for the grant to any Person (other than to Ameritrade or any of its Subsidiaries) of any preferential rights to purchase any assets or properties;

     (iv) contracts and other agreements relating to the acquisition by Ameritrade or any of its Subsidiaries of any operating business or entity or any interest therein (other than acquisitions of securities for the account of or for sale to customers in the ordinary course of business);

     (v) material contracts and other agreements evidencing outstanding loans to, or guaranteeing any loans on behalf of, any employee or consultant of Ameritrade or any of its Subsidiaries (other than routine expense advances consistent with past practice and other than margin loans extended in the ordinary course of business consistent with past practice);

     (vi) contracts or other agreements under which Ameritrade or any of its Subsidiaries agrees to indemnify any party, other than in the ordinary course of business consistent with past practice, or to share a Tax liability of any party;

     (vii) (A) contracts and other agreements containing covenants restricting Ameritrade or any of its Subsidiaries from competing in any line of business or with any Person in any geographic area or requiring Ameritrade or any of its Subsidiaries to engage in any line of business or binding Ameritrade or any of its Subsidiaries to any exclusive business arrangements or licenses, or which require the referral of any business or business opportunity or require Ameritrade or any of its Subsidiaries to make available business opportunities or products or services on a priority, equal or exclusive basis (including any “preferred provider” type contracts or other agreements for products and services offered by Ameritrade and its Subsidiaries to their customers) and (B) any agreements of such types that could apply to TD or any of its Affiliates after the Closing by reason of the Share Purchase and the consummation of the other transactions contemplated hereby and by the Transaction Agreements;

     (viii) any material contracts or other agreements under which Ameritrade or any of its Subsidiaries have outsourced, or have agreed to outsource, any of their products, services or employees;

     (ix) any material Intellectual Property licenses to or from any third parties, and any joint development agreements;

     (x) any contracts or agreements governing joint ventures between Ameritrade or any of its Subsidiaries and a third party;

     (xi) contracts or other agreements (other than contracts or other agreements in the ordinary course of business) relating to the borrowing of money by Ameritrade or any of its Subsidiaries, or the direct or indirect guaranty by Ameritrade or any of its Subsidiaries of any obligation for, or an agreement by Ameritrade or any of its

Subsidiaries to service, the repayment of borrowed money, or any other contingent obligations of Ameritrade or any of its Subsidiaries in respect of indebtedness of any other Person; and

(xii) any other material contract or other agreement whether or not made in the ordinary course of business, including any contract required to be filed by Ameritrade pursuant to Item 601(b)(10) of Regulation S-K of the SEC.

          (b) There have been delivered or made available to TD true and complete copies of all of the contracts and other agreements set forth in Section 4.9(a) of the Ameritrade Disclosure Schedule. Except as set forth in Section 4.9(b) of the Ameritrade Disclosure Schedule, each such contract and other agreement is in full force and effect and constitutes a legal, valid, and binding obligation of Ameritrade or its Subsidiaries, as the case may be, and to the knowledge of Ameritrade, each other party thereto, enforceable in accordance with its terms. Neither Ameritrade nor any Subsidiary of Ameritrade has received any notice, whether written or oral, of termination or intention to terminate from any other party to such contract or agreement. None of Ameritrade or any of its Subsidiaries or (to the knowledge of Ameritrade) any other party to any such contract or agreement is in violation or breach of or default under any such contract or agreement (or with notice or lapse of time or both, would be in violation or breach of or default under any such contract or agreement), which violation, breach, or default has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade.

          SECTION 4.10.   Changes. (a) Except as set forth on Section 4.10 of the Ameritrade Disclosure Schedule and except as disclosed in the Ameritrade SEC Documents filed by Ameritrade with the SEC prior to the date of this Agreement, since September 24, 2004, there has not been any change, or any event involving a prospective change, in the business, financial condition or results of operations of Ameritrade or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade. Except as set forth in Section 4.10 of the Ameritrade Disclosure Schedule and except as disclosed in the Ameritrade SEC Documents filed by Ameritrade with the SEC prior to the date of this Agreement, since March 25, 2005, Ameritrade and each of its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and neither Ameritrade nor any of its Subsidiaries has taken any action or entered into any transaction, and no event has occurred, that would have required TD’s consent pursuant to Section 5.2 of this Agreement if such action had been taken, transaction entered into or event had occurred, in each case, after the date of this Agreement, nor has Ameritrade or any of its Subsidiaries entered into any agreement, plan or arrangement to do any of the foregoing.

          SECTION 4.11.   Title to Properties and Assets; Liens, Condition, Etc. (a) Except as set forth in Section 4.11 of the Ameritrade Disclosure Schedule, Ameritrade or one of its Subsidiaries has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Ameritrade SEC Documents as being owned by Ameritrade or one of its Subsidiaries or acquired after the date thereof which are material to Ameritrade’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Encumbrances except (i) statutory Encumbrances for Taxes and other payments not yet due or which are being contested in good faith and for which adequate reserves have been provided, (ii) liens of tradesmen arising or incurred in the ordinary course of business, (iii) zoning, building, occupancy and similar governmental restrictions and (iv) covenants, easements, rights-of-way and other matters shown on public records, and such imperfections or irregularities of title, claims or Encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

          (b) Neither Ameritrade nor any of its Subsidiaries owns any real property. Section 4.11(b) of the Ameritrade Disclosure Schedule sets forth a list of all material real property currently leased, subleased or licensed by or from Ameritrade or any of its Subsidiaries or otherwise used or occupied by Ameritrade or any of its Subsidiaries (the “Ameritrade Facilities”). Ameritrade has made available to TD true, correct and complete copies of all leases, lease guaranties and subleases relating to the Ameritrade Facilities, including all amendments, terminations and modifications thereof (the “Ameritrade Leases”). Each such Ameritrade Lease is in full force and effect and constitutes a legal, valid and binding obligation of Ameritrade or any of its Subsidiaries, as the case may be, and to the knowledge of Ameritrade, each other party thereto, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditor’s rights’ generally and by general equitable principles. None of Ameritrade or any of its Subsidiaries or (to the knowledge of Ameritrade) any other party to such Ameritrade Lease, is in material violation or breach of or default under (or with notice or lapse of time or both, would be in violation or breach of or default under) any such Ameritrade Lease.

          SECTION 4.12.   Intellectual Property. (a) Ameritrade and its Subsidiaries (i) own or have the valid right to use all material Intellectual Property necessary or used in their businesses as currently conducted, and as currently planned to be conducted, in the case of owned Intellectual Property, free and clear of all Encumbrances (other than pursuant to licenses relating thereto), (ii) have taken reasonable actions to protect and maintain the validity and ownership of such Intellectual Property, and (iii) except as set forth in Section 4.12(a)(iii) of the Ameritrade Disclosure Schedule, have not granted to any third party, by license or otherwise, any material right or interest in such Intellectual Property.

          (b) Section 4.12(b) of the Ameritrade Disclosure Schedule sets forth a list of all (i) patents, patent applications, registered trademarks or service marks and registered copyrights and domain names, and applications or licenses for registration thereof, that are owned by Ameritrade or its Subsidiaries and all such registrations are, to the knowledge of Ameritrade, valid and subsisting, and (ii) material software and technology owned by Ameritrade or its Subsidiaries.

          (c) Ameritrade has made all reasonable efforts to secure the valid right to use the Ameritrade trademark, service mark, trade dress, trade name and logo in all jurisdictions in which Ameritrade currently conducts its business or plans to conduct its business. Except as set forth in Section 4.12(c) of the Ameritrade Disclosure Schedule, to the knowledge of Ameritrade, Ameritrade’s use of the Ameritrade trademark, service mark, trade dress, trade name and logo has not infringed upon, or otherwise come into conflict with, any Intellectual Property of any other Person. Except as set forth in Section 4.12(c) of the Ameritrade Disclosure Schedule, Ameritrade has not licensed or granted any third party any rights to the Ameritrade trademark, service mark, trade name or logo other than time-limited rights in the ordinary course of business, the use of which rights is always pursuant to a written license agreement and is strictly monitored and controlled.

          (d) To the knowledge of Ameritrade, neither Ameritrade nor any of its Subsidiaries, nor the operation of their businesses, has materially infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property or other proprietary information of any other Person or constituted unfair competition or trade practices of the laws of any jurisdiction. During the two years preceding the date of this Agreement, except as set forth in Section 4.12(d) of the Ameritrade Disclosure Schedule, (i) neither Ameritrade nor any of its Subsidiaries has received any written material charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict (including any claim that Ameritrade or any Subsidiary of Ameritrade must license or refrain from using any Intellectual Property or other proprietary information of any other Person), and (ii) neither Ameritrade nor any of its Subsidiaries is party to or the subject of any pending or, to the knowledge of Ameritrade, threatened, action before or by any Governmental Authority with respect to any such material infringement, misappropriation or conflict. Except as set forth in Section 4.12(d) of the Ameritrade Disclosure Schedule, to the knowledge of Ameritrade, no other Person has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property owned by, licensed to or otherwise used by Ameritrade or any of its Subsidiaries, except for any such infringement, misappropriation or other conflict that, individually or in the aggregate, has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade.

          (e) Each of Ameritrade and its Subsidiaries has taken all reasonable and necessary steps to protect their material Intellectual Property and rights thereunder, and, to the knowledge of Ameritrade, no such rights to material Intellectual Property have been lost or are in jeopardy of being lost as a result of any act or omission by Ameritrade or any of its Subsidiaries.

          (f) To the knowledge of Ameritrade, except as set forth in Section 4.12(e) of the Ameritrade Disclosure Schedule, no material software used in the business of Ameritrade or any of its Subsidiaries as currently conducted is, includes or is otherwise derivative of any software (i) for which the source code is in the public domain, or (ii) that includes “open source” code or is licensed pursuant to an “open source” license or under a similar licensing or distribution model.

          SECTION 4.13.   Compliance with Laws and Other Instruments; Consents and Approvals. (a) Ameritrade and its Subsidiaries hold all permits, licenses, variances, exemptions, authorizations, registrations, consents, certificates, orders and approvals of all Governmental Authorities which are material to the operation of the businesses of Ameritrade and its Subsidiaries, taken as a whole (the “Ameritrade Permits”). Ameritrade and its Subsidiaries are in compliance in all material respects with the terms of the Ameritrade Permits. The businesses of Ameritrade and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Authority, except for possible violations which do not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade. Except as set forth in Section 4.13(a) of the Ameritrade Disclosure Schedule and except for routine examinations by federal or state Governmental Authorities charged with the supervision or regulation of securities brokers or investment advisors, to the knowledge of Ameritrade, (i) no investigation by any Governmental Authority with respect to Ameritrade or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade, and (ii) no proceedings by any such Governmental Authority are pending or threatened which seek to revoke or materially limit any of the Ameritrade Permits. Except as set forth in Section 4.13(a) of the Ameritrade Disclosure Schedule, there is no material unresolved criticism, violation or exception by any Governmental Authority with respect to any report, registration or other statement filed by, or relating to any examinations by any such Governmental Authority of, Ameritrade or any of its Subsidiaries.

          (b) Ameritrade and its Subsidiaries have timely filed all registrations, declarations, reports, notices, forms and other filings required to be filed with the SEC, NASD, NASDAQ, NYSE, any clearing agency or any other Governmental Authority, and all amendments or supplements to any of the foregoing (the “Ameritrade Filings”), except where any failure to file would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade. The Ameritrade Filings are in full force and effect and were prepared in all material respects in accordance with applicable law, and all material fees and assessments due and payable in connection therewith have been paid.

          (c) Ameritrade and its Subsidiaries and each of their respective officers and employees who are required to be registered, licensed or qualified as (x) a broker-dealer or (y) a registered principal, registered representative, investment adviser representative, futures commission merchant, insurance agent or salesperson with the SEC (or in equivalent capacities with the securities or insurance commission of any other Governmental Authority) are duly registered as such and such registrations are in full force and effect, or are in the process of being registered as such within the time periods required by applicable law, except, in the case of clause (y), for such failures to be so registered as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade. Ameritrade and its Subsidiaries and each of their respective officers and employees are in compliance with all applicable federal, state and foreign laws requiring any such registration, licensing or qualification, have filed all periodic reports required to be filed with respect thereto (and all such reports are accurate and complete in all material respects), and are not subject to any material liability or disability by reason of the failure to be so registered, licensed or qualified, except, in the case of such registrations, licensing or qualification, reports, liabilities or disabilities relating to the registrations described in clause (y) of the preceding sentence, for such failures to be so registered, licensed or qualified, failures with respect to such reports and such liabilities or disabilities as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade.

          (d) Ameritrade has delivered or made available to TD a true and complete copy of currently effective Forms ADV and BD as filed with the SEC by each applicable Subsidiary of Ameritrade, all state and other federal registration forms, all reports and all material correspondence filed by Ameritrade and each applicable Subsidiary of Ameritrade with any Governmental Authority under the Exchange Act, the Investment Company Act, the Advisers Act and under similar state statutes within the last three years. Ameritrade shall deliver to TD true and complete copies of any such forms and reports as are filed by Ameritrade and each applicable Subsidiary of Ameritrade from and after the date hereof until the Closing. The information contained in such forms and reports was (or will be, in the case of any forms and reports filed after the date hereof) complete and accurate in all material respects as of the time of filing thereof.

          (e) Except as disclosed on Forms ADV or BD filed prior to the date of this Agreement, none of Ameritrade, any of its Subsidiaries or any of their directors, officers, employees, “associated persons” (as defined in the Exchange Act) or “affiliated persons” (as defined in the Investment Company Act) has been the subject of any disciplinary proceedings or orders of any Governmental Authority arising under applicable laws which would be required to be disclosed on Forms ADV or BD. No such disciplinary proceeding or order is pending or, to the knowledge of Ameritrade, threatened. Except as disclosed on such Forms ADV or BD filed prior to the date of this Agreement, none of Ameritrade, any of its Subsidiaries or any of their respective directors, officers, employees, associated persons or affiliated persons, has been permanently enjoined by the order of any Governmental Authority from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. Except as disclosed on such Forms ADV or BD filed prior to the date of this Agreement, none of Ameritrade, any of its Subsidiaries or any of their respective directors, officers, employees, associated persons or affiliated persons is or has been ineligible to serve as an investment adviser under the Advisers Act (including pursuant to Section 203(e) or (f) thereof) or as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act), or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act or any substantially equivalent foreign expulsion, suspension, or disqualification.

          (f) Ameritrade and its Subsidiaries have at all times since December 31, 2001 or their respective dates of formation, whichever is later, rendered investment advisory services to investment advisory clients with whom such entity is or was a party to an investment advisory agreement or similar arrangement in material compliance with all applicable requirements as to portfolio composition and portfolio management including, but not limited to, the terms of such investment advisory agreements, written instructions from such investment advisory clients, prospectuses or other offering materials, board of directors or trustee directives and applicable law. Neither Ameritrade nor any of its Subsidiaries is, or is required to register as, an “investment company” within the meaning of the Investment Company Act.

          (g) Section 4.13(g) of the Ameritrade Disclosure Schedule sets forth a complete list of all securities exchanges, commodities exchanges, boards of trade, clearing organizations, trade associations and similar organizations in which Ameritrade or any of its Subsidiaries holds membership or has been granted trading privileges.

          (h) Section 4.13(h) of the Ameritrade Disclosure Schedule sets forth with respect to Ameritrade and its Subsidiaries a complete list of all (i) broker-dealer licenses or registrations and (ii) all licenses and registrations as an investment adviser under the Advisers Act or any similar state laws. Except as set forth on Section 4.13(h) of the Ameritrade Disclosure Schedule, neither Ameritrade nor any of its Subsidiaries is, or is required to be, registered as a futures commission merchant, commodities trading adviser, commodity pool operator or introducing broker under the Commodities Futures Trading Act or any similar state laws.

          SECTION 4.14. Litigation. Except as set forth in Section 4.14 of the Ameritrade Disclosure Schedule, there is no Litigation pending, or to Ameritrade’s knowledge, currently threatened against Ameritrade or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade. Neither Ameritrade nor any of its Subsidiaries is subject to any injunction, decree, settlement or other similar equitable relief or judicial judgment or decision which materially affects the conduct of their business or operations or that of any of their Affiliates (including any Person who becomes an Affiliate as a result of the transactions contemplated by this Agreement).

          SECTION 4.15. Tax Matters. Except as set forth in Section 4.15 of the Ameritrade Disclosure Schedule, (a) (i) all material Returns that are required to be filed with any Taxing Authority on or before the Closing Date with respect to any Pre-Closing Tax Period by, or with respect to, Ameritrade or any of its Subsidiaries have been, or will be, timely filed on or before the Closing Date; (ii) the Returns that have been or will be filed are true, correct and complete in all material respects; (iii) Ameritrade and its Subsidiaries have timely paid or will timely pay all Taxes shown as due and payable on such Returns; (iv) the charges, accruals or reserves reflected on the financial statements contained in the Ameritrade SEC Documents are adequate to cover all unpaid material Tax liabilities of Ameritrade and its Subsidiaries accruing through the date of such financial statements and Ameritrade and its Subsidiaries have not incurred any material Tax since the date of such financial statements other than in the ordinary course of business; and (v) there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to Ameritrade or its Subsidiaries in respect of any material Tax.

          (b) All material Taxes which Ameritrade and its Subsidiaries are (or were) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and any such Taxes have been timely paid to the appropriate Taxing Authority to the extent due and payable.

          (c) None of Ameritrade or any of its Subsidiaries (i) has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the assessment, payment or collection of material Taxes or is contesting a material Tax liability before a court, tribunal or agency, (ii) has been or will be as of the Closing Date a “United States real property holding corporation” within the meaning of Section 897 of the Code, (iii) is a party to any Tax sharing, allocation, indemnification or similar agreement, nor owes any amount under any such agreement, (iv) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code, or (v) has engaged in a transaction that is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011- 4(b)(1) or that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulations Section 1.6011-4(b)(2) which is not fully disclosed on a Return.

          SECTION 4.16. Benefit Plans. (a) Section 4.16(a) of the Ameritrade Disclosure Schedule contains a true and complete list of the material Benefit Plans that are sponsored or are being maintained or contributed to, or required to be contributed to, by Ameritrade or any of its Subsidiaries or under which Ameritrade or any of its Subsidiaries has any present or future liability (the “Ameritrade Benefit Plans”). No Ameritrade Benefit Plan is a multiemployer plan or is maintained pursuant to a collective bargaining agreement, and neither Ameritrade nor any of its Subsidiaries has any liability under any multiemployer plan that remains unsatisfied. No Ameritrade Benefit Plan is a “multiple employer plan” as defined in ERISA or the Code. No Ameritrade Benefit Plan is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA which is subject to Title IV of ERISA or Section 412 of the Code.

          (b) With respect to each material Ameritrade Benefit Plan, Ameritrade has delivered or made available to TD a current, accurate and complete copy of each material document embodying such Ameritrade Benefit Plan (or, to the extent no such written document exists, an accurate description) and, to the extent applicable, (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other written communications from Ameritrade or any of its Subsidiaries to any of their respective employees concerning the extent of the benefits provided under any Ameritrade Benefit Plan; and (iv) for the two most recent years (A) the Form 5500 and attached schedules or other annual report, return, securities registration statement or other filing, if any, required to be filed with any Governmental Authority; (B) audited financial statements; (C) actuarial valuation reports; and (D) all material correspondence to or from any Governmental Authority relating to any Ameritrade Benefit Plan and with respect to which Ameritrade has or may have any material liability.

          (c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade, and except as set forth in Section 4.16(c) of the Ameritrade Disclosure Schedule, (i) each Ameritrade Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) with respect to any Ameritrade Benefit Plan, no audits, actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, and no facts or circumstances exist which could give rise to any such audits, actions, suits or claims; (iii) neither Ameritrade nor any other party has engaged in a prohibited transaction which could subject Ameritrade or any of its Subsidiaries to any taxes, penalties or other liabilities under Code section 4975 or ERISA sections 409 or 502(i); (iv) all contributions and other payments required by and due under the terms of each Ameritrade Benefit Plan have been made; (v) each Ameritrade Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter as to its qualification and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification; (vi) no audits, proceedings or administrative actions have been taken by a Governmental Authority within the past two years with respect to any Ameritrade Benefit Plan; and (vii) neither Ameritrade nor any of its

Subsidiaries are subject to any material penalty, tax, excise tax, fine or sanction with respect to any Ameritrade Benefit Plan.

          (d) Except as set forth on Section 4.16(d) of the Ameritrade Disclosure Schedule, as of the date hereof, neither Ameritrade nor any of its ERISA Affiliates has any plan or commitment to establish any new material Ameritrade Benefit Plan, to modify any material Ameritrade Benefit Plan (except to the extent required by applicable law or to conform any such Ameritrade Benefit Plan to the requirements of any applicable law), or to adopt or enter into any material Ameritrade Benefit Plan. No Ameritrade Benefit Plan is a “funded welfare plan” within the meaning of Section 419 of the Code. Except as set forth on Section 4.16(d) of the Ameritrade Disclosure Schedule, as of the date hereof, no Ameritrade Benefit Plan provides health benefits that are not fully insured through an insurance contract.

          (e) No Ameritrade Benefit Plan provides, or reflects or represents any liability to provide, post-termination or retiree welfare benefit coverage to any Ameritrade employee, contractor or director for any reason, except as may be required by applicable law.

          (f) Ameritrade has made available to TD, a true, correct and complete list, as of the date hereof, of the position, salary and date of hire (without name) of each employee, consultant and director of Ameritrade and its Subsidiaries as well as aggregate bonus goals by employee grouping for the current fiscal year.

          (g) With respect to each Ameritrade International Benefit Plan, and the books and records thereof, (i) such plan is in material compliance with all applicable laws of each applicable jurisdiction; (ii) all material liabilities with respect to such plan are set forth on the Ameritrade financial statements or in the notes thereto in accordance with GAAP; and (iii) no such plan is or within the last two calendar years has been the subject of, or has received notice that it is the subject of, an examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program that has had, or would reasonably be expected to have, a Material Adverse Effect on Ameritrade. For purposes of this Agreement, “Ameritrade International Benefit Plan” means each material Ameritrade Benefit Plan that, within six years prior to the Closing Date, has been adopted or maintained by Ameritrade or any of its ERISA Affiliates, whether formally or informally, and with respect to which the Ameritrade or any of its Subsidiaries will or may have any liability, for the benefit of current or former employees, consultants or directors who perform services outside the United States. The present value of the accrued benefit liabilities (whether or not vested) attributable to employees and former employees of Ameritrade or any of its Subsidiaries or for which Ameritrade or any of its Subsidiaries is or may be liable under each Ameritrade International Benefit Plan required to be funded under applicable law that provides pension, retirement, early retirement, profit sharing, deferred compensation or other similar benefits but excluding welfare benefits, determined as of September 24, 2004 did not exceed, in any material respect, the current value of the assets of such Ameritrade International Benefit Plan allocable to such benefit liabilities. Section 4.16(g) of the Ameritrade Disclosure Schedule identifies each Ameritrade International Benefit Plan that is not required to be funded under applicable law and the present value of accrued benefits liabilities as of September 24, 2004 that are not accrued or reflected in the Ameritrade financial statements or offset by insurance.

          (h) Section 4.16(h) of the Ameritrade Disclosure Schedule sets forth a true, correct and complete list of all severance agreements and arrangements to which the Ameritrade or any of its Subsidiaries is a party or by which any of their assets or properties are bound.

          (i) Except as set forth in Section 4.16(i) of the Ameritrade Disclosure Schedule, no Ameritrade Benefit Plan exists which provides for an increase in benefits on or after the Closing Date or could result in the payment to any current or former employee, consultant or director of Ameritrade or any of its Subsidiaries of any money or other property or rights or accelerate or provide any other rights or benefits (including forgiveness of indebtedness) to any such current or former employee, consultant or director as a result of the transactions contemplated by this Agreement. Except as set forth in Section 4.16(i) of the Ameritrade Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any current or former employee, director or consultant of Ameritrade or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code or would be subject to excise tax under Section 4999 of the Code.

          (j) Ameritrade has properly accrued and reflected in its financial statements the liability associated with the severance arrangement entered into between Ameritrade, or any of its Subsidiaries, and the individual listed in Section 4.16(j) of the Ameritrade Disclosure Schedule.

          SECTION 4.17. Agreements with Regulators. Except as set forth in Section 4.17 of the Ameritrade Disclosure Schedule, neither Ameritrade nor any of its Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Governmental Authority which restricts materially the conduct by Ameritrade and its Subsidiaries of their businesses, or in any manner relates to their capital adequacy, credit policies or management, nor has Ameritrade or any such Subsidiary been advised by any Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, or any such board resolutions.

          SECTION 4.18.   Undisclosed Liabilities. Except (i) as set forth in Section 4.18 of the Ameritrade Disclosure Schedule and except for those liabilities or obligations that are fully reflected, accrued or reserved against on the audited consolidated balance sheet of Ameritrade included in its Form 10-K for the fiscal year ended September 24, 2004, (ii) for liabilities arising out of or in connection with this Agreement, the Transaction Agreements or any of the transactions contemplated hereby or thereby, (iii) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 24, 2004, or (iv) as disclosed in the Ameritrade SEC Documents filed by Ameritrade with the SEC following the filing of the Ameritrade Form 10-K for the fiscal year ended September 24, 2004 and prior to the date of this Agreement, neither Ameritrade nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities or obligations, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade.

          SECTION 4.19. Environmental Liability. Except as set forth in Section 4.19 of the Ameritrade Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Ameritrade or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protections, human health or safety, or under Environmental Laws, pending or, to the knowledge of Ameritrade, threatened, against Ameritrade or any of its Subsidiaries, which liability or obligation would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade. To the knowledge of Ameritrade, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade. Except as set forth in Section 4.19 of the Ameritrade Disclosure Schedule, to the knowledge of Ameritrade, during or prior to the period of (i) the ownership by Ameritrade or any of its Subsidiaries of any of their respective current properties, (ii) the participation by Ameritrade or any of its Subsidiaries in the management of any property, or (iii) the holding by Ameritrade or any of its Subsidiaries of a security interest or other interest in any property, there were no releases or threatened release of Hazardous Materials in, on, under or affecting any such property which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade. Neither Ameritrade nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade. Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 4.19 shall be deemed the only representations and warranties of Ameritrade in this Agreement with respect to matters relating to Environmental Laws or to Hazardous Materials.

          SECTION 4.20. Transactions with Affiliates. Except (i) as set forth in Section 4.20 of the Ameritrade Disclosure Schedule, (ii) as disclosed in the Ameritrade SEC Documents filed prior to the date hereof, (iii) the Stockholders Agreement, the Registration Rights Agreement and the Voting Agreement, (iv) for brokerage accounts and margin loans extended in the ordinary course of business consistent with past practice and (v) any arrangement, contract, agreement or transaction which involves per annum payments by Ameritrade and its Subsidiaries of less than $60,000, there are no contracts or other agreements between Ameritrade or any of its Subsidiaries, on the one hand, and any of its Affiliates or any officer, director or employee of any such Affiliate, on the other hand.

          SECTION 4.21. No Broker or Finders. Except for those Persons identified in Section 4.21 of the Ameritrade Disclosure Schedule, whose fees and expenses will be paid by Ameritrade, neither Ameritrade nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.

          SECTION 4.22. Vote Required. No vote or approval of the holders of any securities of Ameritrade is required with respect to the approval of this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby, except for (i) approval of the Ameritrade Restated Charter by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and (ii) the approval of the Ameritrade Stock Issuance by the affirmative vote of the holders of a majority of the shares of Common Stock having voting power present in person or represented by proxy and voting at a meeting at which the holders of a majority of the shares of Common Stock are present in person or represented by proxy (the “Ameritrade Required Votes”).

          SECTION 4.23. Insurance. Ameritrade and its Subsidiaries maintain insurance policies that are customary in scope and amount of coverage. All of such insurance policies are in full force and effect, and neither Ameritrade nor any of its Subsidiaries is in default in any material respect with respect to their obligations under any of such insurance policies. All premiums or payments payable under all such insurance policies for periods prior to and ending on the date hereof have been duly paid or accrued on the financial statements of Ameritrade included in the Ameritrade SEC Documents.

          SECTION 4.24. Accounting Controls. (a) Ameritrade and its Subsidiaries have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all transactions, receipts and expenditures are executed only in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences, except with respect to (i) through (iv) for such failures as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade. Ameritrade (A) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Ameritrade and its consolidated Subsidiaries is made known to the management of Ameritrade by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Ameritrade SEC Documents, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to Ameritrade’s auditors and the audit committee of Ameritrade’s Board of Directors (1) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect Ameritrade’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Ameritrade’s internal controls over financial reporting. Ameritrade has made available to TD a summary of any such disclosure described in clauses (1) and (2) of the preceding sentence made by management to Ameritrade’s auditors and audit committee since September 27, 2002. Ameritrade has initiated its process of compliance with Section 404 of the Sarbanes-Oxley Act and, as of the date hereof, Ameritrade expects to be in full compliance therewith by the SEC mandated compliance date. Each Subsidiary of Ameritrade that is registered as a broker-dealer has adopted record keeping systems that comply in all material respects with the requirements of applicable law (including, in the case of U.S. broker-dealer entities, Section 17 of the Exchange Act and the rules and regulations thereunder) and the rules of all self-regulatory organizations having jurisdiction over such Ameritrade Subsidiary, and maintains its records in substantial compliance therewith.

          (b) Except as set forth in Section 4.24(b) of the Ameritrade Disclosure Schedule, since September 27, 2002 and except as disclosed in the Ameritrade SEC Documents filed by Ameritrade with the SEC prior to the date of this Agreement, (x) neither Ameritrade nor any of its Subsidiaries nor, to the knowledge of Ameritrade, any director, officer, employee, auditor, accountant or representative of Ameritrade or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Ameritrade or any of its Subsidiaries, which if true would have a material impact on the financial statements of Ameritrade contained in any of the Ameritrade SEC Documents, and (y) no attorney representing Ameritrade or any of its Subsidiaries, whether or not employed by Ameritrade or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Ameritrade or any of its officers, directors, employees or agents to the Board of Directors of Ameritrade or any committee thereof or to any director or officer of Ameritrade pursuant to Section 307 of the Sarbanes-Oxley Act.

          SECTION 4.25. Interest Rate Risk Management Instruments. Neither Ameritrade nor any of its Subsidiaries is a party to any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Ameritrade or any of its Subsidiaries or for the account of a customer of Ameritrade or any of its Subsidiaries.

          SECTION 4.26.  Labor and Employment Matters. There are no collective bargaining or other labor union agreements to which Ameritrade or any of its Subsidiaries is a party or by which any of them is bound. To the knowledge of Ameritrade, since June 1, 2002, neither Ameritrade nor any of its Subsidiaries has encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, other than any such events that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade. Except with respect to instances that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade, Ameritrade and each of its Subsidiaries (a) is, and since June 1, 2002, has been in, compliance with all applicable laws relating to employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, and (b) is not, and since June 1, 2002, has not, engaged in any unfair labor practice. During the two years preceding the date of this Agreement, except as set forth in Section 4.26 of the Ameritrade Disclosure Schedule, Ameritrade has not received written notice of any unfair labor practice charge against Ameritrade or any of its Subsidiaries which charge remains pending.

ARTICLE V

COVENANTS

          SECTION 5.1.   Conduct of Business of Waterhouse Prior to the Closing. During the period from the date of this Agreement and continuing until the Closing (except as expressly contemplated by the Reorganization or as contemplated or permitted by this Agreement or as set forth in Section 5.1 of the TD Disclosure Schedule or to the extent that Ameritrade shall otherwise consent in writing, such consent not to be unreasonably withheld, conditioned or delayed), TD agrees that it will cause Waterhouse and each Business Subsidiary to (i) carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay its debts and Taxes when due and pay or perform other material obligations when due and (iii) use all reasonable efforts to preserve intact the present business organizations of Waterhouse and the Business Subsidiaries, maintain the rights and franchises of, and preserve the relationships with customers, suppliers and others having business dealings with, Waterhouse and the Business Subsidiaries to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Closing. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing, except as expressly contemplated or permitted by this Agreement or as set forth in Section 5.1 of the TD Disclosure Schedule, (x) without the prior written consent of Ameritrade, (A) TD shall not permit Waterhouse or any of the Business Subsidiaries to sell any of its seats on the New York Stock Exchange if such sale would result in Waterhouse and the Business Subsidiaries, collectively, not owning any seats on the New York Stock Exchange, and (B) if at any time Waterhouse and the Business Subsidiaries, collectively, own only one seat on the New York Stock Exchange, TD shall not permit Waterhouse or any of the Business Subsidiaries to lease such seat and (y) TD shall not permit or any Business Subsidiary to, without the prior written consent of Ameritrade, such consent not to be unreasonably withheld, conditioned or delayed:

          (a) except as contemplated by the Reorganization, (i) set any record or payment dates for the payment of any dividends or distributions on its capital stock, or declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for (A) dividends by a wholly-owned Subsidiary of Waterhouse to Waterhouse; provided that such dividends do not result in a violation of Section 1.3(f)(i) hereof, and (B) dividends paid to TD by Waterhouse to the extent it reasonably estimates that Waterhouse’s Closing Date Net Tangible Book Value will exceed its Targeted Closing Date Net Tangible Book Value (provided that no such dividend shall affect TD’s obligations under Section 1.3), (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock or the capital stock of any Business Subsidiary or any securities convertible into or exchangeable or exercisable for any shares of such capital stock;

          (b) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock, Voting Debt or any securities convertible into or exchangeable or exercisable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) as contemplated by the Reorganization, or (ii) issuances by a wholly-owned Subsidiary of Waterhouse of its capital stock to Waterhouse;

          (c) except as contemplated by the Reorganization, amend or propose to amend its certificate of incorporation or its bylaws or other organizational documents, or enter into a plan of consolidation, merger, share exchange or reorganization with any Person (other than consolidations, mergers or reorganizations solely among wholly-owned Subsidiaries (other than with respect to a Business Subsidiary) of Waterhouse), or a letter of intent or agreement in principle with respect thereto, or adopt a plan of complete or partial liquidation;

          (d) (i) enter into any new line of business, (ii) change any of its brokerage policies or practices in any respect which is material to Waterhouse, except as required by law or by policies imposed by a Governmental Authority, or (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and related obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice;

          (e) except as contemplated by the Reorganization, make any acquisition of or investment in any other Person, by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital; or make any purchases or other acquisitions of any debt securities, property or assets (including any investments or commitments to invest in real estate or any real estate development project) in or from any other individual, corporation, joint venture or other entity other than a wholly-owned Subsidiary (other than a Business Subsidiary) of Waterhouse, except for (i) acquisitions of securities for the account of or for sale to customers in the ordinary course of business or (ii) foreclosures of securities pledged by customers in the ordinary course of business and other similar acquisitions in connection with securing or collecting debts previously contracted in the ordinary course of business;

          (f) sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Waterhouse), which are material, individually or in the aggregate, to Waterhouse, other than (i) internal reorganizations or consolidations involving existing Subsidiaries (other than a Business Subsidiary) of Waterhouse, (ii) as contemplated by the Reorganization, (iii) other activities in the ordinary course of business consistent with past practice or (iv) in connection with indebtedness permitted under Section 5.1(g);

          (g) incur any long-term indebtedness for borrowed money or guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Waterhouse or any of the Business Subsidiaries or guarantee any long-term debt securities of others other than (i) in connection with the payment of dividends permitted by paragraph (a)(i) above, (ii) borrowings of any Business Subsidiary to Waterhouse or another Business Subsidiary, (iii) indebtedness in the ordinary course of business consistent with past practice, or (iv) renewals, replacements or extensions of existing indebtedness;

          (h) intentionally take any action that would, or would reasonably be expected to, result in any of the conditions to the Closing set forth in Article VI not being satisfied;

          (i) make any changes in its accounting methods, practices or policies, except as required under law, rule, regulation or GAAP or Canadian GAAP, in each case as concurred in by TD’s independent auditors;

          (j) (i) enter into, adopt, amend (except for technical amendments and such amendments as may be required by law) or terminate any Waterhouse Benefit Plan or any other Benefit Plan or any agreement, arrangement, plan or policy between Waterhouse or any of the Business Subsidiaries and one or more of its current or former directors or officers or any of their respective immediate family members, affiliates or associates (as such terms are defined under the Exchange Act), (ii) except for normal increases in the ordinary course of business consistent with past practice, increase in any material manner the compensation or fringe benefits of any director, officer or employee of Waterhouse or any of the Business Subsidiaries or pay or grant any benefit not required by any plan and arrangement as in effect as of the date hereof (including severance or termination pay), (iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director or officer of Waterhouse or any of the Business Subsidiaries of compensation or benefits contingent upon the occurrence of any of the transactions contemplated by this Agreement, (iv) loan or advance any money or other property to any present or former director or officer of Waterhouse or the Business Subsidiaries other than pursuant to any plan or arrangement as in effect as of the date hereof, or (v) grant any equity-based compensation;

          (k) except as contemplated by the Reorganization, enter into any contract that would be required to be disclosed in Section 3.8(a) of the TD Disclosure Schedule if it were in effect on the date hereof, or renew or terminate any contract listed in Section 3.8(a) of the TD Disclosure Schedule, other than (i) renewals of contracts or leases for a term of one year or less without material changes to the terms thereof and (ii) contracts entered into or amended in connection with indebtedness permitted under Section 5.1(g), provided that TD shall consult with Ameritrade prior to any such renewal of the contracts set forth in Section 5.1(k) of the TD Disclosure Schedule;

          (l) except in connection with the Reorganization, engage or participate in any material transaction or incur or sustain any material obligation not in the ordinary course of business consistent with past practice;

          (m) except as contemplated by the Reorganization, pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any litigation, in each case, (i) relating to this Agreement or the transactions contemplated hereby or (ii) that is otherwise material to Waterhouse and the Business Subsidiaries, other than, in the case of matters covered by clause (ii), the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Waterhouse Financial Statements (or the notes thereto, where applicable), or incurred since April 30, 2005 in the ordinary course of business consistent with past practice;

          (n) make any material changes to its method of Tax accounting (unless required by applicable law), file any material amended Return (other than amended Returns that are to be filed in order to claim deductions for research and development costs for prior years) or settle or compromise any material Tax liability;

          (o) open any new branches, offices or facilities or relocate or close any existing offices or facilities, or file any application with any Governmental Authority to do any of the foregoing, except for openings, closings and relocations in progress on the date of this Agreement or planned on the date hereof and disclosed in Section 5.1 of the TD Disclosure Schedule; or change in any material respect the pricing or terms of its customer services (except in response to changes in competitive conditions or prevailing market practices);

          (p) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.1; or

          (q) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property, other than in the ordinary course of business consistent with past practice and other than in connection with any branch, office or facility opening listed in Section 5.1 of the TD Disclosure Schedule or materially alter, amend, modify, violate or terminate any of the terms of any of the Waterhouse Leases.

          None of the foregoing provisions of this Section 5.1 shall prohibit any action by Waterhouse or any of the Business Subsidiaries if and to the extent that such action (i) is reasonably necessary to facilitate an action to be taken by or with respect to an Excluded Subsidiary in connection with the Reorganization and (ii) will not result in any liability or obligation on the part of Waterhouse or any Business Subsidiary following the Closing, other than any such liability or obligation that is reflected, accrued or reserved for on the Final Statement of Waterhouse.

          SECTION 5.2.   Conduct of Business of Ameritrade Prior to the Closing. During the period from the date of this Agreement and continuing until the Closing, Ameritrade agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as set forth in Section 5.2 of the Ameritrade Disclosure Schedule or to the extent that TD shall otherwise consent in writing, such consent not to be unreasonably withheld, conditioned or delayed), Ameritrade will and will cause each of its Subsidiaries to (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay its debts and Taxes when due, pay or perform other material obligations when due and (iii) use all reasonable efforts to preserve intact its present business organizations, maintain its rights and franchises and preserve its relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Closing. Without limiting the generality of the foregoing, except as expressly contemplated or permitted by this Agreement or as set forth in Section 5.2 of the Ameritrade Disclosure Schedule, during the period from the date of this Agreement to the Closing, Ameritrade shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of TD, such consent not to be unreasonably withheld, conditioned or delayed:

          (a) (i) set any record or payment dates for the payment of any dividends or distributions on its capital stock, or declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for (A) the setting of any record date with respect to, and the declaration and payment of, a one-time special dividend in respect of the Common Stock, in an amount not to exceed the product of $6.00 and the aggregate number of shares of Common Stock actually outstanding on the record date of such dividend (the “Special Dividend”) and (B) dividends by a wholly-owned Subsidiary of Ameritrade (other than Ameritrade Canada or any of its Subsidiaries) to Ameritrade, (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire (except for the account of its customers in the ordinary course of its brokerage business), any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, other than pursuant to the exercise of Ameritrade’s repurchase rights or forfeitures, in each case with respect to unvested shares held by individuals terminating employment or service with Ameritrade of any of its Subsidiaries;

          (b) (i) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock, Voting Debt or any securities convertible into or exchangeable or exercisable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing (including any stockholders’ rights agreement or similar plan), other than (A) the issuance of Ameritrade Common Stock pursuant to the exercise of stock options outstanding as of the date hereof and disclosed in Section 4.2(b) of the Ameritrade Disclosure Schedule, (B) issuances by a wholly-owned Subsidiary of Ameritrade of its capital stock to Ameritrade, and (C) the grant to employees, consultants and directors of Ameritrade, in the ordinary course of business and consistent with past practice, of options to acquire shares of Ameritrade Common Stock not to exceed options to purchase 750,000 shares of Ameritrade Common Stock in the aggregate, or (ii) use its discretion to accelerate the vesting of any stock options outstanding as of the date hereof and disclosed in Section 4.2(b) of the Ameritrade Disclosure Schedule or any other rights, warrants, or other grant of equity under any Ameritrade Benefit Plan;

          (c) amend or propose to amend its certificate of incorporation or its bylaws except for the amendments contemplated by the Ameritrade Restated Charter and the Ameritrade Restated Bylaws, or enter into a plan of consolidation, merger, share exchange, reorganization or complete or partial liquidation with any Person (other than consolidations, mergers or reorganizations solely among wholly-owned Subsidiaries of Ameritrade), or a letter of intent or agreement in principle with respect thereto;

          (d) (i) enter into any new line of business, (ii) change any of its brokerage policies or practices in any respect which is material to Ameritrade, except as required by law or by policies imposed by a Governmental Authority, or (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and related obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice;

          (e) make any acquisition of or investment in any other Person, by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital; or make any purchases or other acquisitions of any debt securities, property or assets (including any investments or commitments to invest in real estate or any real estate development project) in or from any other individual, corporation, joint venture or other entity other than a wholly-owned Subsidiary of Ameritrade, except for (i) acquisitions of securities for the account of or for sale to customers in the ordinary course of business or (ii) foreclosures of securities pledged by customers in the ordinary course of business and other similar acquisitions in connection with securing or collecting debts previously contracted in the ordinary course of business.

          (f) sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries), which are material, individually or in the aggregate, to Ameritrade other than (i) internal reorganizations, liquidations or consolidations involving existing Subsidiaries of Ameritrade, (ii) other activities in the ordinary course of business consistent with past practice and (iii) in connection with indebtedness permitted under Section 5.2(g);

          (g) incur any long-term indebtedness for borrowed money or guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Ameritrade or any of its Subsidiaries or guarantee any long-term debt securities of others other than (i) indebtedness of any Subsidiary of Ameritrade to Ameritrade or another Subsidiary of Ameritrade, (ii) borrowings in the ordinary course of business consistent with past practice, (iii) renewals, replacements or extensions of existing indebtedness and (iv) Special Dividend Indebtedness;

          (h) intentionally take any action that would, or would reasonably be expected to, result in any of the conditions to the Closing set forth in Article VI not being satisfied;

          (i) make any changes in its accounting methods, practices or policies, except as required under law, rule, regulation or GAAP, in each case as concurred in by Ameritrade’s independent auditors;

          (j) (i) enter into, adopt, amend (except for technical amendments and such amendments as may be required by law) or terminate any Ameritrade Benefit Plan or any other Benefit Plan or any agreement, arrangement, plan or policy between Ameritrade or any of its Subsidiaries and one or more of its current or former directors or officers or any of their respective immediate family members, affiliates or associates (as such terms are defined under the Exchange Act), (ii) except for normal increases in the ordinary course of business consistent with past practice, increase in any material manner the compensation or fringe benefits of any director, officer or employee of Ameritrade or any of its Subsidiaries or pay or grant any benefit not required by any plan and arrangement as in effect as of the date hereof (including severance or termination pay), (iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director or officer of Ameritrade or any of its Subsidiaries of compensation or benefits contingent, upon the occurrence of any of the transactions contemplated by this Agreement, (iv) loan or advance any money or other property to any present or former director or officer of Ameritrade or its Subsidiaries other than pursuant to any plan or arrangement as in effect as of the date hereof, or (v) except as permitted by paragraph (b) above, grant any equity-based compensation;

          (k) enter into any contract that would be required to be disclosed in Section 4.9(a) of the Ameritrade Disclosure Schedule if it were in effect on the date hereof or filed as an exhibit to the Ameritrade SEC Documents pursuant to Item 601(b)(10) of Regulation S-K, or renew or terminate any such contract, other than (i) renewals of contracts or leases for a term of one year or less without material changes to the terms thereof and (ii) contracts entered into or amended in connection with indebtedness permitted under Section 5.2(g);

          (l) engage or participate in any material transaction or incur or sustain any material obligation not in the ordinary course of business consistent with past practice;

          (m) pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any litigation, in each case, (i) relating to this Agreement or the transactions contemplated hereby or (ii) that is otherwise material to Ameritrade and its Subsidiaries, other than, in the case of matters covered by clause (ii), the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Ameritrade SEC Documents filed prior to the date hereof, or incurred since September 24, 2004 in the ordinary course of business consistent with past practice;

          (n) make any material changes to its method of Tax accounting (unless required by applicable law), file any material amended Return or settle or compromise any material Tax liability;

          (o) open any new branches, offices or facilities or relocate or close any existing offices or facilities, or file any application with any Governmental Authority to do any of the foregoing, except for openings, closings and relocations in progress on the date of this Agreement or planned on the date hereof and disclosed in Section 5.2 of the Ameritrade Disclosure Schedule; or change in any material respect the pricing or terms of its customer services (except in response to changes in competitive conditions or prevailing market practices);

          (p) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2; or

          (q) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property, other than in the ordinary course of business consistent with past practice and other than in the ordinary course of business consistent with past practice or materially alter, amend, modify, violate or terminate any of the terms of any of the Ameritrade Leases.

          SECTION 5.3.   Ameritrade Stockholders’ Meeting. (a) Ameritrade shall duly take all lawful action to call and give notice of, and shall use all reasonable efforts to convene and hold, a meeting of its stockholders as promptly as practicable after the date of this Agreement for the purpose of obtaining the Ameritrade Required Votes and any Additional Votes, and, subject to Section 5.3(c), shall use all reasonable efforts to solicit the approval of the Ameritrade Stock Issuance, the Ameritrade Restated Charter and any Additional Proposals by such stockholders. Ameritrade shall not fix, announce or change the record date for such meeting of its stockholders without TD’s prior written consent, which shall not be unreasonably withheld. The Board of Directors of Ameritrade shall recommend approval by such stockholders of the Ameritrade Stock Issuance, the Ameritrade Restated Charter and any Additional Proposals (the “Ameritrade Recommendation”), shall cause the Ameritrade Recommendation to be included in the Proxy Statement, and shall not (nor shall any committee thereof) publicly withdraw, modify or qualify in any manner adverse to TD such recommendation (any such withdrawal, modification or qualification, a “Change in Ameritrade Recommendation”), except as and to the extent expressly permitted by Section 5.3(c). Notwithstanding any Change in Ameritrade Recommendation, unless this Agreement is terminated pursuant to Article VII, the Ameritrade Stock Issuance, the Ameritrade Restated Charter and any Additional Proposals shall be submitted to the stockholders of Ameritrade at the Ameritrade Stockholders’ Meeting for the purpose of approving the Ameritrade Stock Issuance, the Ameritrade Restated Charter and any Additional Proposals, and nothing contained in this Agreement shall be deemed to relieve Ameritrade of such obligation, unless this Agreement is terminated pursuant to Article VII. Notwithstanding anything to the contrary contained in this Agreement, Ameritrade may adjourn or postpone the Ameritrade Stockholders’ Meeting to the extent necessary to ensure that any supplement or amendment to the SEC Proxy Statement required by law is provided to its stockholders in advance of a vote on the Ameritrade Stock Issuance, the Ameritrade Restated Charter and any Additional Proposals or if as of the time for which the Ameritrade Stockholders’ Meeting is originally scheduled there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Ameritrade Stockholders’ Meeting or there are insufficient affirmative votes to obtain the Ameritrade Required Votes and any Additional Votes. In addition to the foregoing, Ameritrade shall not submit to the vote of its stockholders any Acquisition Proposal other than the transactions contemplated by this Agreement unless this Agreement is terminated pursuant to Article VII.

          (b) In addition to the proposals to approve the Ameritrade Stock Issuance and the Ameritrade Restated Charter, Ameritrade shall submit to its stockholders for a vote at the Ameritrade Stockholders’ Meeting, shall include in the SEC Proxy Statement and, subject to Section 5.3(c), shall use all reasonable efforts in compliance with applicable law to solicit the approval of its stockholders of, such other matters related to this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby as TD may reasonably request, consistent with this Agreement and the Transaction Agreements and subject to the consent of Ameritrade, which shall not be unreasonably withheld, conditioned or delayed (collectively, the “Additional Proposals”). Unless otherwise required by law or the bylaws of Ameritrade or mutually agreed by TD and Ameritrade, the vote required to approve any Additional Proposals shall be the affirmative vote of the holders of a majority of the shares of Common Stock having voting power present in person or represented by proxy and voting at a meeting at which the holders of a majority of the shares of Common Stock are present (in person or represented by proxy) (collectively, the “Additional Votes”).

          (c) Notwithstanding the foregoing, prior to obtaining the Ameritrade Required Votes and any Additional Votes, Ameritrade and its Board of Directors may effect a Change in Ameritrade Recommendation if and only to the extent that:

     (i) Ameritrade has not materially breached its obligations under the second sentence of Section 5.4(c);

     (ii) Ameritrade’s Board of Directors, after consultation with its outside counsel and acting upon the recommendation of the Special Committee, determines in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable law; and

     (iii) Ameritrade (A) has received, on or after the date of this Agreement, a bona fide written Acquisition Proposal, not solicited in material violation of Section 5.4(a), from a third party which Ameritrade’s Board of Directors (acting upon the recommendation of the Special Committee) concludes in good faith constitutes a Superior Proposal (as defined below) after giving effect to all of the adjustments which may be offered by TD pursuant to clause (C) below, (B) has notified TD, at least five Business Days in advance, of its intention to effect a Change in Ameritrade Recommendation, specifying the material terms and conditions of any such Superior Proposal and furnishing to TD a copy of the relevant proposed transaction agreements, if such exist, with the Person making such Superior Proposal and all other material documents relating to such Superior Proposal and (C) during the period of not less than five Business Days following Ameritrade’s delivery of the notice referred to in clause (B) above and prior to effecting such a Change in Ameritrade Recommendation, has negotiated, and has used all reasonable efforts to cause its financial and legal advisors to negotiate, with TD in good faith (to the extent that TD desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

          SECTION 5.4.   No Solicitations. (a) Ameritrade agrees that neither it nor any of its Subsidiaries shall, and that it shall use all reasonable efforts to cause its and its Subsidiaries’ directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative or agent (collectively, “Representatives”) retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Ameritrade or any of its Subsidiaries, other than any such merger, share exchange, consolidation or other business combination resulting in or involving (x) the purchase or other acquisition by, or the sale or issuance to, any Person of securities representing (or convertible into or exchangeable for securities that would represent) less than 15% of the total voting power of Ameritrade or any of its Subsidiaries or (y) the purchase or sale of assets representing less than 15% of the aggregate fair market value of the consolidated assets

(including stock of Ameritrade’s Subsidiaries) of Ameritrade and its Subsidiaries, taken as a whole or (B) any purchase or sale of assets representing 15% or more of the aggregate fair market value of the consolidated assets (including stock of Ameritrade’s Subsidiaries) of Ameritrade and its Subsidiaries, taken as a whole, or (C) any purchase or sale (by merger or otherwise) of, or tender or exchange offer for, securities of Ameritrade that, if consummated, would result in any Person beneficially owning securities representing 15% or more of the total voting power of Ameritrade or any of its “Significant Subsidiaries” (as defined in Rule 1-02 of Regulation S-X) (any such proposal, offer or transaction (other than a proposal or offer made by TD or an Affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (except as permitted by Section 5.3(c)), (iv) execute or enter into, or (except as permitted by Section 5.3(c)) approve or recommend, or publicly propose to approve or recommend, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal, (v) grant any approval pursuant to Section 203(a)(1) or Section 203(a)(3) of the DGCL or (vi) publicly propose or agree to do any of the foregoing. Ameritrade shall advise its and its Significant Subsidiaries’ directors and executive officers (as such term is defined in Rule 3b-7 under the Exchange Act, “Executive Officers”) and its and their Representatives of the restrictions contained in this Section 5.4 and shall instruct such Persons to comply herewith. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to obtaining the Ameritrade Required Votes and any Additional Votes, Ameritrade receives a bona fide Acquisition Proposal not solicited in material violation of Section 5.4(a) and its Board of Directors (acting upon the recommendation of the Special Committee) concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, Ameritrade may, and may permit its Subsidiaries and its and their Representatives to, furnish or cause to be furnished confidential information or data to the Person making such Acquisition Proposal and participate in negotiations or discussions with such Person regarding such Acquisition Proposal if and to the extent that the Ameritrade Board of Directors (acting upon the recommendation of the Special Committee) concludes in good faith, after consultation with its outside counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law; provided that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, Ameritrade shall have entered into a confidentiality agreement with such third party on confidentiality terms no less favorable to Ameritrade than the Confidentiality Agreement, dated November 7, 2004, between TD and Ameritrade (the “Confidentiality Agreement”); and provided further, that Ameritrade shall also provide to TD a copy of any such confidential information or data that it is providing to any third party pursuant to this Section 5.4 to the extent not previously provided or made available to TD.

          (b) For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal which the Ameritrade Board of Directors (acting upon the recommendation of the Special Committee) concludes in good faith, after consultation with its outside financial and legal advisors, and taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (x) is more favorable to the stockholders of Ameritrade, from a financial point of view, than the transactions contemplated by this Agreement (taking into account the Ameritrade Board of Directors’ good faith assessment of the prospective synergies and cost savings anticipated to be realized from and following the Share Purchase and the other transactions contemplated hereby) and (y) is fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on the terms proposed; provided that for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4(a), except that in the definition of “Acquisition Proposal” (i) the reference to “15%” in clauses (A)(y) and (B) shall be deemed to be a reference to “70%” (ii) the reference to “15%” in clauses (A)(x) and (C) shall be deemed to be a reference to “40%” and (iii) in order to qualify as an “Acquisition Proposal” under clauses (A)(x) or (C) a transaction must involve voting securities only of Ameritrade and not of its Subsidiaries or Significant Subsidiaries, as the case may be (other than indirectly through the acquisition of voting securities of Ameritrade) (it being understood that an Acquisition Proposal need only meet any of clauses (A), (B) or (C) of the definition thereof (as modified by the foregoing proviso) in order to be eligible to be determined to be a Superior Proposal as provided above).

          (c) (i) Ameritrade will, and will cause its Subsidiaries to, and will use all reasonable efforts to cause its and their respective directors, officers, employees, agents and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than TD with respect to any Acquisition Proposal and (ii) Ameritrade will use all reasonable efforts to enforce (and will not release any third party from its obligations under) any standstill, confidentiality or similar agreement relating to an Acquisition Proposal, including by requiring the other parties thereto to promptly return or destroy any confidential information previously furnished by Ameritrade thereunder and by using all reasonable efforts if reasonably requested by TD to seek injunctions or other equitable remedies to prevent or restrain any breaches of such agreements and to enforce specifically the terms and provisions thereof in a court of competent jurisdiction. Ameritrade will (x) promptly (but in no event more than two Business Days) following receipt of any Acquisition Proposal, or of any inquiry which Ameritrade concludes in good faith has a reasonable possibility of leading to an Acquisition Proposal, advise TD of the material terms thereof (including the identity of the Person making such Acquisition Proposal or inquiry in respect thereof), (y) keep TD apprised of any related developments, discussions and negotiations on a current basis (and in any event, within 48 hours of the occurrence of such developments, discussions or negotiations), and (z) furnish TD with a copy of any proposed transaction agreements and related documents with or from the Person making such Acquisition Proposal or inquiry in respect thereof promptly after the receipt by Ameritrade thereof. Without limiting the foregoing, Ameritrade shall provide TD with at least 48 hours prior notice (or such lesser prior notice as is provided to the Ameritrade Board of Directors) of any meeting of the Ameritrade Board of Directors at which meeting the Board of Directors is reasonably expected to consider an Acquisition Proposal.

          (d) Nothing contained in this Agreement shall prevent Ameritrade or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided, further, that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Ameritrade Recommendation unless the Ameritrade Board of Directors expressly reaffirms the Ameritrade Recommendation in such disclosure.

          (e) Ameritrade agrees that any violation of the restrictions set forth in this Section 5.4 by any director, officer, employee, agent or Representative of Ameritrade or its Subsidiaries, at the direction or with the consent of Ameritrade or its Subsidiaries, shall be deemed to be a breach of this Section 5.4 by Ameritrade. For the avoidance of doubt, it is understood and agreed that participation by Ameritrade and its duly authorized directors, officers, employees, agents or Representatives in negotiations and discussions in compliance with the provisions of paragraph (a) of this Section 5.4 with respect to an Acquisition Proposal following the receipt thereof shall not be deemed to constitute the solicitation of an Acquisition Proposal if such initial receipt was not initiated, solicited, encouraged or facilitated in violation of this Section 5.4, and notwithstanding any changes to such Acquisition Proposal that may result from such discussions or negotiations.

          SECTION 5.5.   Legal Conditions. (a) Subject to the terms and conditions of this Agreement, each of TD and Ameritrade shall, and shall cause its respective Subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the transactions contemplated by this Agreement and to consummate the transactions contemplated by this Agreement as promptly as practicable and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority and any other third party which is required to be obtained or made by TD, Ameritrade or any of their respective Subsidiaries in connection with the Share Purchase and the other transactions contemplated by this Agreement. Without limiting the generality or effect of the foregoing, Ameritrade and/or TD, as applicable, shall, as soon as practicable, make any initial filings required under the HSR Act and the Competition Act (Canada) (the “Competition Filings”). The parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Competition Filings; provided, that with respect to any such analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals, each of Ameritrade and TD need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Authority applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such information.

          (b) Each party will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Authority in connection with any filings made pursuant hereto, and (ii) any request by any officials of any Governmental Authority for amendments or supplements to, or additional information regarding, any such filings. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 5.5, each party will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Authority such amendment or supplement. In addition, Ameritrade and TD shall, to the extent permitted by law and the applicable Governmental Authority and except as otherwise provided in the last sentence of Section 5.5(a), permit the other party to review in advance any communication intended to be given by it to, and consult with the other party in advance of any meeting or conference with, a Governmental Authority or any other Person in connection with any proceeding by a private party, and to the extent permitted by such Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

          (c) Each of Ameritrade and TD shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the Competition Act (Canada), and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). Each of Ameritrade and TD shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act, apply for an Advance Ruling Certificate or no-action letter from the Commissioner of Competition (Canada), and comply with other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as practicable after the execution of this Agreement. Ameritrade and TD shall use all reasonable efforts to take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Authority with jurisdiction over the enforcement of any applicable laws regarding the transactions contemplated hereby: (i) entering into negotiations, (ii) providing information required by law or governmental regulation, and (iii) complying with any “second request” for information pursuant to the Antitrust Laws.

          (d) Notwithstanding anything to the contrary contained in this Agreement (except as expressly provided in this Section 5.5(d)), neither Ameritrade nor TD shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for a Divestiture. “Divestiture” shall mean (A) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any material assets or categories of assets of Ameritrade or Waterhouse or any of their respective Affiliates, as applicable, (B) the imposition of any material limitation or restriction on the ability of Ameritrade or Waterhouse or any of their respective Affiliates, as applicable, to freely conduct their business or own such assets, or (C) the holding separate of the shares of Waterhouse Common Stock or any limitation or regulation on the ability of Ameritrade or any of its Affiliates to exercise full rights of ownership of the shares of Waterhouse Common Stock. In the event that the Commissioner of Competition applies, threatens in writing to apply, or advises TD or Ameritrade that it proposes to apply to the Competition Tribunal (Canada) for an order (including an injunction) with respect to the transactions contemplated in this Agreement, TD and Ameritrade shall negotiate in good faith with each other, and confer with the Commissioner of Competition, to arrange for the consummation of the transactions contemplated by this Agreement subject to the holding separate of Ameritrade Canada, Inc. by the parties following the Closing (and prior to consummation of the transactions contemplated by the Ameritrade Canada Purchase Agreement). If the parties are unable to reach agreement with the Commissioner of Competition regarding such a hold separate transaction, then Ameritrade shall effect a sale or other disposition of Ameritrade Canada, Inc. prior to the Closing on commercially reasonable terms.

          (e) Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 5.5 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) so long as such party has until such date complied with its obligations under this Section 5.5.

          (f) Notwithstanding anything to the contrary contained in this Section 5.5, TD shall be under no obligation pursuant to this Section 5.5 to provide Ameritrade with any nonpublic information regarding TD or its Affiliates, other than Waterhouse and the Business Subsidiaries.

          (g) Subject to the terms and conditions of this Agreement, each of TD and Ameritrade agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate, as soon as practicable after the date of this Agreement, the transactions contemplated hereby (including the Reorganization, provided that the Reorganization need only be completed prior to or concurrent with the Closing), including using all reasonable efforts to (i) modify or amend any contracts, plans, or arrangements to which Waterhouse or any of the Business Subsidiaries are or Ameritrade or any of its Subsidiaries, as the case may be, is a party (to the extent permitted by the terms hereof) if necessary in order to satisfy the conditions to closing set forth in Article VI hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (iii) defend any Litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages in connection therewith (in which Litigation Ameritrade shall provide TD the reasonable opportunity to participate).

          SECTION 5.6.   Employee Benefit Plans.

          (a) Ameritrade and TD agree to cooperate reasonably during the period prior to the Closing Date to ensure the continuity of the workforce of Ameritrade and Waterhouse and to preserve the human resources thereof. Between the date of this Agreement and the Closing Date, TD agrees that Waterhouse shall not terminate any employee of Waterhouse and the Business Subsidiaries for any reason other than unsatisfactory job performance or misconduct. For a transition period beginning on the Closing Date and ending on the later of (i) the first anniversary of the Closing Date or (ii) 30 days following the clearing conversion of all Waterhouse client accounts following the Closing Date, as certified to TD by an Executive Officer of Ameritrade (such period, the “Transition Period”), Ameritrade shall, or shall cause its Subsidiaries to, provide each employee of Waterhouse and the Business Subsidiaries, including any such employee who, on the Closing Date, is absent from work by reason of vacation, injury, sick leave, short-term disability, long-term disability, or due to authorized leave of absence or military service (collectively, the “Affected Employees”), with (x) base salary and/or wage levels and bonus compensation at least equal to that provided to such Affected Employee immediately prior to the Closing Date, and (y) other employee benefits, including defined contribution pension benefits and equity based compensation, that are no less favorable in the aggregate than such employee benefits provided by Ameritrade to similarly situated employees of Ameritrade after the Closing Date. Nothing in this Section 5.6(a) shall obligate Ameritrade or any of its Subsidiaries to continue the employment of any Affected Employee for any period following the Closing Date.

          (b) During the Transition Period, Ameritrade shall, or shall cause its Subsidiaries to maintain a severance pay practice, program or arrangement for the benefit of each Affected Employee, including levels of severance and terms of severance, that is no less favorable than that provided by Waterhouse under such practice, program or arrangement in effect immediately prior to the Closing Date with respect to such Affected Employee, subject to Section 5.6(g) hereof. Notwithstanding the foregoing, in the event that, during the Transition Period:

               (i) Ameritrade determines that it will terminate any Affected Employee to whom TD has a written or legal obligation of repatriation to Canada, Ameritrade agrees to negotiate in good faith with TD regarding the impact of any such termination, provided, however, that (A) (1) Ameritrade shall not be obligated to pay any severance to such Affected Employee who accepts employment in Canada with TD and (2) Ameritrade shall pay one-half of the reasonable costs associated with such repatriation (intended to primarily represent relocation expenses) and (B) (1) Ameritrade shall be obligated to pay any severance to such Affected Employee who will not be employed in Canada with TD and (2) TD shall pay one hundred percent of the reasonable costs associated with such repatriation (intended to primarily represent relocation expenses); and

               (ii) Ameritrade terminates any Affected Employee during a quarterly or annual bonus period, Ameritrade agrees that, subject to Section 5.6(f), such Affected Employee shall be entitled to a pro rata bonus calculated by multiplying (A) the average of his or her bonus for the prior two quarterly or annual bonus periods (as applicable) times (B) a fraction, the numerator of which is the amount of days within the quarterly or annual bonus period, as applicable, that have elapsed prior to such Affected Employee’s date of termination, and the denominator of which is the total number of days in such bonus period.

          (c) Ameritrade shall, or shall cause its Subsidiaries to, give Affected Employees full credit for purposes of eligibility and vesting and benefit accrual (except for benefit accruals under any defined benefit pension plan) under such employee benefit plans or arrangements maintained by Ameritrade or its Subsidiaries in which such Affected Employees participate for such Affected Employees’ service with Waterhouse or its Business Subsidiaries (or its predecessors) to the same extent recognized by Waterhouse or the Business Subsidiaries immediately prior to the Closing Date. None of the provisions contained in this Section 5.6(c) shall operate to duplicate any benefit provided to any Affected Employee.

          (d) Ameritrade shall, or shall cause its Subsidiaries to, (i) waive all limitations with respect to the Affected Employees as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements under any welfare benefit plan maintained by Ameritrade after the Closing Date, to the extent such Affected Employees were not subject to such preexisting condition, exclusion and waiting period under the comparable Waterhouse Benefit Plan as of the time immediately preceding the Closing, and (ii) provide each

Affected Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Affected Employees are eligible to participate in after the Closing Date.

          (e) Ameritrade shall, or shall cause its Subsidiaries to, expressly assume or retain, all liabilities and obligations under or relating to the termination protection agreements set forth in Section 5.6(e) of the TD Disclosure Schedule and Ameritrade agrees to honor such termination protection agreements in accordance with their terms, subject to Section 5.6(g) hereof.

          (f) In respect of the quarterly and annual bonuses payable to Affected Employees for service rendered in TD’s fiscal years 2005 and 2006 (the “Waterhouse 2005 and 2006 Bonus Program”), Ameritrade shall, or shall cause its Subsidiaries to, consistent with this Section 5.6(f), continue to honor the terms and conditions of all obligations existing as of the Closing Date. Notwithstanding the foregoing, Ameritrade, or its Subsidiaries, shall only be responsible to pay its proportional share of any quarterly and annual bonuses under the Waterhouse 2005 and 2006 Bonus Program determined following the Closing Date, based on the ratio of the number of days elapsed in the quarterly or annual bonus period, as applicable, after the Closing Date, to the total number of days in such quarterly or annual bonus period, as applicable. TD shall retain responsibility to pay its proportional share of all such quarterly and annual bonuses under the Waterhouse 2005 and 2006 Bonus Program, based on the ratio of the number of days elapsed in the quarterly or annual bonus period, as applicable, prior to and including the Closing Date to the total number of days in such quarterly or annual bonus period, as applicable. Ameritrade and TD shall each pay their respective proportional share of any such bonuses according to Waterhouse’s methodology and timing, upon termination of the Affected Employee’s employment or on the regularly scheduled bonus payment date(s), as applicable. In accordance with the terms of the Waterhouse 2005 and 2006 Bonus Program, any Affected Employee who is terminated for unsatisfactory job performance or misconduct or who voluntarily resigns from employment, whether prior to, upon or following the Closing Date, shall not be eligible to receive payment of his or her quarterly and/or annual bonus, as applicable.

          (g) With respect to Affected Employees and former Waterhouse employees, TD will assume or retain all outstanding costs relating to equity under any TD or Waterhouse Benefit Plan, except for the unvested portion of restricted share unit awards as provided for in this Section 5.6(g). With respect to stock options, TD will retain and continue to expense the vested and currently unvested TD stock options and continue to administer such stock option plans at its expense. With respect to restricted share units (including performance restricted share units), TD will transfer the vested liability and offsetting hedge with respect to all such awards held by Affected Employees to Ameritrade at Closing, so that Ameritrade shall be responsible for the liability pertaining to the unvested portion of the outstanding awards to the extent provided in Section 5.6(g) of the TD Disclosure Schedule. TD will continue to administer the restricted share unit awards (including performance restricted share units) over the life of such awards at its expense. With respect to Waterhouse phantom stock options, (i) TD will assume the liability for payout in accordance with the terms of the relevant TD or Waterhouse Benefit Plan, and (ii) TD will continue to administer all such awards over the life of the awards and pay all associated costs for such administration.

          (h) As of the Closing Date, all Affected Employees shall be fully vested in their account balances in the Waterhouse 401(k) and Profit Sharing Plan (“Waterhouse 401k Plan”). In the event that the Waterhouse 401k Plan is merged into the Ameritrade 401(k) Profit Sharing Plan (“Ameritrade 401k Plan”), Affected Employees who had not yet satisfied the eligibility requirements for participation in the Waterhouse 401k Plan immediately prior to such merger shall be eligible to participate in the Ameritrade 401k Plan on the first plan entry date following the merger after they have satisfied the eligibility requirements for participation in the Ameritrade 401k Plan.

          (i) To the extent permissible under applicable law, Ameritrade shall take such actions as may be necessary to prevent the transactions contemplated under this Agreement from accelerating or increasing any amounts payable under, or otherwise providing any additional rights, any funding, or any additional benefits under, any Ameritrade Benefit Plan, and to the extent any employment agreement of an Ameritrade employee listed in Section 5.6(i) of the Ameritrade Disclosure Schedule would treat the transactions contemplated hereunder as a change of control, will use best efforts to negotiate and cause to be executed, to the fullest extent possible, individual amendments or waivers, as applicable, to such employment agreements prior to the Closing Date.

          (j) Prior to the Closing Date, Ameritrade, in consultation with TD, may enter into new or amended employment agreements with the individuals listed in Section 5.6(j) of the TD Disclosure Schedule. The new or amended employment agreements shall contain such terms and conditions which are negotiated in good faith between the applicable individual and Ameritrade (in consultation with TD) prior to the Closing Date.

          (k) TD shall not, and shall cause Waterhouse and the Business Subsidiaries not to, at any time within the ninety-day period prior to the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), or any similar state or local statute, rule or regulation, affecting in whole or in part any site of employment, facility, operating unit or employee of Waterhouse or the Business Subsidiaries, without notifying Ameritrade in advance and without complying with the notice requirements and all other provisions of WARN and any similar state or local statute, rule or regulation. Ameritrade shall not, and shall cause its Subsidiaries not to, at any time beginning on the Closing Date and for a period of ninety calendar days thereafter, effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN or any similar state or local statute, rule or regulation, with respect to the Affected Employees, without notifying TD in advance and without complying with the notice requirements and all other provisions of WARN and any similar state or local statute, rule or regulation.

          (l) Ameritrade, in consultation with TD, may establish a special integration bonus program for the benefit of Affected Employees who continue to be employed by Ameritrade or who are employed for a specified employment term by Ameritrade following the Closing Date.

          (m) Ameritrade may take such actions as it deems necessary to adjust all outstanding equity awards held by any Ameritrade employee or director in order to ensure that all such equity awards maintain their intrinsic value, as determined prior to the payment of the Special Dividend, to account for the payment, if any, of any such Special Dividend.

          (n) Except as set forth in Section 5.6(n) of the TD Disclosure Schedule, TD shall retain liabilities and obligations relating to or arising with respect to any Benefit Plan of TD.

          (o) TD shall cause Waterhouse to terminate, immediately prior to the Closing, the Discretionary Severance Pay Plan of Waterhouse and Certain Affiliated Companies. Prior to the Closing, Ameritrade shall receive from TD evidence that such plan has been terminated in accordance with its terms.

          (p) Ameritrade shall pay TD the net present value up to the amount specified in Section 5.6(p) of the TD Disclosure Schedule, with respect to the retiree welfare benefit coverage promised to those individuals listed in Section 5.6(p) of the TD Disclosure Schedule. TD shall retain all other obligations of any kind relating to or arising with respect to any Benefit Plan of TD or Waterhouse Benefit Plan which provides, or reflects or represents any liability to provide, retiree welfare benefit coverage to any Affected Employee, independent contractor or director for any reason, other than with respect to welfare benefit coverage provided in conjunction with severance during any period that severance is being paid and as required by COBRA. TD shall continue to administer all retiree welfare benefit plans at its expense.

          (q) Prior to the Closing Date, Ameritrade shall take all such actions which are necessary to adopt amendments to the Ameritrade health care Benefit Plans and TD shall take all such actions which are necessary to adopt amendments to the Waterhouse health care Benefit Plans to provide that the definition of employee eligible to receive benefits under such plans shall include any employee who has been terminated and is receiving payments under a severance arrangement sponsored either by Ameritrade or Waterhouse, as applicable.

          (r) No provision of this Section 5.6 shall create any third party beneficiary rights in any Affected Employee or in any current or former Waterhouse employee (including any beneficiary or dependent thereof) in respect to continued employment or resumed employment, and no provision of this Section 5.6 shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement.

          SECTION 5.7.   Intercompany Matters. TD shall take such action as is necessary to ensure that, except (i) as set forth in Section 5.7 of the TD Disclosure Schedule, (ii) as otherwise provided in this Agreement or as otherwise agreed by TD and Ameritrade and (iii) for the Transaction Agreements, any arrangements, contracts, agreements or transactions between TD or any of its Subsidiaries (other than Waterhouse and the Business Subsidiaries), on the one hand, including the Master Services Agreement dated June 28, 1999, as amended (the “Master Services Agreement”) may be terminated by Ameritrade upon the Closing on not more than 30 days’ notice and without the payment of any financial penalty or fee or obligation of further reimbursement.

          SECTION 5.8.   Financing and Other Actions for Special Dividend.  Promptly following the date of this Agreement, Ameritrade shall use all reasonable efforts to arrange for the Special Dividend Indebtedness pursuant to adequate and appropriate financing facilities and other debt funding sources to provide the cash necessary to pay that portion of the Special Dividend not funded by other Ameritrade available excess cash or the TD capital contribution contemplated by Section 5.23, in each case on terms reasonably acceptable to TD. Ameritrade shall use all reasonable efforts to (i) have such committed financing facilities and other debt funding sources available for drawdown by no later than the Closing Date, (ii) satisfy all conditions to such drawdown on a timely basis, and (iii) take all other corporate actions as may be necessary under applicable law to pay the Special Dividend. Prior to or effective as of the Closing Date (but with a record date prior to the Closing Date), the Board of Directors of Ameritrade shall declare the Special Dividend if sufficient funds are available therefor and such declaration and payment is permitted by applicable law.

          SECTION 5.9.   Fees and Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

          SECTION 5.10.   Notification of Certain Matters.

          (a) TD shall give prompt notice to Ameritrade of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of TD to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VI or give rise to any right of termination under Article VII unless the underlying breach shall independently constitute such a failure or give rise to such a right.

          (b) Ameritrade shall give prompt notice to TD of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Ameritrade to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VI or give rise to any right of termination under Article VII unless the underlying breach shall independently constitute such a failure or give rise to such a right.

          SECTION 5.11.   Preparation of the SEC Proxy Statement. Promptly following the date of this Agreement (and to the extent reasonably possible in the circumstances, no later than 17 days after the delivery by TD to Ameritrade of the 2004 audited financial statements of Waterhouse contemplated by Section 5.19), Ameritrade shall prepare and file with the SEC the SEC Proxy Statement. TD shall furnish all information concerning TD and Waterhouse as may be reasonably requested in connection with any such action. Ameritrade shall use all reasonable efforts to have the SEC Proxy Statement cleared by the SEC as promptly as practicable and thereafter to cause the SEC Proxy Statement to be mailed to Ameritrade’s stockholders as promptly as practicable. Each of Ameritrade and TD agree to correct any information provided by it or their Affiliates for use in the SEC Proxy Statement which shall have become false or misleading in any material respect. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the SEC Proxy Statement or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the SEC Proxy Statement or the transactions contemplated by this Agreement. Notwithstanding the foregoing, prior to filing or mailing the SEC Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Ameritrade and TD, as the case may be, (i) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by such other party and (iii) shall not file or mail such document or respond to the SEC prior to receiving such other party’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

          SECTION 5.12.   Access to Information. (a) Upon reasonable notice, TD and Ameritrade shall (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, agents and Representatives of the other, reasonable access, during normal business hours during the period prior to the Closing Date, to all the properties, books, contracts, commitments and records of Waterhouse and the Business Subsidiaries (in the case of TD) and of Ameritrade and its Subsidiaries (in the case of Ameritrade) as TD or Ameritrade, as applicable, shall reasonably request and, during such period, each of TD and Ameritrade shall (and shall cause each of their respective Subsidiaries to) make available to the other (a) a copy of each report, schedule, registration statement and other document filed, provided or received by Waterhouse, Ameritrade or their respective Subsidiaries, as the case may be, during such period pursuant to the requirements of the Federal securities laws or the rules or regulations of any industry self-regulatory organization and (b) all other information concerning the business, properties and personnel of Waterhouse, Ameritrade, as the case may be, and their respective Subsidiaries as such other party may reasonably request. As soon as reasonably practicable after they become available, each of TD and Ameritrade shall furnish to the other (i) consolidated and consolidating financial statements (including balance sheets, statements of operations and stockholders’ equity) of Ameritrade or Waterhouse, as the case may be, and their respective consolidated Subsidiaries as of and for such month then ended which, in the case of Ameritrade, shall be the fiscal period ending on the last Friday of each calendar month, except for December (which shall be December 31), (ii) internal management financial control reports showing actual financial performance against plan and previous period, (iii) any reports provided to the Board of Directors of Ameritrade, TD or Waterhouse, as the case may be, or any committee thereof relating to the financial performance and risk management of Ameritrade or its Subsidiaries or Waterhouse and the Business Subsidiaries, as the case may be, and (iv) any other internal management reports relating to the matters described in clause (i) above. Notwithstanding the foregoing, none of TD, Waterhouse, Ameritrade or any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Person in possession or control of such information or contravene any law, rule or regulation applicable to the Person in possession or control of such information or any contract or agreement to which such Person is a party on the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. The parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement. No investigation by either Ameritrade, on the one hand, or TD, on the other hand, shall affect the representations and warranties of the other parties set forth in this Agreement or any of the Transaction Agreements.

          SECTION 5.13.   Governance of Ameritrade. Subject to the receipt of the Ameritrade Required Votes, Ameritrade shall take all action necessary to (i) cause the Ameritrade Restated Charter to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware effective as of the Closing, (ii) cause the persons designated in accordance with Sections 4.2(a) and 4.7 of the Stockholders Agreement to constitute the full Board of Directors of Ameritrade as of the Closing and to be assigned to the applicable class of directors in the manner provided in the Stockholders Agreement, (iii) cause J. Joe Ricketts to be appointed as Chairman, and W. Edmund Clark to be appointed as Vice Chairman, of the Board of Directors of Ameritrade, provided that such individuals are designated as directors in accordance with clause (ii), (iv) cause Joseph H. Moglia to continue as chief executive officer of Ameritrade, and J. Peter Ricketts to be appointed President and Chief Operating Officer of Ameritrade, provided that such individuals have not previously terminated their employment with Ameritrade and (v) cause the bylaws of Ameritrade as of the Closing to be amended and restated in the form of the Ameritrade Restated Bylaws.

          SECTION 5.14.   Reorganization. (a) TD shall use all reasonable efforts to complete the Reorganization, in accordance with Section 5.14 of the TD Disclosure Schedule, prior to or concurrent with the effective time of the Closing.

          (b) Within ninety (90) days of the execution of this Agreement, TD shall prepare, and shall deliver to Ameritrade, a written report (the “Reorganization Report”) setting forth TD’s calculation, as of the effective date (or dates) of the Reorganization, of (x) the fair market value of the Excluded Subsidiaries and any other assets transferred to TD (the “Other Assets”), (y) Waterhouse’s basis in the Excluded Subsidiaries and the Other Assets (the excess of (x) over (y), the “Reorganization Gain Amount”), and (z) an estimate of the anticipated Tax liability (including withholding Taxes) attributable to the Reorganization. TD has engaged KPMG LLP to prepare a valuation of the Excluded Subsidiaries and the Other Assets (the “Valuation Report”), and the Tax calculations contained in the Reorganization Report shall be based upon, and consistent with in all respects, the information contained in the Valuation Report. Upon final delivery of the Valuation Report to TD by KPMG LLP, and provided that Ameritrade has properly executed a release letter, in form and substance acceptable to KPMG LLP, TD shall provide Ameritrade with a copy of such report. Prior to the delivery of the Reorganization Report and on an ongoing basis, TD shall provide Ameritrade with all other information regarding the Reorganization as is reasonably requested by Ameritrade. Upon receipt of the Reorganization Report, Ameritrade and its accountants shall be provided with reasonable access to the work papers of TD and its accountants and to the books and records of Waterhouse and its Subsidiaries as reasonably requested in connection with its review of the Reorganization Report. Ameritrade shall have the opportunity to review and consent to the Reorganization Report prior to completion of the Reorganization, which consent shall not be unreasonably withheld, conditioned or delayed.

          (c) Notwithstanding anything to the contrary contained in this Agreement, the provision for any Tax liability (including, without limitation, withholding and transfer Taxes)

associated with the Reorganization (the “Reorganization Tax Liability”), (i) as included in the calculation of Waterhouse’s Closing Date Net Tangible Book Value and (ii) as reflected on the Waterhouse Closing Date Balance Sheet and Waterhouse’s Final Statement, as the case may be, shall reflect the Reorganization Gain Amount, but in all other respects, the calculation of the Reorganization Tax Liability for these purposes shall be subject to the procedures set forth in Section 1.3.

          SECTION 5.15.   Completion of Ameritrade Canada Transaction. In the event the Ameritrade Canada Purchase Agreement is terminated prior to the consummation of the transactions described therein, then within one year of the Closing Date, Ameritrade shall use best efforts to dispose of Ameritrade Canada and its Subsidiaries to a Person that is not an Affiliate of Ameritrade.

          SECTION 5.16.   Tax Matters. (a) TD and Ameritrade shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents and Representatives reasonably to cooperate, in preparing and filing all Returns of Waterhouse and the Business Subsidiaries for all taxable periods ending on or before, or which include periods prior to, the Closing Date, including maintaining and making available to each other all records necessary in connection with Taxes relating to Waterhouse and the Business Subsidiaries and in resolving all disputes and audits with respect to Taxes relating to Waterhouse and the Business Subsidiaries.

          (b) Ameritrade shall prepare and file any Returns of Waterhouse and any of the Business Subsidiaries which are due after the Closing and such Returns shall (to the extent permitted by applicable law) be prepared and filed in a manner that is consistent with the prior practice of Waterhouse and any of the Business Subsidiaries, provided, however, that to the extent that any such Return includes an Excluded Subsidiary or is for a tax period (or portion thereof) ending on or before the Closing Date (the “Pre-Closing Tax Period”), TD shall prepare, subject to Ameritrade’s review and comment, and file such Return and such Return shall (to the extent permitted by applicable law) be prepared and filed in a manner that is consistent with the prior practice of Waterhouse and any of its Subsidiaries. TD shall pay when due all Waterhouse Pre-Closing Taxes with respect to Returns it files (except for any such Taxes that have been reflected or reserved for on Waterhouse’s Final Statement).

          (c) Unless reflected as an asset on Waterhouse’s Final Statement, the amount or economic benefit of any refunds, credits or offsets of Taxes of any of the Excluded Subsidiaries shall be for the account of TD and the amount or economic benefit of any refunds, credits or offsets of Taxes of Waterhouse and any of the Business Subsidiaries for any Pre-Closing Tax Period shall be for the account of TD. The amount or economic benefit of any other refunds, credits or offsets of Taxes of Waterhouse or any of the Business Subsidiaries shall be for the account of Ameritrade. Unless reflected as an asset on the Waterhouse Final Statement, the amount or economic benefit of any refunds, credits or offsets of Taxes of Waterhouse or any of the Business Subsidiaries for any period beginning before and ending after the Closing Date (a “Straddle Period”) shall be apportioned in accordance with the principles contained in Section 5.16(d) between TD and Ameritrade. Each party shall forward, and shall cause its Affiliates to forward, to the appropriate party the amount of any such refund, or the economic benefit of such credit or offset to Tax, within (10) days after such refund is received or after such credit or offset is applied against another Tax liability, as the case may be.

          (d) In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be: (i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of Taxes not described in clause (i) of this paragraph (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

          (e) If Ameritrade receives notice of an audit, claim, dispute or controversy relating to Taxes (a “Tax Notice”) which TD is required to pay pursuant to this Agreement, then Ameritrade shall notify TD in writing of such Tax Notice within twenty (20) days of receiving such notice; provided, however, that Ameritrade’s failure to provide such notice shall not release TD from any indemnification obligation hereunder unless TD’s ability to contest such Tax is materially adversely affected as a result of such failure to notify. TD shall have the right to control the conduct and resolution of any Tax contest; provided, however, that TD may decline to participate in such Tax contest. If TD controls the conduct of such Tax contest, TD regularly shall advise Ameritrade of the status of such Tax contest and shall not resolve such Tax contest without Ameritrade’s written consent, which consent shall not be unreasonably delayed, conditioned or withheld. If TD declines to control such Tax contest, then Ameritrade shall, at TD’s expense, have the right to control the conduct of such Tax contest; provided, however, that Ameritrade shall regularly advise TD of the status of such Tax contest and shall not resolve such Tax contest without TD’s written consent, which consent shall not be unreasonably delayed, conditioned or withheld. In the event of a dispute between TD and Ameritrade regarding the conduct or resolution of any Tax contest, such dispute shall be referred to a nationally recognized accounting or law firm mutually acceptable to TD and Ameritrade (the “Tax Arbitrator”). The decision of the Tax Arbitrator shall be final and binding, and its fees and costs shall be shared equally by the disputing parties. Each party shall bear its own costs for participating in such dispute resolution.

          (f) Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes (i) arising from the Reorganization or (ii) imposed by a taxing authority of Canada in connection with this Agreement and the transactions contemplated hereby (except with respect to the purchase by TD of the capital stock of Ameritrade Canada Inc., which shall be governed by the Ameritrade Canada Purchase Agreement) shall be paid by TD. All other Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid 50% by TD and 50% by Ameritrade. Notwithstanding anything to the contrary in this Section 5.16(f), TD shall not be responsible for any payment with respect to Transfer Taxes if and to the extent an amount has been reflected, accrued or reserved for on Waterhouse’s Final Statement in respect of such Transfer Taxes. TD and Ameritrade shall cooperate in timely making all filings, Returns, reports and forms as may be required to comply with the provisions of such tax laws. For purposes of this Agreement, “Transfer Taxes” shall mean transfer, documentary, sales, use, registration and other such taxes (including all applicable real estate transfer taxes).

          (g) TD shall cause the provisions of any agreement, arrangement or practice with respect to Taxes (including any Tax sharing agreements) between TD or any of its Subsidiaries which are not Business Subsidiaries, on the one hand, and Waterhouse or any of the Business Subsidiaries, on the other hand, or between Waterhouse and any of the Business Subsidiaries, to be terminated at Closing. After the Closing, no person shall have any rights or obligations under any such agreement, arrangement or practice with respect to Taxes.

          SECTION 5.17.   Sweep Account Services. Within 60 days after the date of this Agreement, TD shall submit to the NYSE and the NASD for their review the Money Market Deposit Account Agreement attached hereto as Exhibit H with respect to the Waterhouse FDIC-insured sweep product to be provided following the Closing.

          SECTION 5.18.   No Solicitations by TD. Provided that Ameritrade has not effected a Change in Ameritrade Recommendation, TD and its Affiliates will not solicit or engage in (other than with Ameritrade) any discussions regarding a possible sale of Waterhouse and the Business Subsidiaries or other type of similar transaction, business combination, recapitalization, liquidation, dissolution or similar transaction involving Waterhouse or any of the Business Subsidiaries (a “TD Acquisition Proposal”). TD will, and will cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Ameritrade with respect to any TD Acquisition Proposal. For the avoidance of doubt, nothing in this Section 5.18 shall apply to the Reorganization.

          SECTION 5.19.   Waterhouse 2004 Audited Financials. TD shall use all reasonable efforts to cause to be prepared and delivered to Ameritrade, as promptly as practicable after the date hereof and in no event later than the 60th day following the date of this Agreement, the audited consolidated balance sheet, statement of income, statement of retained earnings and statement of cash flows for Waterhouse as of October 31, 2004.

          SECTION 5.20.   Outsourcing Agreement; Website Matters. (a) TD and Ameritrade agree to commence good faith negotiations, promptly following the date of this Agreement, regarding the terms of a formal outsourcing arrangement to be entered into by TD Waterhouse Investor Services, Inc. and TD Waterhouse Bank, N.A. pursuant to which, as of the Closing Date, or commencing on such later date as the parties may mutually agree, TD Waterhouse Investor Services, Inc. shall agree to outsource, and TD Waterhouse Bank, N.A. shall agree to perform, the various banking services currently provided under the Services Agreement, dated as of April 22, 2002, between TD Waterhouse Bank, N.A. and Waterhouse (such services, the “Banking Services” and such agreement, the “Original Services Agreement”).

          (b) In the event that prior to the Closing Date, TD and Ameritrade are unable to agree to the terms of such outsourcing arrangement, (i) TD Waterhouse Bank, N.A. and Waterhouse shall continue to provide Banking Services to each other in a manner and at service levels consistent with past practice under the Original Services Agreement and shall allocate costs with respect to such Banking Services ratably, based on each party’s respective portion of expenses attributable to the ongoing provision of transaction processing services, personnel and other related support service expenses by such party, and (ii) Waterhouse, Ameritrade, TD Waterhouse Investor Services Inc. and TD Waterhouse Bank, N.A. shall continue to negotiate in good faith with the goal of entering into a formal outsourcing agreement as described in paragraph (a) above, unless such parties otherwise mutually agree or until such time as the Original Services Agreement would have otherwise terminated.

          (c) TD and Ameritrade agree to commence good faith negotiations, promptly following the date of this Agreement, regarding (i) re-direction of Internet traffic from the TD address <tdwaterhouse.com> to either the address <tdameritrade.com> or another Internet address chosen by Ameritrade and (ii) TD’s phase-out of its <tdwaterhouse.com> address, in each case to be effective as of the Closing Date or as promptly thereafter as practicable. In the event that prior to the Closing Date, TD and Ameritrade are unable to agree to the terms of such arrangement, then TD as of the Closing Date shall automatically redirect all Internet traffic from its address <tdwaterhouse.com> to either the address <tdameritrade.com> or another Internet address chosen by Ameritrade for one year, and TD shall cease all use of its <tdwaterhouse.com> address after one year.

          SECTION 5.21.   Canadian Call Centre.

          (a) During the period from the date of this Agreement and continuing until thirty (30) days after the Closing, TD shall (i) give Ameritrade and Waterhouse access to Waterhouse’s Canadian Call Centre (the “CCC”), including the business, facilities, operations and personnel thereof, as Ameritrade and Waterhouse may reasonably request, and (ii) cause the CCC to carry on its business, and provide services, support and information to Waterhouse and the Business Subsidiaries, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Without limiting the foregoing, during such 30-day period, TD shall continue to provide to Waterhouse and the Business Subsidiaries access to office space, equipment purchase and maintenance services, human resources services, banking services and telecommunications services in connection with the CCC as was provided in the ordinary course of business prior to the Closing. Except as set forth in Section 5.21(b)), TD shall be responsible for all costs and expenses associated with the CCC (including, notwithstanding anything to the contrary in Section 5.6 of the Master Services Agreement, with respect to any employees or contractors associated therewith).

          (b) In consideration for the services set forth in Section 5.21(a), Ameritrade shall pay TD the expenses attributable to provision of such services consistent with the allocation set forth in the Master Services Agreement, but pro-rated solely for the thirty (30) day period after the Closing; provided, however, that such expenses shall not exceed the average monthly expenses allocated by TD for such services during the prior six month period prior to the Closing. In addition, Ameritrade shall reimburse TD for any costs actually incurred by TD resulting from termination and/or severance pay and the applicable employer portion of any payments required for the continuation of benefit coverage during the severance period and required by applicable law in connection with TD’s termination of employees associated with the CCC (“CCC Employees”). TD shall use all reasonable efforts, consistent with the needs of TD and its Subsidiaries, to reduce Ameritrade’s severance exposure with respect to CCC Employees, such as, without limitation, offering such CCC Employees employment in other call centers operated by TD in London, Ontario, Canada or at other suitable positions at TD, if positions are available and suitable for the applicable CCC Employee and by providing as much advance notice of termination to CCC Employees as is practicable and seeking to maintain the services of such CCC Employees during such advance notice period. During the Transition Period, TD shall not without the consent of Ameritrade, with such consent not to be unreasonably withheld, conditioned or delayed, hire additional employees for the CCC, or modify or extend the employment contracts or severance obligations of CCC Employees.

          SECTION 5.22.   Ameritrade Bank. Ameritrade shall withdraw any applications for permits, licenses, authorizations, registrations, consents, certificates, order or approvals relating to the formation of Ameritrade Bank and shall not take any action to qualify Ameritrade Bank or any other Affiliate of Ameritrade as an insured depository institution (as such term is defined in 12 U.S.C. § 1813(c)(2) or any successor provision). This covenant shall terminate upon the Closing, at which point the provisions of Section 5.4(c) of the Stockholders Agreement shall take effect.

          SECTION 5.23.   Available Capital. As of the record date with respect to the Special Dividend, provided that Ameritrade has provided TD with at least 10 Business Days prior notice with respect to such declaration) TD shall cause Waterhouse to be capitalized with cash in an amount at least equal to the product of $1.00 and the aggregate number of shares of Common Stock actually outstanding as of a date that is within three Business Days of such record date, based on information provided to TD by Ameritrade and shall cause Waterhouse to maintain the amount of such contribution in cash until the Closing.

          SECTION 5.24.   Accounting Adjustment. Prior to Closing, TD shall cause the Business Subsidiaries to correct on their respective books and records the historical FAS 13 accounting with respect to rent holiday and schedule evaluation on operating leases of the Business Subsidiaries.

          SECTION 5.25.   Indemnification of Directors and Officers. From and after the Closing, TD shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, director or employee of Waterhouse or any of the Business Subsidiaries against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts of any nature whatsoever, governmental or non-governmental (including but not limited to reasonable expenses of counsel and investigation) that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation to the extent arising out of the fact that such person is or was a director, officer or employee of Waterhouse or any Business Subsidiary, pertaining to any matter existing or occurring at or prior to the Closing and whether asserted or claimed prior to, or at or after, the Closing, in each case to the full extent that Waterhouse or such Business Subsidiary would have been permitted under applicable law and its constituent documents to indemnify such person (and TD shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law, with no bond or security to be required, upon receipt of any undertaking required by Section 145(e) of the DGCL).

ARTICLE VI

CONDITIONS TO CLOSING

          SECTION 6.1.   Conditions to Each Party’s Obligations. The respective obligations of each party to consummate the Share Purchase shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. The Ameritrade Required Votes and any Additional Votes shall have been obtained.

          (b) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Authority which are necessary for the Share Purchase or the consummation of the other transactions contemplated by this Agreement, other than those the failure of which to be obtained would not materially impair the Share Purchase or the consummation of the other transactions contemplated by this Agreement or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on either Waterhouse or Ameritrade, shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect.

          (c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the Share Purchase or the consummation of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation or order shall have been enacted, entered, promulgated or enforced by any Federal, state or foreign Governmental Authority of competent jurisdiction which prohibits or makes illegal the Share Purchase or the consummation of the other transactions contemplated by this Agreement.

          (d) Completion of Reorganization. The Reorganization shall have been completed.

          (e) Special Dividend. Ameritrade shall have available to it sufficient funds, and shall be permitted under applicable law, to pay the Special Dividend, and shall have duly declared the Special Dividend.

          SECTION 6.2.   Conditions to Obligation of Ameritrade. The obligation of Ameritrade to consummate the Share Purchase is also subject to the satisfaction on or prior to the Closing Date (or waiver by Ameritrade) of the following conditions:

          (a) Representations and Warranties. The representations and warranties of TD set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in the first sentence of Section 3.9) relating to materiality or a Material Adverse Effect, and provided further, that for purposes of this condition, such representations and warranties (other than those set forth in Section 3.2, which shall be true and correct in all material respects, and the first sentence of Section 3.9, which shall be true and correct in all respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to have a Material Adverse Effect on Waterhouse. Ameritrade shall have received a certificate signed on behalf of TD by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

          (b) Performance of Obligations. TD shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Ameritrade shall have received a certificate signed on behalf of TD by its Chief Executive Officer and its Chief Financial Officer to such effect.

          (c) Transaction Agreements. Each of the Stockholders Agreement, the Trademark License Agreement, the Services Agreement, and the Money Market Deposit Account Agreement shall be in full force and effect (or will become in full force and effect as of the Closing) and the representations and warranties of TD in each such agreement shall be true and correct in all material respects and TD shall have performed in all material respects all obligations required to be performed by it thereunder, if any, at or prior to the Closing Date.

          (d) Corporate Action. Ameritrade shall have received a copy of the resolution or resolutions duly adopted by the Board of Directors (or a duly authorized committee thereof) of TD authorizing the execution, delivery and performance by TD of this Agreement, and Ameritrade shall have received a certificate signed on behalf of TD by the Secretary or an Assistant Secretary of TD certifying such resolution(s).

          SECTION 6.3.   Conditions to Obligation of TD. The obligation of TD to consummate the Share Purchase is subject to the satisfaction on or prior to the Closing Date (or waiver by TD) of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Ameritrade set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in the first sentence of Section 4.10) relating to materiality or a Material Adverse Effect, and provided further that, for purposes of this condition, such representations and warranties (other than those set forth in Section 4.2, which shall be true and correct in all material respects, and the first sentence of Section 4.10, which shall be true and correct in all respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to have a Material Adverse Effect on Ameritrade. TD shall have received a certificate signed on behalf of Ameritrade by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

          (b) Performance of Obligations. Ameritrade shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and TD shall have received a certificate signed on behalf of Ameritrade by its Chief Executive Officer and its Chief Financial Officer to such effect.

          (c) Transaction Agreements. Each of the Stockholders Agreement, the Registration Rights Agreement, the Trademark License Agreement, the Services Agreement, and the Money Market Deposit Account Agreement shall be in full force and effect (or will become in full force and effect as of the Closing), the representations and warranties of Ameritrade in each such agreement shall be true and correct in all material respects and Ameritrade shall have performed in all material respects all obligations required to be performed by it thereunder at or prior to the Closing Date.

          (d) Organizational Documents; Board of Directors. Ameritrade shall have taken all necessary actions, including the execution, acknowledgement and filing of the Ameritrade Restated Charter with the Secretary of State of the State of Delaware, so that, as of the Closing, (i) the Ameritrade Restated Bylaws and the Ameritrade Restated Charter shall be in effect as the duly adopted bylaws and certificate of incorporation of Ameritrade, and (ii) the Board of Directors of Ameritrade shall be constituted in accordance with clause (ii) of Section 5.13.

          (e) Corporate Action. TD shall have received a copy of the resolution or resolutions duly adopted by the Board of Directors of Ameritrade authorizing the execution, delivery and performance by Ameritrade of this Agreement, and TD shall have received a certificate signed on behalf of Ameritrade by the Secretary or an Assistant Secretary of Ameritrade certifying such resolution(s).

ARTICLE VII

TERMINATION; AMENDMENT; WAIVER

          SECTION 7.1.   Termination. This Agreement may be terminated at any time prior to the Closing, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the Ameritrade Stock Issuance, the Ameritrade Restated Charter and any Additional Proposals by the stockholders of Ameritrade:

          (a) by mutual consent of Ameritrade and TD in a written instrument;

          (b) by either Ameritrade or TD if (i) any Governmental Authority which must grant a Requisite Regulatory Approval has denied an approval required to consummate the transactions contemplated by this Agreement and such denial has become final and nonappealable, or (ii) any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (c) by either Ameritrade or TD if the Closing shall not have occurred on or before March 31, 2006, provided that (i) neither TD nor Ameritrade may terminate this

Agreement pursuant to this Section 7.1(c) if the failure of the Closing to occur by such date shall be due to the failure of such party to perform or observe the covenants and agreements of such party set forth herein and (ii) TD may not terminate this Agreement pursuant to this Section 7.1(c) if as of March 31, 2006 the Reorganization has not been completed but all of the conditions set forth in Section 6.1 (other than Section 6.1(d)) and Section 6.3 have been satisfied or waived on or prior to such date;

          (d) by Ameritrade (provided that it is not then in material breach of any of its representations, warranties, covenants or other agreement contained herein) in the event of a breach by TD of any of its representations, warranties or covenants contained in this Agreement, which breach (i) either is not cured within 30 days after the giving of written notice to TD specifying in reasonable detail the nature of such breach or is of a nature which cannot be cured prior to the Closing and (ii) would entitle Ameritrade to elect not to consummate the transactions contemplated hereby pursuant to Article VI;

          (e) by TD (provided that it is not then in material breach of any of its representations, warranties, covenants or other agreement contained herein) in the event of a breach by Ameritrade of any of its representations, warranties or covenants contained in this Agreement which breach (i) either is not cured within 30 days after the giving of written notice to Ameritrade specifying in reasonable detail the nature of such breach or is of a nature which cannot be cured prior to the Closing and (ii) would entitle TD to elect not to consummate the transactions contemplated hereby pursuant to Article VI;

          (f) by TD if (i) a Triggering Event shall have occurred; or (ii) Ameritrade shall have breached its obligations under Section 5.3(a) in any material respect with respect to calling and giving notice of, and using all reasonable efforts to convene and hold, the Ameritrade Stockholders Meeting, and shall not have cured such breach within five Business Days following written notice thereof from TD specifying in reasonable detail the nature of such breach; or

          (g) by either Ameritrade or TD if the Ameritrade Required Votes or any of the Additional Votes shall not have been obtained at a duly held meeting of stockholders of Ameritrade held for such purpose or at any adjournment or postponement thereof.

          For purposes of this Agreement a “Triggering Event” shall occur if (i) Ameritrade’s Board of Directors, or any committee thereof, shall for any reason have effected a Change in Ameritrade Recommendation, or shall have duly adopted a resolution to do so; (ii) Ameritrade shall have failed to include in the SEC Proxy Statement the Ameritrade Recommendation; (iii) Ameritrade’s Board of Directors shall have failed to make or reaffirm (publicly, if so requested) the Ameritrade Recommendation within five Business Days after TD requests in writing that such recommendation be made or reaffirmed (unless a third party has made an Acquisition Proposal, in which case such period for making or reaffirming the Ameritrade Recommendation shall end (x) if such Acquisition Proposal involves a tender or exchange offer, on the tenth business day (as calculated pursuant to Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) after the date on which such tender or exchange offer is first so published, sent or given within the meaning of Rule 14e-2 under the Exchange Act or (y) in the case of any other Acquisition Proposal, on the tenth Business Day after the date on which such Acquisition Proposal was publicly announced or otherwise communicated or disclosed to the Board of Directors, or any of the Executive Officers, of Ameritrade); (iv) Ameritrade’s Board of Directors or any committee thereof shall have approved or publicly recommended any Acquisition Proposal, (v) Ameritrade shall have executed any agreement or contract accepting any Acquisition Proposal; or (vi) a tender or exchange offer relating to securities of Ameritrade shall have been commenced by a Person which is not an Affiliate of TD, and Ameritrade shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten business days (as calculated pursuant to Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of Ameritrade unconditionally recommends rejection of such tender or exchange offer.

          SECTION 7.2.   Effect of Termination. (a) In the event of termination of this Agreement by either TD or Ameritrade as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, and none of Ameritrade, TD or any of their respective officers or directors shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 3.20, 4.21, 5.9, the penultimate sentence of 5.12, this Section 7.2, and Section 9.2 shall survive any such termination, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Ameritrade nor TD shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

          (b) Ameritrade shall pay TD $97,000,000.00 (the “Termination Payment”) if this Agreement is terminated as follows:

     (i) if this Agreement is terminated by TD pursuant to Section 7.1(f)(i), then Ameritrade shall pay the entire Termination Payment on the second Business Day following such termination; and

     (ii) if this Agreement is terminated (A) by either Ameritrade or TD pursuant to Section 7.1(g), or (B) by TD pursuant to Section 7.1(f)(ii) and in either such case an Acquisition Proposal with respect to Ameritrade shall have been publicly announced or otherwise communicated or disclosed to the Board of Directors or one or more of the Executive Officers of Ameritrade (or any Person shall have publicly announced or otherwise so communicated, disclosed or reiterated an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and on or prior to the date of the Ameritrade Stockholders’ Meeting then (x) Ameritrade shall reimburse TD for its documented out-of-pocket transaction expenses, not to exceed $7,500,000 (“Transaction Expenses”) on or before the second Business Day following such termination, and (y) if within 12 months after such termination Ameritrade or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition, then Ameritrade shall pay the Termination Payment, less the Transaction Expenses previously paid, on the date of such execution or consummation.

     Any Termination Payment or portion thereof that becomes payable pursuant to this Section 7.2(b) shall be paid by wire transfer of immediately available funds to an account designated by TD in writing to Ameritrade.

          (c) For the purposes of Section 7.2(b)(iii) only, the term “Acquisition,” with respect to Ameritrade, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving Ameritrade or any of its Subsidiaries in which the holders of the Common Stock immediately preceding such transaction hold less than 65% of the aggregate outstanding voting power or equity interests in (A) the surviving or resulting entity of such transaction and (B) the ultimate parent thereof (if any), (ii) a sale or other disposition by Ameritrade of assets representing in excess of 35% of the aggregate fair market value of Ameritrade’s consolidated assets (including stock of its Subsidiaries) immediately prior to such sale, or (iii) the acquisition by any Person (including by way of a tender offer or an exchange offer or issuance of securities by Ameritrade to such Person), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of Ameritrade’s securities as a result of which such Person beneficially owns, or has the right to acquire, (x) 35% or more of the total voting power or equity interests of Ameritrade (excluding any such voting power or equity interests which such Person, or any other Person forming a Group with such first Person, beneficially owned as of the date hereof) or (y) 50% or more of the total voting power or equity interests of Ameritrade (without the exclusion referred to in clause (x) above).

          (d) Ameritrade acknowledges that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement by Ameritrade, TD would not have entered into this Agreement, and that such amount does not constitute a penalty. If Ameritrade fails to pay the amount due under paragraph (b) above within the time period specified in such paragraph (b), Ameritrade shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by TD in connection with any action, including the filing of any lawsuit, taken to collect payment of such amount, together with interest on the amount of any such unpaid amount computed at the Fed Funds Rate, calculated on a daily basis from the date such amount was required to be paid until the date of actual payment.

          SECTION 7.3.   Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with this Agreement by the stockholders of Ameritrade, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Ameritrade and TD with the approval of each of their respective boards of directors.

          SECTION 7.4.   Extension; Waiver. At any time prior to the Closing, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

INDEMNIFICATION

          SECTION 8.1.   Survival. Each of the representations and warranties of the parties hereunder shall survive the Closing to and until the date which is one year from the Closing Date, at which date they shall terminate and be of no further force or effect; provided, however, that the representations and warranties of TD and Ameritrade in Sections 3.14 and 4.15, respectively, hereto shall survive until 30 days past the expiration of the applicable statute of limitations. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under this Article VIII shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if written notice of a good faith claim for indemnification in respect of such representation or warranty shall have been duly given prior to such time, in which event such representation or warranty shall survive solely with respect to such claim until the final resolution thereof. The covenants and agreements in this Agreement shall survive the Closing Date to the extent that they are by their terms to be performed after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, the obligations of a party to indemnify and hold harmless another party pursuant to Sections 8.2(a)(v) and 8.3(a)(iii) shall terminate on the 30th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof). Neither TD nor any of its Affiliates, including the Excluded Subsidiaries, shall have any right of contribution from Waterhouse or the Business Subsidiaries for any indemnification claim made pursuant to this Article VIII.

          SECTION 8.2.   Indemnification by TD.

          (a) From and after the Closing Date, subject to the other provisions of this Article VIII, TD agrees to indemnify Ameritrade, its Subsidiaries and their respective officers, directors and employees (collectively, the “Indemnified Ameritrade Entities”) and to hold each of them harmless from and defend them against, any and all actions, suits, proceedings, demands, assessments, judgments, claims, liabilities, losses (including, for the avoidance of doubt, loss of value), costs, damages, expenses, Taxes or penalties, and reasonable attorneys’ fees, expenses and disbursements in connection with any action, suit, proceeding, demand, assessment, judgment or claim against such Person (but excluding, in any case, damages not proximately caused by such breach, punitive or other exemplary damages, except to the extent that such damages have been awarded to a Third Party against an Indemnified Party) (collectively, “Damages”), suffered, paid or incurred by such Indemnified Ameritrade Entity arising out of or in connection with, resulting from or caused by (without duplication): (i) the Reorganization; (ii) the Excluded Subsidiaries (including any actions taken by, or the operations of the business of, or Taxes of, any Excluded Subsidiary); (iii) any breach of any of the representations and warranties made by TD to Ameritrade in Article III of this Agreement or in any certificate or other writing delivered by TD to Ameritrade pursuant hereto (reading such representations and warranties without regard to any qualifications or exceptions contained therein relating to materiality or Material Adverse Effect (other than the reference to Material

Adverse Effect in Section 3.9)); (iv) any breach by TD of any covenant or agreement of TD contained in this Agreement; (v) any Waterhouse Pre-Closing Taxes; and (vi) the matters set forth in Section 8.2(a) of the Ameritrade Disclosure Schedule. Notwithstanding anything to the contrary contained in this Agreement, no Damages shall be deemed to be incurred by, and no indemnification shall be payable to, any Indemnified Ameritrade Entity if and to the extent an amount has been reflected, accrued or reserved for on Waterhouse’s Final Statement in respect of the item or items that would otherwise be considered Damages.

          (b) Notwithstanding anything to the contrary contained in this Section 8.2, the Indemnified Ameritrade Entities shall be entitled to indemnification pursuant to Section 8.2(a) with respect to any claim for indemnification pursuant to Section 8.2(a)(iii):

     (i) only if the amount of Damages with respect to such claim exceeds $100,000 (any claim involving Damages equal to or less than such amount being referred to as a “De Minimis Claim”);

     (ii) only if, and then only to the extent that, the aggregate Damages to all Indemnified Ameritrade Entities (without duplication), with respect to all claims for indemnification pursuant to Section 8.2(a)(iii) (other than De Minimis Claims) plus any aggregate Damages to all Indemnified Ameritrade Entities as defined in the Ameritrade Canada Purchase Agreement (without duplication) with respect to all claims by Ameritrade Indemnified Entities claims for indemnification for breaches of representations and warranties of TD (and for TD Waterhouse Canada Inc.) contained in the Ameritrade Canada Purchase Agreement in accordance with the terms of the Ameritrade Canada Purchase Agreement (other than De Minimis Claims as defined in the Ameritrade Canada Purchase Agreement) (“Ameritrade Canadian Damages”), exceed $24,000,000 (the “Threshold”), whereupon TD shall be obligated to pay in full all amounts but only to the extent such aggregate Damages are in excess of $15,000,000; provided that the Indemnified Ameritrade Entities shall not be entitled to indemnification pursuant to Section 8.2(a)(iii) for aggregate Damages (including all Ameritrade Canadian Damages) in excess of $600,000,000; and

     (iii) only with respect to Claim Notices received on or before the date that is one year after the Closing Date (or, with respect to any such Claims relating to a breach of Section 3.14, received on or before the date that is 30 days following the expiration of the applicable statute of limitations).

          (c) Notwithstanding anything contained in Article III or any other provision of this Agreement to the contrary, Ameritrade understands and agrees that neither TD nor any Person acting on its behalf has made, and is not making, any representation or warranty whatsoever, express or implied, with respect to TD Waterhouse, the businesses and properties of Waterhouse, the transactions contemplated hereby or any other matter, other than those representations and warranties of TD expressly set forth in this Agreement.

          (d) Notwithstanding anything contained in Article III or any other provision of this Agreement to the contrary, Ameritrade shall not be entitled to indemnification pursuant to this Section 8.2 for any matter to the extent it receives indemnification pursuant to the Ameritrade Canada Purchase Agreement.

          SECTION 8.3.   Indemnification by Ameritrade.

          (a) From and after the Closing Date, subject to the other provisions of this Article VIII, Ameritrade agrees to indemnify TD, its Subsidiaries and their respective officers, directors and employees (collectively, the “Indemnified TD Entities”) and to hold each of them harmless from and against any and all Damages suffered, paid or incurred by such Indemnified TD Entity arising out of or in connection with, resulting from or caused by (without duplication): (i) any breach of any of the representations and warranties made by Ameritrade to TD in Article IV of this Agreement or in any certificate or other writing delivered by Ameritrade to TD pursuant hereto (reading such representations and warranties without regard to any qualifications or exceptions contained therein relating to materiality or Material Adverse Effect (other than the reference to Material Adverse Effect in Section 4.10)); (ii) any breach by Ameritrade of any covenant or agreement of Ameritrade contained in this Agreement; and (iii) any Ameritrade Pre-Closing Taxes. Notwithstanding anything to the contrary contained in this Agreement, no Damages shall be deemed to be incurred, and no indemnification shall be payable to, any TD Indemnified Entity if and to the extent that an amount has been reflected, accrued or reserved for on the Ameritrade Final Statement in respect of the item or items that would otherwise be considered Damages. For purposes of this Section 8.3, the amount of Damages suffered or incurred by Indemnified TD Entities shall be adjusted to equal the quotient of (x) such Damages, divided by (y) the excess of 1 over the Post Tender Ownership Percentage (expressed as a decimal).

          (b) Notwithstanding anything to the contrary contained in this Section 8.3, the Indemnified TD Entities shall be entitled to indemnification pursuant to Section 8.3(a) with respect to any claim for indemnification pursuant to Section 8.3(a)(i):

     (i) only with respect to claims which do not constitute De Minimis Claims;

     (ii) only if, and then only to the extent that, the aggregate Damages to all Indemnified TD Entities (without duplication), with respect to all claims for indemnification pursuant to Section 8.3(a)(i) (other than De Minimis Claims) plus any aggregate Damages to all Indemnified TD Entities as defined in the Ameritrade Canada Purchase Agreement (without duplication) with respect to all claims by Indemnified TD Entities for indemnification for breaches of representations and warranties of Ameritrade (and/or Datek Online Holdings Corp.) contained in the Ameritrade Canada Purchase Agreement in accordance with the terms of the Ameritrade Canada Purchase Agreement (other than De Minimis Claims as defined in the Ameritrade Canada Purchase Agreement) (“TD Canadian Damages”) , exceed the Threshold, whereupon Ameritrade shall be obligated to pay in full all such amounts but only to the extent such aggregate Damages are in excess of $15,000,000; provided that the Indemnified TD Entities shall not be entitled to indemnification pursuant to Section 8.3(a)(i) for aggregate Damages (including all TD Canadian Damages) in excess of $600,000,000; and

     (iii) only with respect to Claim Notices received on or before the date that is one year after the Closing Date (or, with respect to any such Claims relating to a breach of Section 4.15, received on or before the date that is 30 days following the expiration of the applicable statute of limitations).

          (c) Notwithstanding anything contained in Article IV or any other provision of this Agreement to the contrary, TD understands and agrees that neither Ameritrade nor any Person acting on Ameritrade’s behalf has made, and is not making, any representation or warranty whatsoever, express or implied, with respect to Ameritrade, its businesses and properties, the transactions contemplated hereby or any other matter, other than those representations and warranties of Ameritrade expressly set forth in this Agreement.

          (d) Notwithstanding anything contained in Article IV or any other provision of this Agreement to the contrary, TD shall not be entitled to indemnification pursuant to this Section 8.3 for any matter to the extent it receives indemnification pursuant to the Ameritrade Canada Purchase Agreement.

          SECTION 8.4.   Indemnification Procedures.

          (a) If an Indemnified Ameritrade Entity or an Indemnified TD Entity (each, an “Indemnified Entity”) believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article VIII (whether or not the amount of Damages relating thereto is then quantifiable), such Indemnified Entity shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the party from which indemnification is sought (the “Indemnifying Party”) (i) if the event or occurrence giving rise to such claim for indemnification is, or relates to, a claim, suit, action or proceeding brought by a Person not a party to this Agreement or affiliated with any such party (a “Third Party”), within ten Business Days following receipt of notice of such claim, suit, action or proceeding by such Indemnified Entity, or (ii) if the event or occurrence giving rise to such claim for indemnification is not, or does not relate to, a claim, suit, action or proceeding brought by a Third Party, within 30 days after the discovery by the Indemnified Entity of the circumstances giving rise to such claim for indemnity. Each Claim Notice shall describe the claim in reasonable detail, including the amount of the Damages relating thereto (if quantifiable), the event or occurrence giving rise thereto and the basis for such claim for indemnification.

          (b) If any claim or demand by an Indemnified Entity under this Article VIII relates to an action or claim filed or made against an Indemnified Entity by a Third Party, the Indemnifying Party may elect at any time to negotiate a settlement or a compromise of such action or claim or to defend such action or claim, in each case at its sole cost and expense (subject to the last sentence of this Section 8.4(b)) and with its own counsel. If, within 30 days of receipt from an Indemnified Entity of any Claim Notice with respect to a Third Party action or claim, the Indemnifying Party (i) advises such Indemnified Entity in writing that the Indemnifying Party will not elect to defend, settle or compromise such action or claim or (ii) fails to make such an election in writing, such Indemnified Entity may (subject to the Indemnifying Party’s continuing right of election in the preceding sentence), at its option, defend, settle or otherwise compromise or pay such action or claim; provided that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned. Unless and until the Indemnifying Party makes an election in accordance with this Section 8.4(b) to defend, settle or compromise such action, all of the Indemnified Entity’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Damages subject to indemnification hereunder to the extent provided herein. Each Indemnified Entity shall make available to the Indemnifying Party all information reasonably available to such Indemnified Entity relating to such action or claim. In addition, the parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such action or claim. The party in charge of the defense shall keep the other parties fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Entity shall be entitled to participate in such defense with counsel, at such Indemnified Entity’s sole cost and expense (unless there is, under applicable standards of professional conduct, a conflict between the positions of the Indemnifying Party and the Indemnified Entity that would preclude or render inadvisable joint representation of such parties, in which case the Indemnifying Party shall be liable for the fees and expenses hereunder with respect to one law firm, in addition to local counsel in each applicable jurisdiction, to represent the Indemnified Entity). In the event the Indemnifying Party assumes the defense of (or otherwise elects to negotiate or settle or compromise) any action or claim as described above, the Indemnified Entity shall reimburse the Indemnifying Party for all costs and expenses incurred by the Indemnifying Party in connection with such defense (or negotiation, settlement or compromise) to the extent that such costs and expenses do not exceed the amount of the remaining Threshold (with any such costs and expenses being counted toward the Threshold). In each case in which the Indemnifying Party has elected to assume the defense of any action or claim pursuant to this Section 8.4(b), the Indemnifying Party may not settle or compromise such action or claim without the consent of the Indemnified Entities, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that under no circumstances will an Indemnified Entity be required to consent to any settlement or compromise (i) that does not include as a term thereof the release by the plaintiff or claimant of the Indemnified Entity from all liability with respect to such claim or action, other than amounts paid by the Indemnifying Party; or (ii) that imposes on the Indemnified Entity any equitable remedies or other non-monetary relief that could affect the Indemnified Entity’s business or operations.

          (c) In the event of any conflict between this Section 8.4 and Section 5.16 with respect to claims relating to Taxes, Section 5.16 shall govern.

          SECTION 8.5.   General.

          (a) Each Indemnified Entity shall be obligated in connection with any claim for indemnification under this Article VIII to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Entity with regard to the applicable claims and to recover any amounts to which it may be entitled in respect of the applicable claims pursuant to contractual or other indemnification rights that any of the Indemnified Parties may have against Third Parties. The amount which the Indemnifying Party is or may be required to pay to any Indemnified Entity pursuant to this Article VIII shall be reduced (retroactively, if necessary) by any insurance proceeds, tax benefits actually realized or other amounts actually recovered by or on behalf of such Indemnified Entity in reduction of the related Damages. If an Indemnified Entity shall have received the payment required by this Agreement from the Indemnifying Party in respect of Damages and shall subsequently receive insurance proceeds, tax benefits or other amounts in respect of such Damages, then such Indemnified Entity shall promptly repay to the Indemnifying Party a sum equal to the amount of such insurance proceeds, tax benefits actually realized or other amounts actually received.

          (b) In addition to the requirements of Section 8.5(a), each Indemnified Entity shall be obligated in connection with any claim for indemnification under this Article VIII to use all commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.

          (c) The Indemnifying Party shall be subrogated to any right of action which the Indemnified Entity may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder.

          (d) The indemnification provided in this Article VIII shall be the exclusive post-Closing remedy available to any party hereto with respect to any breach of any representation, warranty, covenant or agreement in this Agreement, or otherwise in respect of the transactions contemplated by this Agreement, except as otherwise expressly provided in this Agreement; provided, however, that this Section 8.5(d) shall not apply or limit the remedy available to either party hereto with respect to any fraudulent act or willful breach of any representation, warranty, covenant or agreement in this Agreement by the other party hereto.

          (e) The parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Exchange Consideration, unless otherwise required by applicable law.

          (f) All indemnity payments under this Agreement shall be payable in United States dollars. If any indemnification claims are incurred in a currency other than United States dollars, then such amount denominated in such foreign currency shall be converted into an amount denominated in United States dollars using the noon buying rate for such foreign currency as certified by the New York Federal Reserve Bank on the Business Day immediately preceding the date on which such payment is paid.

          (g) All claims for indemnification made by any party under this Agreement shall be without duplication of any corresponding claim for indemnification made by such party under the Ameritrade Canada Purchase Agreement, and vice versa.

ARTICLE IX

MISCELLANEOUS

          SECTION 9.1.   Other Definitions. The following terms as used in this Agreement shall have the following meanings:

          (a) “Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

          (b) “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

          (c) “Aggregate Debits ” means, for each registered broker-dealer as of any given date, the amount calculated on the same basis as the amount set forth in Box 4470 of its most recent Focus Report.

          (d) “Ameritrade Pre-Closing Taxes” means Taxes of Ameritrade and its Subsidiaries for any Pre-Closing Tax Period.

          (e) “Ameritrade Restated Bylaws” means the amended and restated bylaws of TD Ameritrade Holding Corporation, in the form attached as Exhibit F hereto.

          (f) “Ameritrade Restated Charter” means the amended and restated certificate of incorporation of Ameritrade, in the form attached as Exhibit G hereto.

          (g) “Ameritrade Stock Issuance” means the issuance of Common Stock to TD pursuant to the Share Purchase as contemplated by this Agreement.

          (h) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York, USA or Toronto, Ontario, Canada.

          (i) “Business Subsidiaries” means the following Subsidiaries of Waterhouse: National Investor Services Corp., TD Waterhouse Investor Services, Inc. and TD Waterhouse Capital Markets, Inc.

          (j) “Canadian GAAP” means generally accepted accounting principles in Canada.

          (k) “Closing Date Net Tangible Book Value” means, with respect to Waterhouse or Ameritrade, the amount equal to (i) total stockholders equity minus (ii) the sum of (A) goodwill (net of accumulated amortization) and (B) other intangible assets (net of accumulated amortization and, in the case of Ameritrade, the balance of the related deferred tax liability associated with the Datek client list), in each case of Waterhouse and the Business Subsidiaries (on a consolidated basis) or Ameritrade and its consolidated Subsidiaries (on a consolidated basis), as applicable, as of the Closing Date.

          (l) “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

          (m) “Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement).

          (n) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC from time to time thereunder (or under any successor statute).

          (o) “Excluded Subsidiaries” means those entities set forth in Section 9.1(o) of the TD Disclosure Schedule.

          (p) “FDIC” means the Federal Deposit Insurance Corporation.

          (q) “Focus Report ” means, as to any registered broker-dealer, the Form X-17A-5 promulgated by the SEC that is completed by such entity.

          (r) “GAAP” means U.S. generally accepted accounting principles.

          (s) “Group” shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

          (t) “Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the SEC from time to time thereunder (or any successor statute).

          (u) “knowledge” means, (i) with respect to TD, the actual knowledge, after due inquiry, of the individuals set forth in Section 9.1(t) of the TD Disclosure Schedule, and (ii) with respect to Ameritrade, the actual knowledge, after due inquiry, of the individuals set forth in Section 9.1(t) of the Ameritrade Disclosure Schedule.

          (v) “Material Adverse Effect” means, with respect to any entity, a material adverse effect (a) on the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such entity and its Subsidiaries taken as a whole (or, in the case of Waterhouse, of Waterhouse and the Business Subsidiaries taken as a whole, after giving effect to the Reorganization), but does not include any such effect to the extent resulting from or attributable to (i) any change after the date of this Agreement in laws, rules or regulations or interpretations thereof by courts or governmental authorities, or in GAAP (or, in the case of Waterhouse, Canadian GAAP) or regulatory accounting principles, in any such case applicable generally to U.S. self-directed retail discount securities brokers, (ii) any changes after the date of this Agreement in general economic, monetary or securities market conditions (including changes in interest rates and market price and trading volume fluctuations), (iii) the announcement of the transactions contemplated by this Agreement, (iv) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located, or (v) any action or omission by TD,

Ameritrade or any Subsidiary of any of them taken with the prior written consent of the other parties hereto or as required by the terms hereof, or (b) on the ability of such entity (or, in the case of Waterhouse, on the ability of TD) to perform its obligations hereunder or under the Transaction Agreements, and to consummate the transactions contemplated hereby and thereby on a timely basis.

          (w) “NASD” means the National Association of Securities Dealers, Inc.

          (x) “NASDAQ” means the NASD Automated Quotation System.

          (y) “Net Capital Rule” means Rule 15c3-1 promulgated by the SEC.

          (z) “NYSE” means the New York Stock Exchange, Inc.

          (aa) “Ownership Percentage ” means TD’s Ownership Percentage (as defined in the Stockholders Agreement) giving effect only to the shares issued under this Agreement at the Closing.

          (bb) “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any Group comprised of two or more of the foregoing.

          (cc) “Post Tender Ownership Percentage” ” means TD’s Ownership Percentage (as defined in the Stockholders Agreement) giving effect only to the shares issued under this Agreement and purchased in the Tender Offer.

          (dd) “Sarbanes-Oxley Act” the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated by the SEC from time to time thereunder (or any successor statute).

          (ee) “SEC” means the U.S. Securities and Exchange Commission.

          (ff) “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC from time to time thereunder (or under any successor statute).

          (gg) “Special Committee” means the Special Committee of the Board of Directors of Ameritrade, established prior to the date hereof, consisting of Dan W. Cook III, Michael D. Fleisher and Mark L. Mitchell or such other individuals that replace such committee members as directors of Ameritrade after the date hereof and authorized to consider the transactions contemplated by this Agreement and to make recommendations to the Board of Directors of the Company with respect thereto.

          (hh) “Special Dividend Indebtedness” means indebtedness for borrowed money (other than indebtedness convertible into equity interests of Ameritrade or one of its Subsidiaries) incurred solely for the purpose of funding the payment of the Special Dividend which indebtedness does not, in the aggregate, exceed the product of $5.00 and the aggregate number of shares of Common Stock actually outstanding as of the record date of the Special Dividend.

          (ii) “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

          (jj) “Targeted Closing Date Net Tangible Book Value” means, (i) in the case of Waterhouse, an amount equal to 6% of the Aggregate Debits, as of the Closing Date, of the Business Subsidiaries plus the product of $1.00 and the aggregate number of shares of Common Stock actually outstanding as of the record date of the Special Dividend and (ii) in the case of Ameritrade, an amount equal to 6% of the Aggregate Debits, as of the Closing Date, of each of its Subsidiaries that is a registered broker-dealer.

          (kk) “Targeted Net Capital” means, as of any date, (i) as to National Investor Services Corp., an amount equal to 6% of the Aggregate Debits, (ii) as to each of Waterhouse Investor Services, Inc. and Waterhouse Capital Markets, Inc., an amount equal to 8 1/3% of its Aggregate Indebtedness (which amount is set forth in Box 3750 of its most recent Focus Report) plus $5,000,000, and (iii) in the case of any Subsidiary of Ameritrade that is a registered broker-dealer, an amount equal to 6% of the Aggregate Debits, in each case calculated in accordance with the Net Capital Rule.

          (ll) “Tax” or, collectively, “Taxes” means (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any obligations to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.

          (mm) “Taxing Authority” shall mean any domestic, foreign, federal, national, state, provincial, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

          (nn) “Transaction Agreements” means (i) the Stockholders Agreement; (ii) the Registration Rights Agreement; (iii) the Voting Agreement; (iv) the Ameritrade Canada Purchase Agreement; (v) the Trademark License Agreement; (vi) the Money Market Deposit Account Agreement; and (vii) the Services Agreement.

          (oo) “Waterhouse Common Stock” means the Class A common stock, par value $0.01 per share, of Waterhouse and any securities issued in respect thereof, or in exchange or substitution therefor, in connection with any stock split, dividend or combination, the Reorganization or any other reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization permitted by this Agreement.

          (pp) “Waterhouse Pre-Closing Taxes” means Taxes of Waterhouse and its Subsidiaries for any Pre-Closing Tax Period. For the avoidance of doubt, Waterhouse Pre-Closing Taxes shall include any Reorganization Tax Liability whenever incurred or assessed.

          (qq) “Waterhouse Severance Plan” means the Discretionary Severance Plan.

          (rr) “Waterhouse Tangible Net Worth” means, for Waterhouse on an unconsolidated basis, an amount equal to (i) its total assets minus (ii) the sum of its (A) goodwill (net of accumulated amortization), (B) other intangible assets (net of accumulated amortization) and (C) total liabilities.

          SECTION 9.2.   Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (except to the extent that mandatory provisions of federal law are applicable) without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over the Litigation lies with the courts of the United States, any court of the United States located in the State of Delaware, for any Litigation arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 9.2, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

          (b) Each of Ameritrade and TD irrevocably consents to the service of process out of any of the aforementioned courts in any such Litigation by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail.

          (c) TD and Ameritrade each expressly acknowledges that the foregoing waivers are intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided that consent by Ameritrade and TD to jurisdiction and service contained in this Section 9.2 is solely for the purpose referred to in this Section 9.2 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

          SECTION 9.3.   Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto, except that TD may assign any or all of its rights and obligations under this Agreement to one or more of its Subsidiaries (other than Waterhouse and any of the Business Subsidiaries) without the prior consent of Ameritrade, but no such assignment shall relieve TD of any of its obligations under this Agreement. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          SECTION 9.4.   Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement all references to “dollars” or “$” are to United States dollars. No provision of this Agreement shall be construed to require Ameritrade, TD or any of their respective Subsidiaries or Affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.

          SECTION 9.5.   Counterparts. This Agreement may be executed by facsimile and in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

          SECTION 9.6.   Entire Agreement. Except as otherwise expressly set forth herein, this Agreement (including the Exhibits, Schedules and Disclosure Schedules hereto) and the Transaction Agreements, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

          SECTION 9.7.   Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

          SECTION 9.8.   Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          SECTION 9.9.   Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to Ameritrade:

Ameritrade Holding Corporation
6940 Columbia Gateway Drive, Suite 200
Columbia, MD 21046
Attention: General Counsel
Fax: (443)539-2209

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation

650 Page Mill Road
Palo Alto, California 94304
Attention: Larry W. Sonsini
Fax: (650) 493-6811

If to TD:

TD Tower, 66 Wellington Street West
Toronto, Ontario M5K 1AZ
Attention: General Counsel
Fax: (416) 308-1943

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Lee Meyerson
Fax: (212) 455-2502

          SECTION 9.10.   Publicity. Ameritrade and TD shall consult with each other before issuing any press release with respect to the Share Purchase, this Agreement or the Transaction Agreements and the transactions contemplated hereby and thereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that Ameritrade or TD may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the NASDAQ, the NYSE or the Toronto Stock Exchange, as applicable. Without limiting the reach of the preceding sentence, Ameritrade and TD shall (a) cooperate to develop all public announcement materials and (b) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, (i) Ameritrade and TD shall consult with each other regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated hereby, and (ii) in the event of a Change in Ameritrade Recommendation and provided that this Agreement has not been terminated, Ameritrade shall provide TD with stockholder lists and non-objecting beneficial owner lists of Ameritrade from time to time as TD may request (it being understood that Ameritrade shall have no obligation to create any new such lists).

          [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date set forth in the first paragraph hereof.

THE TORONTO-DOMINION BANK

By:	/s/ David Livingston

Name: David Livingston
Title: Executive Vice President, Corporate Development

AMERITRADE HOLDING CORPORATION

By:	/s/ Joseph H. Moglia

Name: Joseph H. Moglia
Title: Chief Executive Officer